Exhibit 2.1

STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

by and among

Equus Total Return, Inc.,
a Delaware corporation,

ETR Merger Sub, Inc.,
a Delaware corporation,

U.S. GAS & ELECTRIC, INC.,
a Delaware corporation,

MVC CAPITAL, INC.,
a Delaware corporation, as a Seller and Sellers’ Representative

and

each other Person set forth on the signature page hereto under the heading “Sellers”

Dated as of April 24, 2017

i

ii

iii

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EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certificate of Designation
Exhibit B	Fully-Diluted Common Shares and Percentages
Exhibit C	Payment Schedule
Exhibit D	Form of Letter of Transmittal
Exhibit E	Macquarie Amendment
Exhibit F	Restated Buyer Organizational Documents
Exhibit G	Form of Exchange Agent Agreement
Exhibit H	Form of Lock-Up Agreement
Exhibit I	Form of Cancellation and Release Agreement
Exhibit J	Post-Closing Boards
Exhibit K	Buyer Stock Legends
Exhibit L	Form of SAR Cancellation Agreement
Exhibit M	Form of Stockholder Agreement
Exhibit N	Hardy Consulting Agreement Terms

SCHEDULES
Schedule 1.01(OOO)	Liens Securing Indebtedness to MVC
Schedule 2.02	Series D Liquidity Shares
Schedule 4.02	Seller Noncontravention; Absence of Restrictions and Conflicts
Schedule 4.03	Title to Interests
Schedule 4.04	Seller Litigation
Schedule 4.05	Seller Brokers, Finders and Investment Bankers
Schedule 5.01	Organization
Schedule 5.02(a)(i)	Capital Stock
Schedule 5.02(b)	Other Equity Interests
Schedule 5.03	Subsidiaries
Schedule 5.04(a)	Noncontravention; Absence of Restrictions and Conflicts
Schedule 5.04(b) & (c)	Consents
Schedule 5.05(a)	Leased Real Property
Schedule 5.05(b)	Title to Properties
Schedule 5.06	Financial Statements
Schedule 5.07	Absence of Undisclosed Liabilities
Schedule 5.09	Absence of Certain Developments
Schedule 5.10	Litigation
Schedule 5.11	Compliance with Laws
Schedule 5.11(b)	Material Permits
Schedule 5.12(a)	Contracts and Commitments
Schedule 5.12(b)	Validity of Company Contracts
Schedule 5.13	Tax Matters
Schedule 5.14	Employees
Schedule 5.15	Employee Plans and Benefit Arrangements
Schedule 5.15(g)	Employee Plans and Benefit Arrangements

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Schedule 5.16(a)	Owned Intellectual Property
Schedule 5.16(b)	Licensed Intellectual Property
Schedule 5.16(c)	Title to Intellectual Property
Schedule 5.18	Environmental Matters
Schedule 5.19(b)(i)	USG&E ESCOs
Schedule 5.19(b)(ii)	Licenses
Schedule 5.19(b)(iii)	FERC Tariffs
Schedule 5.19(d)	Regulatory Matters
Schedule 5.20	Transactions with Affiliates
Schedule 5.21	Company Transaction Bonuses
Schedule 5.23	Brokers, Finders and Investment Bankers
Schedule 5.24	Insurance
Schedule 6.03	Required Filings and Consents
Schedule 6.08	Brokers, Finders and Investment Bankers
Schedule 6.09	Buyer Equity Interests
Schedule 6.10	Latest Buyer Balance Sheet
Schedule 6.11	Buyer Absence of Undisclosed Liabilities
Schedule 6.13	Buyer Litigation
Schedule 6.14	Buyer Compliance with Laws
Schedule 6.20(b)	Buyer Capitalization; Subsidiaries
Schedule 6.20(c)	Buyer Equity Rights
Schedule 6.20(d)	Buyer Post-Closing Pro Forma Capitalization
Schedule 6.21	Buyer Compensation Agreements
Schedule 7.01(b)	Company Interim Period Actions
Schedule 7.01(c)	Buyer Interim Period Actions
Schedule 8.02(c)	Required Initial Closing Consents
Schedule 8.03(c)	Buyer Consents

VI

STOCK PURCHASE AGREEMENT AND PLAN OF MERGER

This STOCK PURCHASE AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 24, 2017 (the “Effective Date”), is made and entered into by and among Equus Total Return, Inc., a Delaware corporation (“Buyer”); ETR Merger Sub, Inc., a Delaware corporation (“Merger Sub”); U.S. Gas & Electric, Inc., a Delaware corporation (the “Company”); MVC Capital, Inc., a Delaware corporation (“MVC”), in its capacity as a Seller and as Sellers’ Representative as set forth in Article 11 (“Sellers’ Representative”); and each other Person set forth on the signature page hereto under the heading “Sellers” (collectively with MVC, the “Sellers”). In this Agreement, Buyer, Merger Sub, the Company, and the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties.”

BACKGROUND:

(A)       Buyer owns all of the issued and outstanding capital stock of Merger Sub.

(B)       Each Seller owns the shares of capital stock of the Company set forth opposite such Seller’s name on Schedule 4.03, which collectively will represent as of immediately prior to the Initial Closing, after giving effect to the redemption of the Series L Preferred Stock contemplated by Section 8.02(d), the redemption of the Series M Preferred Stock contemplated by the Macquarie Amendment (as defined below), and the conversion of certain shares of Series I Preferred Stock held by MVC into Series B Preferred Stock and the subsequent conversion of such shares into shares of Common Stock (the “MVC Conversion”), greater than ninety percent (90%) of each of (i) the Common Stock of the Company outstanding, (ii) the Preferred Stock of the Company outstanding and (iii) the Common Stock and Preferred Stock, collectively, of the Company (on an as-converted basis) (collectively, the “Seller Shares”).

(C)       The Company owns all of the issued and outstanding capital stock of Energy Services Providers, Inc., a New York corporation (“ESPI”), and USG&E Solar, Inc., a Delaware corporation (“USG&E Solar”), and all of the issued and outstanding membership interests of American Power Partners, LLC, a Delaware limited liability company (“APP”). ESPI owns all of the outstanding capital stock of Creative Marketing Resources, Inc., a Delaware corporation (“CMRI”), Massachusetts Gas & Electric, Inc., a Massachusetts corporation (“MAG&E”), Connecticut Gas & Electric, Inc., a Delaware corporation (“CTG&E”), Texas Gas & Electric, Inc., a Delaware corporation (“TXG&E”), and Kansas State Gas & Electric, Inc., a Kansas corporation (“KSG&E”). In this Agreement, CMRI, MAG&E, CTG&E, TXG&E and KSG&E are sometimes referred to individually as an “ESPI Subsidiary” and collectively as the “ESPI Subsidiaries.” The USG&E ESCOs engage in the businesses of providing natural gas to commercial and residential customers and marketing electricity to mass-market customers (such business, the “Business”) in Connecticut, the District of Columbia, Illinois, Indiana, Kentucky, Massachusetts, Maryland, Michigan, New Jersey, New York, Ohio and Pennsylvania.

(D)       The Company and Macquarie (as defined below) have entered into that certain Omnibus Amendment to the Macquarie Financing Documents (as defined below) attached hereto as Exhibit E (the “Macquarie Amendment”), pursuant to which, among other things, Macquarie has confirmed its commitment to lend at least $10 million to the Company.

(E)       The respective boards of directors of Buyer and Merger Sub, including the independent members thereof, have approved and declared advisable in accordance with Buyer’s intended shift to a retail energy marketing strategy, the acquisition by Buyer of the Seller Shares from the Sellers, issuance of the Common Stock Consideration and Preferred Stock Consideration as contemplated hereunder and subsequent merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL.

(F)       Concurrently with the execution and delivery of this Agreement, Buyer Stockholders holding that number of outstanding shares of Buyer’s Common Stock sufficient to constitute the Necessary Buyer Stockholder Approval have consented irrevocably in writing, as permitted by and pursuant to DGCL Section 228, to the adoption of this Agreement, the issuance of the Common Stock Consideration and Preferred Stock Consideration pursuant to this Agreement, the restatement of the certificate of incorporation and bylaws of Buyer as contemplated by Section 7.20; and Buyer has received the requisite approval to create Buyer’s Series A Preferred Stock pursuant to the Certificate of Designation and to consummate the transactions contemplated by this Agreement in accordance with each of the DGCL, the rules and regulations of the New York Stock Exchange (the “NYSE”) and the Organizational Documents of Buyer.

(G)       For United States federal income tax purposes, the Parties intend that the Initial Closing and the Merger, taken together as part of a single integrated plan, shall qualify as a “reorganization” under the provisions of Code Section 368(a)(1)(B) and, to extent applicable, a “reorganization” under the provisions of Code Section 368(a)(2)(E), and the Parties intend for this Agreement to constitute a “plan of reorganization” within the meaning of Code Section 368(a) and the Treasury Regulations promulgated thereunder.

(H)       The Board of Directors of Buyer and the Board of Directors of the Company have each received a fairness opinion from each of their respective financial advisors as described in Sections 6.22 and 5.26 respectively.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

Article 1

DEFINITIONS

Section 1.01         Definitions. The following capitalized terms shall have the following meanings:

(A) “Acquisition Proposal” shall mean any offer or proposal (other than the transactions contemplated by this Agreement) relating to (i) any purchase or acquisition by any Person or “group” (as defined under Section 13(d) of the 1934 Act and the rules and regulations thereunder) of more than five percent (5%) of the outstanding voting securities of a Person and its Subsidiaries on a consolidated basis or any merger,

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consolidation, business combination or similar transaction involving such Person and its Subsidiaries on a consolidated basis; or (ii) any sale, lease, exchange, transfer, license, acquisition or disposition of all or substantially all of the properties or assets of a Person and its Subsidiaries on a consolidated basis (other than in the Ordinary Course of Business).

(B) “Action” means any claim, controversy, action, cause of action, charge, suit, litigation, arbitration, investigation, complaint, audit or other legal proceeding (whether sounding in contract, tort or otherwise, whether civil or criminal and whether brought at law or in equity) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority, arbitrator or arbitration panel.

(C) “Affiliate” means with respect to any Person, (i) if such Person is an individual, a member of such Person’s immediate family as defined in Rule 16(a)-1(e) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and (ii) if such Person is a corporation, partnership, limited liability company, trust or other entity, then as defined in Rule 12b-2 promulgated under the 1934 Act.

(D) “Aggregate Purchase Consideration” means $146,991,823.

(E) “Ancillary Documents” means the Exchange Agent Agreement, the Lock-Up Agreement, Cancellation and Release Agreement and any other certificate, agreement, document or other instrument required to be executed and delivered in connection with the transactions contemplated by this Agreement. Where the term Ancillary Documents is used in the context of a given Party to this Agreement, it shall be deemed to refer only to those Ancillary Documents to which such Party is a party unless otherwise provided in the relevant provision.

(F) “Assets and Properties” means, with respect to any Person, all assets and properties of every kind, nature, characteristic and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, investments, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

(G) “Benefit Arrangement” means each employee benefit, welfare, vacation, supplemental unemployment benefit, bonus, commission, pension, retirement, profit sharing, executive compensation, change in control, employment (other than offer letters, at will arrangements, and agreements that do not provide for severance, in each case for which any USG&E Company has aggregate liability not in excess of $200,000), consulting, retention, severance, deferred compensation, incentive compensation, stock or stock-based compensation, stock purchase, stock option, stock appreciation, phantom stock, employee stock ownership, health or other medical, dental, life, disability, fringe benefit, or other insurance plan, program, contract, agreement or arrangement (whether written or oral) that (i) is not an Employee Plan and (ii) which is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any USG&E Company or under which any USG&E Company has any obligation or Liability, including any obligation or Liability to provide benefits or compensation to or for the benefit of any current or former employee, director, consultant or other service provider of the USG&E Companies, or the spouses, beneficiaries or other dependents thereof, as a result of such individual’s service with the USG&E Companies.

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(H) “Business Day” means any day except Saturday, Sunday or any day on which banks are not required to be open for business in New York, New York.

(I) “Buyer’s Common Stock” means the Common Stock, par value $0.001 per share, of Buyer.

(J) “Buyer’s Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of Buyer, as set forth in the Certificate of Designation.

(K) “Buyer Stockholder” means any holder, as of the date hereof, of any Buyer’s Common Stock.

(L) “Buyer Subsidiary” means each of Equus Energy, LLC, Equus Media Development Company, LLC, and Merger Sub.

(M) “Cash” means, as of any date of determination, the USG&E Companies’ actual consolidated cash (bank) balances (net of any bank overdrafts and net of any restricted cash balances), as adjusted for any deposits in transit, any outstanding checks and any other proper reconciling items, in each case as determined in accordance with GAAP on a basis consistent with the methodologies, practices and principles used in the preparation of the Audited Financial Statements (without regard to any purchase accounting adjustments arising out of the transactions contemplated hereby).

(N) “Certificate of Designation” means a Certificate of Designation to the Second Restated Certificate of Incorporation of Buyer, in the form attached hereto as Exhibit A, setting forth the powers, designations, preferences, and rights of Buyer’s Series A Preferred Stock.

(O) “Class A Common” means the Company’s class A common stock, par value $0.0001 per share.

(P) “Class B Common” means the Company’s class B common stock, par value $0.0001 per share.

(Q) “Code” means the Internal Revenue Code of 1986, as amended.

(R) “Common Stock” means the Class A Common and the Class B Common.

(S) “Common Stock Consideration” means a number of shares of Buyer’s Common Stock determined by dividing the (i) Common Stock Consideration Value by (ii) the Per Share Buyer Common Stock Deemed Value, rounded to the nearest whole share, which equals, due to rounding, 32,606,539 shares.

(T) “Common Stock Consideration Value” means an amount equal to the Aggregate Purchase Consideration minus the Preferred Stock Consideration Value.

(U) “Company Holder” means any Company Stockholder, Company SAR Grantee or Company Warrantholder.

(V) “Company SAR” or “Company SARs” means stock appreciation rights granted to a SAR Grantee by the Company pursuant to an agreement between the Company and a SAR Grantee.

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(W) “Company SAR Grantee” means an individual to whom the Company has awarded a Company SAR, which Company SAR is outstanding immediately prior to the Initial Closing Date (without giving effect to vesting or forfeiture restrictions).

(X) “Company Stock” means the Common Stock and the Preferred Stock.

(Y) “Company Stockholder” means any holder, as of the date hereof, and as of immediately prior to the Initial Closing, of any Company Stock.

(Z) “Company Transaction Bonuses” means (i) any and all transaction bonuses paid or payable by any USG&E Company to any present or former director, stockholder, employee, independent contractor or consultant of any USG&E Company in connection with the Initial Closing, and (ii) any bonus, severance, retention, change of control or other payment or other form of compensation that is created, accelerated, accrues, vests or becomes payable by any USG&E Company as a result of the transactions contemplated hereby to any present or former director, stockholder, employee, independent contractor or consultant thereof, including pursuant to any employment agreement, independent contractor agreement, benefit plan or any other Contractual Obligation, in each case, as set forth in more detail on Schedule 5.21.

(AA) “Company Warrant” means (i) the Class A Common Stock Purchase Warrant issued to Macquarie on October 23, 2014, and (ii) the Amended and Restated Class A Common Stock Purchase Warrant issued to Macquarie on October 23, 2014.

(BB) “Company Warrantholder” means any Person who holds a Company Warrant.

(CC) “Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other legally enforceable commitment, undertaking, obligation or arrangement, whether written or oral, to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

(DD) “Customer” means any customer of any USG&E Company that has a contract to receive “residential”, “commercial” or “industrial” natural gas or electric service, in any retail natural gas or electricity customer program for the purchase and sale of natural gas or electricity related to the Business and under contract as of the Initial Closing Date.

(EE) “C&D Agreement” means that certain Agreement Regarding Series C and Series D Preferred Stock dated as of April 7, 2010, by and among the Company, MVC, Douglas Marcille, Al Johnston, Joseph Casey and Jan Wild.

(FF) “DGCL” means the Delaware General Corporation Law, as amended.

(GG) “Dollars” or “$” means United States dollars, unless otherwise indicated.

(HH) “Employee Plan” means each “employee benefit plan” as such term is defined in Section 3(3) of ERISA, that (i)(A) is subject to ERISA and (B) is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any USG&E Company, or under which any USG&E Company has any Liability or obligation, including any obligation or Liability to provide benefits for the benefit of any current or former employee, director, consultant or other service provider of the USG&E Companies, or (ii)(A)

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is subject to any provision of Title IV of ERISA and (B) is sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by any ERISA Affiliate, or under which any ERISA Affiliate has any Liability or obligation, including any obligation or Liability to provide benefits.

(II) “Environmental Laws” means all local, state and federal Laws relating to (i) human health and safety or pollution or protection of the environment or natural resources or (ii) the use, handling, transport, disposal, treatment, release of or exposure of any Person to Hazardous Materials.

(JJ) “Environmental Permits” means all Permits required under applicable Environmental Laws.

(KK) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(LL) “ERISA Affiliate” means any Person (whether incorporated or unincorporated) which is (or at any relevant time was) a member of a “controlled group or corporations” with, under “common control” with, or a member of an “affiliated service group” with, any of the USG&E Companies, as described in Section 414(b), (c), (m) or (o) of the Code.

(MM) “Exchange Agent” means American Stock Transfer & Trust.

(NN) “FERC” means the Federal Energy Regulatory Commission, or any successor entity.

(OO) “FPA” means the Federal Power Act, as amended.

(PP) “Fully-Diluted Common Shares” means, with respect to any Company Holder, the sum of (i) the number of shares of Common Stock held by such Company Holder immediately prior to Initial Closing, and (ii) the number of shares of Common Stock issuable upon the conversion of all Preferred Stock held by such Company Holder immediately prior to Initial Closing in accordance with the applicable Preferred Conversion Ratios (excluding any shares of Preferred Stock that are not convertible into shares of Common Stock and shares of Preferred Stock that will be redeemed or cancelled prior to the Initial Closing). The Fully-Diluted Common Shares, together with the number of shares of Preferred Stock that are not convertible into shares of Common Stock are set forth on Exhibit B, as updated by the Company immediately prior to the Initial Closing Date.

(QQ) “Fully-Diluted Percentage” means, with respect to any Company Holder, a fraction (expressed as a percentage), prepared in reasonable good faith by the Sellers and the Company, (i) the numerator of which equals the sum of (A) the number of shares of Common Stock held by such Company Holder immediately prior to Initial Closing, and (B) the number of shares of Common Stock issuable upon the conversion of all Preferred Stock held by such Company Holder immediately prior to Initial Closing in accordance with the applicable Preferred Conversion Ratios (excluding any shares of Preferred Stock that are not convertible into shares of Common Stock and shares of Preferred Stock that will be redeemed or cancelled prior to the Initial Closing), and (ii) the denominator of which equals the Fully-Diluted Common Shares held by

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all Company Holders. The Fully-Diluted Percentages based on each Company Holder’s respective holdings of shares of Common Stock and Preferred Stock as of the Effective Date are set forth on Exhibit B, as updated by the Company immediately prior to the Initial Closing Date.

(RR) “Fundamental Representations” means the representations and warranties in Section 4.01, Section 4.02(a)(i), Section 4.03, Section 4.05, Section 5.01, Section 5.02, Section 5.03, Section 5.04(a)(i), Section 5.23, Section 6.01, Section 6.04(a), and Section 6.08.

(SS) “GAAP” means generally accepted accounting principles as in force in the United States of America at the date of the determination thereof, consistently applied.

(TT) “Governmental Authority” means any foreign, federal, national, regional, state, municipal or local government or political subdivision thereof, or any governmental, judicial, public or statutory instrumentality, independent system operator, regional transmission organization or independent market monitoring organization thereof, electric reliability organization, tribunal, agency, court or body of any such governmental authority exercising executive, legislative, judicial, regulatory, administrative or legal jurisdiction or functions over the matter or Person in question.

(UU) “Guarantee” means, with respect to any Person, (i) any guarantee of the payment or performance of, or any contingent obligation in respect of, any Indebtedness or other Liability of any other Person, (ii) any other arrangement whereby credit is extended to any obligor (other than such Person) on the basis of any promise or undertaking of such Person (A) to pay the Indebtedness or other Liability of such obligor, (B) to purchase any obligation owed by such obligor, (C) to purchase or lease assets under circumstances that are designed to enable such obligor to discharge one or more of its obligations, or (D) to maintain the capital, working capital, solvency or general financial condition of such obligor and (iii) any Liability as a general partner of a partnership or any direct Liability in respect of Indebtedness or other Liabilities of such partnership or venture by virtue of being a venture in such joint venture.

(VV) “Hazardous Materials” means (i) any substance that is regulated, listed or classified as hazardous or toxic or a pollutant or contaminant or words of similar intent under any Environmental Laws; or (ii) any petroleum product or by product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material, toxic molds, pesticides or radon.

(WW) “Indebtedness” means, as to any Person, (i) all Liabilities of such Person for borrowed money (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (ii) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all outstanding obligations in respect of letters of credit, (v) all Liabilities of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (vi) all indebtedness secured by any Lien, encumbrance, pledge, mortgage or other security interest on any property or asset owned or held by that Person, (vii) any contingent Liability of such Person and (viii) all Guarantees of the obligations described in clauses (i) through (vii) above of any other Person. For the avoidance of doubt, trade payables do not constitute Indebtedness.

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(XX) “Initial Stock Consideration” means 29,627,500 shares of Buyer’s Common Stock and 363,455 shares of Buyer’s Series A Preferred Stock, all of which shall be subject to a registration statement on Form S-3, which registration thereunder shall be effective concurrently with the effectiveness of the Registration Statement.

(YY) “Intellectual Property” means with respect to the USG&E Companies, all patents, patent applications, patent disclosures and inventions; trademarks, service marks, trade dress, logos, trade names, corporate names and Internet domain names; copyrights and copyrightable works; information systems, databases and software, websites; tradenames, trademarks, service marks, corporate names that are the same or similar to the names of any of the USG&E Companies, or that use the term “Gas & Electric”, owned by, used by or registered in the name of MVC; licenses, registrations, applications and renewals for any of the forgoing; and Trade Secrets.

(ZZ) “Knowledge” means (1) with respect to the Company, that (i) Puneet Sanan has actual knowledge of the fact or other matter at issue or (ii) one or more of David Weinberg, Eric Hansen, or Kevin McMinn (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter assuming reasonable investigation, and (2) with respect to Buyer, that one or more of John Hardy, Kenneth Denos and L’Sheryl D. Hudson (i) has actual knowledge of the fact or other matter at issue or (ii) should have had actual knowledge of such fact or other matter assuming reasonable investigation; provided, however, the term “Knowledge” as used in Section 5.13 shall not include clause (1)(ii)(b) of this definition.

(AAA) “Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.

(BBB) “Lewis” means Franklin C. Lewis.

(CCC) “Liability” or “Liabilities” means any direct or indirect Indebtedness, liability, obligation, commitment, claim, settlement payment obligation, award, judgment, or deficiency, fixed or unfixed, asserted or unasserted, due or to become due, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, direct or indirect or otherwise, including reasonable costs and expenses, and whether or not accruing after the giving of notice or the lapse of time or both and any interest, penalties, fees and premiums thereon or with respect thereto and whether or not required under GAAP to be accrued on the financial statements of such Person.

(DDD) “Liens” means (i) any mortgage, deed of trust, pledge, security interest, equitable interest, encumbrance, restriction, lien, hypothecation, limitation, license, option, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities Laws) or charge of any kind or nature (including, any conditional sale or other title retention agreement or lease in the nature thereof), (ii) any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute or (iii) any subordination arrangement in favor of any Person.

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(EEE) “Macquarie” means Macquarie Energy LLC, a Delaware limited liability company.

(FFF) “Macquarie Financing Documents” means the Master Transaction Agreement among Macquarie, the Company and certain other parties thereto, dated as of March 31, 2010, as amended from time to time, and the documents entered into in connection therewith, including the following (in each case, as may be amended or restated from time to time):  (i) Common Terms Agreement, dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (ii) Credit Agreement, dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (iii) Collateral Agency and Intercreditor Agreement (First Lien), dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (iv) Pledge and Security Agreement (First Lien), dated as of March 31, 2010, among Macquarie, the Company and certain other parties thereto, (v) ISDA 2002 Master Agreement, dated as of March 31, 2010, between Macquarie and the Company, and any other agreements, documents or instruments executed in connection therewith, (vi) ISDA 2002 Master Agreement, dated as of October 1, 2010, between Macquarie and ESPI, and any other agreements, documents or instruments executed in connection therewith, and (vii) Guaranty and Contribution Agreement, dated as of October 1, 2010, given by CMRI, Energy Services Providers of Texas, Inc., MAG&E, and ESPI Wholesale, Inc.

(GGG) “Material Adverse Effect” means, with respect to any Party, any event, condition, development, occurrence, change or circumstance that has or could reasonably be expected to have a material adverse effect on the assets, Liabilities, business, results of operations or condition (financial or otherwise) of such Party and its subsidiaries (taken as a whole) but does not include effects resulting from: (i) any change in the general business or economic conditions relating to the industry or territory in which the Party operates, (ii) any natural or international political or social conditions including the outbreak of hostilities or terrorist actions, (iii) any fluctuations in the financial, banking or securities markets, (iv) any adverse change relating to changes in GAAP, (v) any adverse change relating to changes (occurring after the date hereof) in Law or (vi) the announcement of this Agreement and the transactions contemplated hereby.

(HHH) “MVC Buyer Shares” means the shares of Buyer’s Common Stock held by MVC as of the Effective Date.

(III) “Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business consistent with past practice of such Person in the past twelve (12) months (including with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally) and that is taken in the ordinary course of the normal day-to-day operations of such Person.

(JJJ) “Organizational Documents” means, with respect to any Person (other than an individual), (i) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, shareholders agreements, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

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(KKK) “Payment Schedule” means the schedule attached hereto as Exhibit C, as updated by the Company immediately prior to the Initial Closing Date, that sets forth (i) the Preferred Conversion Ratios for each series of Preferred Stock, (ii) the Seller Sharing Percentage for each Seller and (iii) the allocation of the Common Stock Consideration and the Preferred Stock Consideration among (a) each Company Holder in accordance with such Company Holder’s Fully-Diluted Percentage, and (b) MVC and Lewis in respect of the Series D Liquidity Shares on an as-converted to Common Stock basis.

(LLL) “Per Share Buyer Common Stock Deemed Value” means $3.28.

(MMM) “Per Share Buyer Preferred Stock Deemed Value” means $100.00.

(NNN) “Permit” means any permit, license, accreditation, consent, certificate, approval, exemption, order, franchise, permission, agreement, qualification, authorization, filing or registration with any Governmental Authority.

(OOO) “Permitted Liens” means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith, (ii) statutory Liens of landlords, (iii) Liens of carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business and not yet delinquent, (iv) Liens in favor of utility and local distribution companies securing interests in accounts receivable in connection with “purchase of receivables” or other similar programs conducted by such utility and local distribution companies, (v) Liens in favor of Macquarie or its Affiliates securing the obligations of the USG&E Companies under the Macquarie Financing Documents, (vi) Liens in favor of MVC securing the obligations of the USG&E Companies under their Indebtedness to MVC, as set forth on Schedule 1.01(OOO), and (vii) in the case of owned or leased real property, zoning, building, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, (a) would be violated by or interfere in any material respect with the present use of or occupancy of the affected parcel by the relevant USG&E Company, (b) have more than an immaterial effect on the value thereof or its use or (c) would impair the ability of such parcel to be sold for its present use.

(PPP) “Person” means an individual, a partnership, a corporation, a limited liability company, any other entity, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

(QQQ) “Preferred Conversion Ratio” means the ratio at which one share of a particular series of Preferred Stock converts into Class A Common, as set forth on the Payment Schedule.

(RRR) “Preferred Stock” means the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred, Series F Preferred, Series G Preferred, Series H Preferred, Series I Preferred, Series J Preferred, Series K Preferred, Series L Preferred and Series M Preferred.

(SSS) “Preferred Stock Consideration” means a number of shares of Buyer’s Series A Preferred Stock determined by dividing (i) the Preferred Stock Consideration Value by (ii) the Per Share Buyer Preferred Stock Deemed Value, rounded to the nearest whole share, which equals, due to rounding, 399,994 shares.

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(TTT) “Preferred Stock Consideration Value” means forty million dollars ($40,000,000).

(UUU) “Proposed Reverse Split” means the 1-for-3 reverse stock split of Buyer’s Common Stock contemplated to be effectuated by Buyer after the Initial Closing but prior to the Merger Closing in accordance with the form of the restated certificate of incorporation of Buyer attached hereto on Exhibit F and to be filed with the Secretary of State of Delaware in accordance with Section 7.20.

(VVV) “Remaining Company Stockholders” means each Company Stockholder immediately after the Initial Closing other than Buyer.

(WWW) “Representative” means with, as to any Person, such Person’s directors, officers, partners, managers, employees, accountants, investment bankers, financial advisors, attorneys, agents and other advisors or representatives.

(XXX) “SAR Cancellation Agreement” means an agreement, in the form attached as Exhibit L hereto, signed by a Company SAR Grantee acknowledging that, subject to the terms of this Agreement, the Company SARs held by such SAR Grantee will be terminated, cancelled and void and such SAR Grantee will have no other rights with respect to any Company SARs, whether pursuant to an award agreement from the Company or otherwise, effective and conditioned upon the occurrence of Initial Closing.

(YYY) “SEC” shall mean the United States Securities and Exchange Commission.

(ZZZ) “Seller Sharing Percentage” means, in reference to a particular amount payable by a particular Seller or for which such Seller is liable or for certain voting purposes, the percentage of such amount or votes as set forth in the Payment Schedule.

(AAAA) “Series A Preferred” means the Company’s series A preferred stock, par value $0.0001 per share.

(BBBB) “Series B Preferred” means the Company’s series B preferred stock, par value $0.0001 per share.

(CCCC) “Series C Preferred” means the Company’s series C preferred stock, par value $0.0001 per share.

(DDDD) “Series D Letter Agreement” means that certain letter agreement regarding Series D Preferred among the Company, MVC and Lewis dated as of April 24, 2017.

(EEEE) “Series D Liquidity Shares” means all shares of Series D Preferred that are issuable to MVC pursuant to the C&D Agreement and all shares of Series D Preferred that are issuable to Lewis pursuant to the Series D Letter Agreement, which shares are set forth on Schedule 2.02 hereto.

(FFFF) “Series D Preferred” means the Company’s series D preferred stock, par value $0.0001 per share.

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(GGGG) “Series E Preferred” means the Company’s series E preferred stock, par value $0.0001 per share.

(HHHH) “Series F Preferred” means the Company’s series F preferred stock, par value $0.0001 per share.

(IIII) “Series G Preferred” means the Company’s series G preferred stock, par value $0.0001 per share.

(JJJJ) “Series H Preferred” means the Company’s series H preferred stock, par value $0.0001 per share.

(KKKK) “Series I Preferred” means the Company’s series I preferred stock, par value $0.0001 per share.

(LLLL) “Series J Preferred” means the Company’s series J preferred stock, par value $0.0001 per share.

(MMMM) “Series K Preferred” means the Company’s series K preferred stock, par value $0.0001 per share.

(NNNN) “Series L Preferred” means the Company’s series L preferred stock, par value $0.0001 per share.

(OOOO) “Series M Preferred” means the Company’s series M preferred stock, par value $0.0001 per share.

(PPPP) “Subsidiary” of any Person shall mean (i) any corporation of which a majority of the equity interests entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned, directly or indirectly, by such Person and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner or the managing member.

(QQQQ) “Tax” or “Taxes” (and with correlative meaning, “Taxable”) means all United States national, federal, state and local, and all foreign, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, license, severance, occupation, premium, windfall profits, capital stock, social security, unemployment, disability, registration, estimated, stamp, alternative or add-on minimum, recapture, environmental, withholding and any other taxes imposed by any Taxing Authority, together with all interest, penalties and additions (whether disputed or not) imposed on or with respect to such amounts.

(RRRR) “Tax Return” means a declaration, statement, report, return, request for refund or other document or information required to be filed or supplied to a Governmental Authority with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities, and including any amendment thereof.

(SSSS) “Taxing Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection, or imposition of any Tax.

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(TTTT) “Trade Secrets” means information, including, but not limited to, technical or non-technical data, a formula, pattern, compilation, program, including computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

(UUUU) “Transfer Taxes” means any transfer, documentary, sales, use, stamp, registration, value added, and other such similar Taxes and related amounts, including interest and penalties, incurred in connection with this Agreement or the transactions contemplated by this Agreement.

(VVVV) “USG&E Companies” means the Company, ESPI, USG&E Solar, APP, CMRI, MAG&E, CTG&E, TXG&E, and KSG&E and “USG&E Company” means any one of them.

(WWWW) “Willful Breach” means any breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, cause a breach of this Agreement.

(XXXX) “Written Consent” means the irrevocable action by written consent executed by certain Buyer Stockholders on the date hereof adopting this Agreement and approving the transactions contemplated by this Agreement pursuant to Sections 228(a) of the DGCL.

Section 1.02         Certain Matters of Construction.

(a)                The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)               Except as otherwise explicitly specified to the contrary herein, (i) the words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or subsection of this Agreement and reference to a particular Section of this Agreement shall include all subsections thereof, (ii) references to a Section, Exhibit, Annex or Schedule means a Section of, or Exhibit, Annex or Schedule to this Agreement, unless another agreement is specified, (iii) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (iv) the word “including” means including without limitation and (v) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, rule or regulation, in each case as amended or otherwise modified from time to time.

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(c)                Only that information which has been made available to Buyer in the “virtual data room” maintained through the Company created for purposes of the sale of the USG&E Companies as such data room existed as of 12:01 A.M. Eastern Time on the date prior to the date of this Agreement or which was actually physically delivered or delivered by email prior to the date hereof to Buyer or its counsel shall be considered to have been “delivered” or “made available” to Buyer for purposes of this Agreement.

The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the Party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

(d)               Unless the context clearly requires otherwise, when used herein “or” shall not be exclusive (i.e., “or” shall mean “and/or”).

(e)                Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 1.03         Cross Reference. The following capitalized terms shall have the meanings assigned to them in the following sections:

Section
Term	Reference

14C Information Statement	Section 7.15(c)
1933 Act	Section 4.06(a)
1934 Act	Section 1.01(C)
1940 Act	Section 6.05(b)
Acceptable Confidentiality Agreement	Section 7.06(c)(i)
Acquisition Transaction	Section 3.01(a)
Agreement	Preamble
Antitrust Laws	Section 7.10(a)
APP	Recitals
Audited Financial Statements	Section 5.06(a)
Blue Sky Laws	Section 7.15(d)(ii)
Business	Recitals
Buyer	Preamble
Buyer Indemnified Parties	Section 9.01(a)
Buyer Losses	Section 9.01(b)
Buyer SEC Documents	Section 6.05(a)
Claim Notice	Section 9.02(a)
CMRI	Recitals
Company	Preamble
Company Contracts	Section 5.12(b)
Confidentiality Agreement	Section 7.04
Consulting Agreement	Section 7.21

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Section
Term	Reference
Continuation Period	Section 7.12(a)
Continuing Employees	Section 7.12(a)
Covered Party	Section 7.11(c)
CTG&E	Recitals
Designation Notice	Section 7.18
Dissenting Shares	Section 3.03(d)
Effective Date	Preamble
ESCO	Section 5.19(b)
ESCO Requirements	Section 5.19(c)
ESPI	Recitals
ESPI Subsidiary or ESPI Subsidiaries	Recitals
Exchange Agent Agreement	Section 8.04(e)
Expenses	Section 7.14
Financial Statements	Section 5.06(b)
Government Antitrust Entity	Section 7.10(a)
Hardy	Section 7.21
HSR Act	Section 7.10(a)
Indemnifying Party	Section 9.02(a)
Initial Closing	Section 2.03
Initial Closing Date	Section 2.03
Insurance Policies	Section 5.24
KSG&E	Recitals
Latest Balance Sheet	Section 5.06(b)
Latest Buyer Balance Sheet	Section 6.10(b)
Law Firms	Section 12.14
Leased Real Property	Section 5.05(a)
Legal Dispute	Section 12.07
Letter of Transmittal	Section 2.04
Letters of Resignation	Section 8.05(j)
Lock-Up Agreement	Section 8.04(f)
Losses	Section 9.01(a)
Macquarie Amendment	Recitals
MAG&E	Recitals
Majority Sellers	Section 11.01(a)
Merger	Section 3.01(a)
Merger Closing	Section 3.02(a)
Merger Closing Date	Section 3.02(a)
Merger Certificate	Section 3.02(a)
Merger Sub	Preamble
MVC	Preamble
MVC Conversion	Recitals
Necessary Buyer Stockholder Approval	Section 6.03(b)
New Agreement	Section 7.21
NGA	Section 5.19(a)
NYSE	Recitals

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Section
Term	Reference
Original Filing Date	Section 7.10(a)
Outside Date	Section 10.01(c)(ii)
Party or Parties	Preamble
Privileged Communications	Section 12.14
PUHCA	Section 5.19(a)
Real Property Leases	Section 5.05(c)
Receiving Party	Section 7.06(b)
Registration Statement	Section 7.15(b)
Remaining Stockholder Package	Section 2.04
Required Post-Closing Filings and Approvals	Section 5.04(c)
Required Pre-Closing Filings and Approvals	Section 5.04(b)
S-3 Effectiveness Date	Section 7.15(d)(i)
S-3 Registration Statement	Section 7.15(d)(i)
Sarbanes-Oxley Act	Section 6.05(a)
Seller Shares	Recitals
Sellers	Preamble
Sellers’ Representative	Preamble
Sellers’ Representative Indemnitees	Section 11.03(b)
Series D Assignment Agreement	Section 8.04(d)
Series D Rights Sale	Section 2.02(a)
Stockholder Agreement	Section 8.04(l)
Superior Proposal	Section 7.06(c)(i)
Superior Proposal Termination	Section 7.06(c)(i)
Surviving Corporation	Section 3.01(a)
Tax Opinion	Section 8.01(g)
Termination Date	Section 10.01
Termination Election	Section 7.06(d)(i)(A)
Termination Fee	Section 10.02
Third Party Claimant	Section 9.02(c)
TXG&E	Recitals
USG&E ESCO	Section 5.20(b)
USG&E Solar	Recitals
WARN Act	Section 5.14(b)

Article 2
STOCK PURCHASE

Section 2.01         Stock Purchase. Upon the terms and subject to the conditions of this Agreement, including the Parties’ intentions to consummate the Merger Closing and the delivery of the Initial Stock Consideration to the Sellers pursuant to Section 8.05, at the Initial Closing, Buyer shall purchase from Sellers, and Sellers shall sell, convey, assign, transfer and deliver to Buyer, all of the Seller Shares, free and clear of all Liens (other than restrictions on transfer arising under securities Laws), and following the Initial Closing, Buyer shall contribute, convey, assign, transfer and deliver the Seller Shares to Merger Sub. Each Party hereto acknowledges and agrees that the transactions contemplated by Section 2.01 and Section 2.02 are being entered into as part of an integrated plan to consummate the Merger.

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Section 2.02         Sale of Right to Liquidity Shares.

(a)                Upon the terms and subject to the conditions of this Agreement, at the Initial Closing, Buyer shall purchase from MVC and Lewis, and MVC and Lewis shall sell, convey, assign, transfer and deliver to Buyer, all of their respective rights to receive the Series D Liquidity Shares, free and clear of all Liens (other than restrictions on transfer arising under securities Laws) (the “Series D Rights Sale”), and Buyer shall contribute, convey, assign, transfer and deliver the Series D Rights Sale to Merger Sub. At the Initial Closing, (i) MVC shall assign to Buyer, and Buyer shall assume, the C&D Agreement, and (ii) Lewis shall assign to Buyer, and Buyer shall assume, the Series D Letter Agreement, and following the Initial Closing, Buyer shall contribute, convey, assign, and transfer the C&D Agreement and the Series D Letter Agreement to Merger Sub. The effect of the Series D Rights Sale shall be that, upon the Initial Closing, all rights of MVC and Lewis to be issued the Series D Liquidity Shares pursuant to the C&D Agreement and the Series D Letter Agreement, respectively, shall be assigned to Merger Sub such that, when issuable, the Series D Liquidity Shares shall be issued to Merger Sub and not to MVC or Lewis.

(b)               In consideration of the Series D Rights Sale, Buyer shall pay and MVC and Lewis shall be entitled to receive at the Initial Closing the Initial Stock Consideration with respect to each of the Series D Liquidity Shares that is the subject of the Series D Rights Sale, on the same basis as if the Series D Liquidity Shares were owned by MVC and Lewis, respectively, and sold to Buyer (and, following the Initial Closing, contributed to Merger Sub) at the time of the Initial Closing and as set forth on the Payment Schedule.

Section 2.03         Closing of the Stock Purchase and Series D Rights Sale. The consummation of the transactions contemplated by Section 2.01 and Section 2.02 of this Agreement (the “Initial Closing”) will take place remotely by the exchange of documents (with (a) original stock certificates of the Sellers in the Company delivered in escrow to Buyer’s legal counsel prior to the Initial Closing, (b) the original stock certificates of Buyer representing the portion of the Initial Stock Consideration to be issued to MVC delivered in escrow to MVC’s legal counsel on or prior to the Initial Closing Date, (c) the original stock certificate of Buyer representing the Buyer’s Series A Preferred Stock to be issued to Lewis delivered in escrow to Lewis’s legal counsel on or prior to the Initial Closing Date, and (d) the original stock certificates of Buyer representing the Buyer’s Series A Preferred Stock to be issued to the Sellers other than MVC and Lewis delivered in escrow to the Company’s legal counsel for subsequent distribution to the Sellers on or prior to the Initial Closing Date) and signatures at 10:00 A.M., Eastern Time, two (2) Business Days following the satisfaction or waiver of the conditions (other than conditions which by their nature can only be satisfied at the Initial Closing) set forth in Article 8 that are contemplated to be satisfied at or prior to the Initial Closing, or on such other date as Buyer and Sellers’ Representative may agree (such date, the “Initial Closing Date”).

Section 2.04         Mailings to Remaining Company Stockholders. Promptly following the Initial Closing (but in any event within five (5) Business Days thereafter), Buyer shall prepare and mail to each Remaining Company Stockholder a notice (the “Remaining Stockholder Package”) that, among other disclosures set forth therein, (a) provides a statement to the effect that the Sellers have sold their respective Company Stock to Buyer in accordance with this Agreement and that, promptly following the effectiveness of the Registration Statement, Buyer intends to consummate the Merger, (b) provides a letter of transmittal in the form of Exhibit D

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(the “Letter of Transmittal”) and instructions for the execution and delivery thereof to surrender such Remaining Company Stockholder’s stock certificates (or, in lieu thereof, a lost certificate indemnity agreement), in exchange for the applicable portion of Common Stock Consideration and Preferred Stock Consideration in accordance with the terms of this Agreement, and (c) in compliance with Section 262 of the DGCL, notifies Company Stockholders of appraisal rights.

Article 3
MERGER

Section 3.01         The Merger.

(a)                Upon the terms and subject to the conditions of this Agreement, in accordance with Section 253 of the DGCL, at the Merger Closing, Merger Sub will merge with and into the Company, and the separate existence of Merger Sub shall thereupon cease (the “Merger” and together with the Initial Closing, the “Acquisition Transaction”). The Company will be the surviving corporation in the Merger (sometimes referred to herein as the “Surviving Corporation”) and will continue to be governed by the laws of Delaware.

(b)               At the Merger Closing, the effect of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Closing, except as otherwise agreed to pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 3.02         Closing of the Merger; Merger Closing Deliveries.

The consummation of the transactions contemplated by Section 3.01(a) of this Agreement (the “Merger Closing”) will take place promptly, but no more than five (5) Business Days, following the effectiveness of the Registration Statement by filing, by Buyer, in the offices of the Secretary of State of the State of Delaware the certificate of merger (the “Merger Certificate”) in accordance with applicable Law, and the Merger will become effective upon such filing of the Merger Certificate or at such later date and time as may be set forth in the Merger Certificate (the “Merger Closing Date”). For the avoidance of doubt, the Merger Closing will occur so long as the Initial Closing has occurred, and the consideration payable for each Fully-Diluted Common Share and share of Preferred Stock that is not convertible to Common Stock held by the Remaining Company Stockholders upon the Merger Closing shall be identical to the consideration paid for each Fully-Diluted Common Share and share of Preferred Stock that is not convertible to Common Stock held by Sellers upon the Initial Closing, except that the consideration payable upon the Merger Closing will be subject to the Registration Statement being declared effective and the consideration payable upon the Initial Closing will be subject to a registration statement on Form S-3.

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(a)                At the Merger Closing:

(i)                 The certificate of incorporation of the Surviving Corporation shall be amended and restated as of the Merger Closing to be identical to the certificate of incorporation of Merger Sub as in effect immediately prior to the Merger Closing, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation; provided, however, that at the Merger Closing, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is U.S. Gas & Electric, Inc.”

(ii)               The bylaws of Merger Sub, as in effect immediately prior to the Merger Closing, shall be the bylaws of the Surviving Corporation at the Merger Closing until thereafter amended in accordance with the DGCL and as provided in the certificate of incorporation of the Surviving Corporation and such bylaws.

(iii)             Buyer will deliver the applicable Common Stock Consideration and Preferred Stock Consideration to the Exchange Agent to be disbursed in accordance with the Payment Schedule to a Remaining Company Stockholder upon the receipt by the Exchange Agent of a duly completed Letter of Transmittal of such Remaining Company Stockholder. Notwithstanding the foregoing, in the event that there are any Dissenting Shares, Buyer shall deduct and withhold from the amounts that would otherwise be delivered by Buyer pursuant to this Section 3.02(b)(iii) the applicable Common Stock Consideration and Preferred Stock Consideration attributable to such Dissenting Shares if such Dissenting Shares were not Dissenting Shares.

Section 3.03         Effect of the Merger on Securities of Merger Sub and the Company.

(a)                Merger Sub. At the Merger Closing, each share of stock of Merger Sub that is outstanding immediately prior to the Merger Closing shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into and become one share of common stock of the Surviving Corporation.

Preferred Stock. At the Merger Closing, each share of Preferred Stock held by a Company Holder (other than Merger Sub) that is outstanding immediately prior to the Merger Closing (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the applicable portion of the Common Stock Consideration and the Preferred Stock Consideration in accordance with the Payment Schedule. Each share of Preferred Stock held by Merger Sub immediately prior to the Merger Closing shall be cancelled for no consideration. For the avoidance of doubt, each Fully-Diluted Common Share and share of Preferred Stock that is not convertible to Common Stock shall be entitled to the same per share consideration as each other Fully-Diluted Common Share and share of Preferred Stock that is not convertible to Common Stock, regardless of whether such share is Preferred Stock or Common Stock.

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(b)               Common Stock. At the Merger Closing, each share of Common Stock held by a Company Holder (other than Merger Sub) that is outstanding immediately prior to the Merger Closing (other than Dissenting Shares) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the applicable portion of the Common Stock Consideration and the Preferred Stock Consideration in accordance with the Payment Schedule. Each share of Common Stock held by Merger Sub immediately prior to the Merger Closing shall be cancelled for no consideration.

(c)                Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are issued and outstanding immediately prior to the Merger Closing and that are held by a Remaining Company Stockholder who shall not have voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands payment for such Remaining Company Stockholder’s shares in accordance with Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Common Stock Consideration and Preferred Stock Consideration, but instead shall be only entitled to such rights as are provided by the DGCL with respect to such Dissenting Shares, unless and until such Remaining Company Stockholder shall have failed to perfect or shall have effectively withdrawn, waived or lost such Company Stockholder’s right under the DGCL. If any such Remaining Company Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, each Dissenting Share held by such Remaining Company Stockholder shall be treated as a share of Company Stock that had been converted as of the Merger Closing into the right to receive, and become exchangeable for, the applicable portion of the Common Stock Consideration and Preferred Stock Consideration, without interest, in accordance with Section 3.03(b) and Section 3.03(c). Other than as set forth in the preceding sentence, any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation, but only from the historic assets of the Company without any reimbursement therefor from Buyer using assets of the Company held prior to the Initial Closing.

Section 3.04         Tax Treatment. Each party hereto agrees and intends that the Acquisition Transaction constitutes: (i) a reorganization described in Code Section 368(a)(1)(B), and (ii) to the extent applicable, a reorganization described in Code Section 368(a)(1)(A) by reason of Code Section 368(a)(2)(E). This Agreement is intended to constitute, and the parties to this Agreement hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). The parties hereto shall treat the Acquisition Transaction as a reorganization pursuant to Code Section 368(a)(1)(B) and, to the extent applicable, Code Section 368(a)(2)(E), for all Tax purposes, and shall file all Tax Returns and reports consistent with such treatment and shall not take any actions (or cause any actions to be taken) inconsistent therewith.

Section 3.05         Exchange Procedures for the Merger.

(a)                Upon providing to the Exchange Agent certificates representing Company Stock held by a Remaining Company Stockholder, a duly-executed Letter of Transmittal and such other documents as may be reasonably required by Buyer or the Exchange Agent, such Remaining Company Stockholder (other than any holder of Dissenting Shares), at the Merger Closing, shall be entitled to receive in exchange therefor the applicable portion of the Common Stock Consideration (represented as book-entry shares and confirmed as issued by the Exchange Agent) and Preferred Stock

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Consideration (represented by a certificate to be delivered to the applicable Remaining Company Stockholder by the Exchange Agent) allocated to such Remaining Company Stockholder in accordance with this Agreement and as set forth in the Payment Schedule, and the certificates representing Company Stock provided by such Remaining Company Stockholder to the Exchange Agent shall be cancelled. No interest shall be paid or shall accrue on any amounts payable upon surrender of any Company Stock pursuant to this Section 3.05(a). There shall be no further registration or transfers on the records of the Surviving Corporation of the shares of Company Stock that were outstanding immediately prior to the Merger Closing. The Company shall provide all information required with respect to the Exchange Agent Agreement in addition to any other information reasonably requested by the Exchange Agent with respect thereto.

(b)               Lost Certificates. If any certificate or other instrument representing Company Stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and subject to such other reasonable conditions as may be imposed by the Exchange Agent, and, if required by the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate or instrument, the Exchange Agent shall deliver in respect of such lost, stolen or destroyed certificate or other instrument the applicable portion of the Common Stock Consideration and Preferred Stock Consideration, as applicable.

Unclaimed Consideration. Any portion of the Common Stock Consideration and Preferred Stock Consideration that remains unclaimed by the Remaining Company Stockholders twelve (12) months after the Merger Closing shall be delivered to Buyer, and thereafter any such Remaining Company Stockholders who have not theretofore complied with this Article 3 shall thereafter look only to Buyer for delivery of their claim for Common Stock Consideration and Preferred Stock Consideration as unsecured creditors. Neither Buyer nor the Exchange Agent shall be liable to any Person in respect of any Common Stock Consideration and Preferred Stock Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Notwithstanding anything to the contrary contained herein, if any certificate or other instrument representing Company Stock has not been surrendered prior to the date on which the Common Stock Consideration and Preferred Stock Consideration in respect of such certificate or other instrument would otherwise escheat to or become the property of any Governmental Authority, any amounts payable in respect of such certificate or instrument shall, to the extent permitted by applicable Law, become the property of Buyer, but remaining subject to the claims or interests of any former Remaining Company Stockholders previously entitled thereto.

Section 3.06         Effect of Stock Split. For the avoidance of doubt, to the extent the Buyer’s Common Stock undergoes a stock dividend, stock split, stock combination or other similar transaction prior to the Merger Closing (including the Proposed Reverse Split), the Common Stock Consideration issuable to the Remaining Company Stockholders shall be adjusted to account for such stock split. Additionally, following the effectiveness of the Proposed Reverse Split, Buyer shall deliver to the Sellers who received certificated shares

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of Buyer’s Common Stock in accordance with Section 2.03, upon the surrender of such certificates to the Company for cancellation, new share certificates of Buyer’s Common Stock reflecting such Seller’s ownership of Buyer’s Common Stock after giving effect to the Proposed Reverse Split.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, severally and not jointly, solely as to itself, hereby represents and warrants to Buyer as follows:

Section 4.01         Capacity and Authorization. Such Seller has full power, authority and capacity to execute and deliver this Agreement and any Ancillary Document to which it is a party and to perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated by this Agreement and any Ancillary Documents to which it is a party. If such Seller is an entity, the execution and delivery by such Seller of this Agreement and Ancillary Documents, the performance by it of its respective obligations under this Agreement and the Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Ancillary Documents have been or will be duly and validly authorized by all necessary action on the part of the board of directors or other managing authority of such Seller. This Agreement has been and, as of the Initial Closing Date, the Ancillary Documents to which such Seller is a party will be, duly executed and delivered by such Seller and do or will, as the case may be, constitute valid and binding agreements of such Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 4.02         Noncontravention; Absence of Restrictions and Conflicts. Except as set forth on Schedule 4.02:

(a)                the execution, delivery and performance by such Seller of this Agreement and any Ancillary Documents to which it is a party, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and the fulfillment by such Seller of and compliance by such Seller with the terms and conditions of this Agreement and the Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under (i) any term or provision of the Organizational Documents of such Seller (if applicable); (ii) any judgment, decree or order of any Governmental Authority to which such Seller is a party or by which such Seller or its Assets and Properties are bound; or (iii) any Law applicable to such Seller;

(b)               no consent, approval, order or authorization of, or registration, declaration, filing or other Permit with, any Governmental Authority or third party is required prior to the Initial Closing with respect to such Seller in connection with the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby; and

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(c)                no consent, approval, order or authorization of, or registration, declaration or filing or other Permit with, any Governmental Authority or third party is required after the Initial Closing with respect to such Seller in connection with the execution, delivery or performance by such Seller of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated thereby.

Section 4.03         Title to Interests. Such Seller is the beneficial and record owner of the Company Stock as set forth opposite such Seller’s name on Schedule 4.03, free and clear of all Liens (other than restrictions on transfer arising under securities Laws). Other than as set forth on Schedule 4.03, such Seller does not have any (a) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, rights of first offer, preemptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any USG&E Company; or (b) outstanding Contractual Obligations or other agreements of any USG&E Company to purchase or otherwise acquire any outstanding shares of the capital stock of any USG&E Company, or securities or obligations of any kind convertible into any shares of the capital stock of any USG&E Company.

Section 4.04         Litigation. Except as set forth on Schedule 4.04, such Seller is not subject to any judgment, order, decree, injunction, award, determination or ruling of any Governmental Authority, arbitrator or arbitration panel which would materially affect such Seller’s ability to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Such Seller is not a debtor in a bankruptcy proceeding. There is no involuntary bankruptcy petition pending against such Seller.

Section 4.05         Brokers, Finders and Investment Bankers. Except as provided on Schedule 4.05, such Seller has not employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 4.06         Securities Laws Matters.

(a)                Such Seller (i) is acquiring its portion of the Initial Stock Consideration solely for investment with no present intention to distribute any of such stock to any Person in violation of applicable securities Laws, (ii) will not sell or otherwise dispose of any such Initial Stock Consideration, except in compliance with the registration requirements or exemption provisions of the Securities Act of 1933, as amended (the “1933 Act”) and any other applicable securities Laws, (iii) is an “accredited investor” (as that term is defined by Rule 501(a) of Regulation D under the 1933 Act), and (iv) (x) has had access to and has received such financial and other information regarding Buyer and the Initial Stock Consideration, as applicable, that it deems necessary to make an informed investment decision regarding such Initial Stock Consideration and (y) can bear the economic risk of an investment in the Initial Stock Consideration indefinitely.

(b)               Such Seller acknowledges that the certificates representing the Initial Stock Consideration to be acquired pursuant hereto shall bear the legends set forth in Section 12.16 (in addition to any legend required under applicable state securities Laws).

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Section 4.07         No Other Buyer or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Article 6, such Seller hereby acknowledges and agrees that none of Buyer or Merger Sub, their respective Affiliates, equity holders, directors, officers, employees, agents, Representatives or advisors, or any other Person has made or is making, and such Seller is not relying upon, any other express or implied representation or warranty with respect to Buyer, Merger Sub or any of their respective Affiliates or their respective business or operations, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer’s business furnished or made available to such Seller (including any information, documents or material conveyed to such Seller by any Representative of Buyer, delivered to such Seller or made available to such Seller in the data room for the transactions contemplated hereby or provided in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer’s business, or any representation or warranty arising from statute or otherwise in Law.

Article 5
REPRESENTATIONS AND WARRANTIES REGARDING THE USG&E COMPANIES

The Company hereby represents and warrants to Buyer as follows:

Section 5.01         Organization. Each USG&E Company is a corporation or limited liability company duly formed, validly existing, and in good standing under the laws of its state of incorporation or formation. Each USG&E Company (a) has all requisite power and authority to own, lease and operate its Assets and Properties and to carry on its Business as now being conducted, and (b) is duly qualified or registered to transact business, and is in good standing, under the laws of each jurisdiction where the character of its activities or the location of the Assets and Properties owned or leased by it requires such qualification or registration except where failure to be so registered is not reasonably likely to have a Material Adverse Effect. Schedule 5.01 contains a true and correct list of the jurisdiction of formation or organization of each USG&E Company and the jurisdictions in which each USG&E Company is qualified or registered to do business. The Company has made available to Buyer complete and accurate copies as of the date hereof of each USG&E Company’s Organizational Documents. Schedule 5.01 sets forth a list of each director and officer of each USG&E Company.

Section 5.02         Capital Stock.

(a)                As of the Effective Date, the entire authorized capital stock of the Company consists of: 100,000,000 shares of Class A Common, 507,500 shares of Class B Common, 708,891 shares of Series A Preferred, 32,200.362 shares of Series B Preferred, 8,216.191 shares of Series C Preferred, 8,216.191 shares of Series D Preferred, 6,349.106 shares of Series E Preferred, 1,534.884 shares of Series F Preferred, 1,534.884 shares of Series G Preferred, one share of Series H Preferred, 32,200.362 shares of Series I Preferred, 8,216.191 shares of Series J Preferred, 1,534.884 shares of Series K Preferred, 10,000 shares of Series L Preferred and one share of Series M Preferred. All of the outstanding capital stock of the USG&E Companies are held of record by the Persons in the respective amounts set forth on Schedule 5.02(a)(i). The Company has delivered to Buyer accurate and complete copies of the stock ledger (or equivalent records) of each USG&E Company, which records reflect all issuances, transfers, repurchases and cancellations of shares of capital stock of each USG&E

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Company. All of the issued and outstanding shares of capital stock of each USG&E Company have been duly authorized and are validly issued, fully paid and non-assessable.

Except as provided on Schedule 5.02(b), there are no (i) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, rights of first offer, preemptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of any USG&E Company, other than as contemplated by this Agreement; (ii) outstanding Contractual Obligations or other agreements of any USG&E Company to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of any USG&E Company, or securities or obligations of any kind convertible into any shares of the capital stock of any USG&E Company; (iii) dividends that have accrued or been declared but are unpaid on the capital stock of any USG&E Company; (iv) there are no Liens on, or other Contractual Obligations of a USG&E Company (other than the Company) relating to, the ownership, transfer or voting of any capital stock in any USG&E Company (other than the Company), or otherwise affecting the rights of any holder of the capital stock in any USG&E Company (other than the Company); (v) to the Company’s Knowledge, there are no Liens on, or other Contractual Obligations of the Company relating to, the ownership, transfer or voting of any capital stock in the Company, or otherwise affecting the rights of any holder of the capital stock in the Company; (vi) there are no existing rights with respect to registration under the 1933 Act of any capital stock in any USG&E Company; and (vii) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to any USG&E Company.

Section 5.03         Subsidiaries. Except as set forth on Schedule 5.03, no USG&E Company currently owns, directly or indirectly, any capital stock or other equities, securities or interests in any Person or is subject to any obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. The Company is the true, lawful record and beneficial owner, free and clear of any Liens (other than Permitted Liens and restrictions under securities Laws), of all of the issued and outstanding capital stock of ESPI, USG&E Solar and APP, ESPI is the true, lawful record and beneficial owner, free and clear of any Liens (other than Permitted Liens and restrictions under securities Laws), of all of the issued and outstanding capital stock of the ESPI Subsidiaries.

Section 5.04         Noncontravention; Absence of Restrictions and Conflicts. Except as set forth on Schedule 5.04:

(a)                the execution, delivery and performance of this Agreement by the Company and any Ancillary Documents to which it is a party, the consummation of the transactions contemplated by this Agreement and the Ancillary Documents, and the fulfillment by the Company of and compliance by the Company with the terms and conditions of this Agreement and the Ancillary Documents to which it is a party do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under (i) any term or provision of the Organizational Documents of any USG&E Company; (ii) any judgment, decree or order of any Governmental Authority to which a USG&E Company is a party or by which a USG&E Company or its Assets and Properties are bound; (iii) any Law applicable to a USG&E Company; or (iv) the Company Contracts; excluding from the foregoing clauses (iii) and (iv), any non-material violation, breach, default, acceleration or creation of a right;

(b)               no material consent, approval, order or authorization of, or registration, declaration, filing or other Permit with, any Governmental Authority or third party is required prior to the Initial Closing with respect to any USG&E Company in connection with the execution, delivery or

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performance by any USG&E Company of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby and thereby (the “Required Pre-Closing Filings and Approvals”); and

(c)                no material consent, approval, order or authorization of, or registration, declaration or filing or other Permit with, any Governmental Authority or third party is required after the Initial Closing with respect to any USG&E Company in connection with the execution, delivery or performance by any USG&E Company of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated thereby (the “Required Post-Closing Filings and Approvals”).

Section 5.05         Assets.

(a)                No USG&E Company owns in fee any real property. Schedule 5.05(a) contains a true, correct and complete list of all real property leased or subleased by any USG&E Company (collectively, the “Leased Real Property”).

(b)               Except as set forth on Schedule 5.05(b), each USG&E Company has good and marketable title to, or a valid leasehold interest in, all material Assets and Properties or Leased Real Property used by it, located on its premises or shown on the Financial Statements, free and clear of all Liens (other than Assets and Properties disposed of for fair consideration in the Ordinary Course of Business since the dates of such balance sheets and except for Liens disclosed on such balance sheets (including any notes thereto) and Permitted Liens). Except as set forth on Schedule 5.05(b), all of the material buildings (including all components of such buildings, structures and other improvements), equipment, machinery, fixtures, and other tangible assets (whether owned or leased) of each USG&E Company are in good condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business as presently conducted.

(c)                The Company has previously delivered to Buyer complete and accurate copies of each of the leases for the Leased Real Property (the “Real Property Leases”). With respect to each Real Property Lease: (i) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect; (ii) neither the USG&E Company party to such Real Property Lease nor, to the Company’s Knowledge, any other party to the Real Property Lease is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under the Real Property Lease; (iii) the Real Property Lease has not been modified, except to the extent that such modifications are disclosed by the documents delivered to Buyer; and (iv) the USG&E Company party to such Real Property Lease has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such Real Property Lease.

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Section 5.06         Financial Statements. Attached as Schedule 5.06 are the following financial statements:

(a)                the audited consolidated balance sheet of the USG&E Companies as of December 31, 2015, December 31, 2014 and December 31, 2013, and the related statements of income and cash flows (or the equivalent) for the fiscal years then ended (the “Audited Financial Statements”); and

(b)               the unaudited consolidated balance sheet of the USG&E Companies as of December 31, 2016 (the “Latest Balance Sheet”, and together with the Audited Financial Statements, the “Financial Statements”), and the related statements of income and cash flows (or the equivalent) for the twelve month period then ended.

Each of the Financial Statements referenced above (including in all cases the notes thereto, if any), fairly presents in all material respects the financial condition of the USG&E Companies as of the respective dates thereof and the operating results of the USG&E Companies for the periods covered thereby and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals and income Taxes (none of which footnote disclosures or changes would, alone or in the aggregate, be material to the Business, operations, Assets and Properties, liabilities, financial condition, operating results, value, cash flow or net worth of the USG&E Companies taken as a whole).

Section 5.07         Absence of Undisclosed Liabilities. Except as set forth on Schedule 5.07, none of the USG&E Companies has or will have any obligation or Liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) Liabilities reflected on the Latest Balance Sheet, (b) Liabilities and obligations which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of law, or any Action), (c) the Company Contracts, the Real Property Leases or under contracts and commitments which are not required to be disclosed on another Schedule in this Article 5 (but not Liabilities for any breach of any such contract or commitment occurring on or prior to the Initial Closing Date), and (d) other Liabilities and obligations expressly disclosed in the other Schedules referred to in this Article 5.

Section 5.08         Material Adverse Effect. There has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect on the USG&E Companies. Since the date of the Latest Balance Sheet, each USG&E Company has conducted its business only in the Ordinary Course of Business (other than conduct taken in furtherance of the transactions contemplated hereby).

Section 5.09         Absence of Certain Developments. Except as set forth on Schedule 5.09, since the date of the Latest Balance Sheet, no USG&E Company has:

(a)                issued any notes, bonds or other debt securities, any equity securities or any securities or rights convertible, exchangeable or exercisable into equity securities;

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(b)               borrowed any amount or incurred, or become subject to, any material Liabilities, except current Indebtedness incurred in the Ordinary Course of Business and Indebtedness to Macquarie pursuant to the Macquarie Financing Documents, as amended from time to time;

(c)                discharged or satisfied any material Lien or paid any material obligation or Liability, other than current Liabilities paid in the Ordinary Course of Business;

(d)               declared, set aside or made any payment or distribution of cash or other property to any of its equity holders, or purchased, redeemed or otherwise acquired any equity securities (including any warrants, options or other rights to acquire any equity securities);

(e)                mortgaged or pledged any of its Assets and Properties or subjected them to any Lien, except for Permitted Liens;

(f)                sold, assigned, transferred, leased, licensed or otherwise encumbered any of its material tangible or intangible Assets and Properties, except in the Ordinary Course of Business, or canceled any material debts or claims;

(g)               sold, assigned, transferred, leased, licensed or otherwise encumbered any material Intellectual Property, disclosed any material proprietary confidential information to any Person (other than to Buyer and its Representatives or to a Person who is bound by a non-disclosure or confidentiality agreement to maintain such Intellectual Property as confidential), or abandoned or permitted to lapse any material Intellectual Property;

(h)               made or granted any bonus or any wage or salary increase to any employee or group of employees (except as required by the Company Contracts in effect on the date hereof and disclosed pursuant to Schedule 5.15 or in the Ordinary Course of Business), or made or granted any increase in any Employee Plan or Benefit Arrangement, or amended or terminated any existing Employee Plan or Benefit Arrangement, or adopted any new Employee Plan or Benefit Arrangement, or entered into any agreement or otherwise made a commitment to adopt or contribute to any new Employee Plan or Benefit Arrangement;

(i)                 suffered any damage, destruction or casualty loss exceeding in the aggregate $1,000,000, whether or not covered by insurance;

(j)                 made capital expenditures or commitments therefor that aggregate in excess of $1,000,000;

(k)               made any change in any method of accounting or accounting policies or made any write down in the value of its inventory that is material or that is other than in the usual, regular and Ordinary Course of Business or reversed any accruals other than in the Ordinary Course of Business;

(l)                 taken any steps to incorporate or organize any Subsidiary;

(m)             amended its Organizational Documents;

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(n)               entered into any Contractual Obligation or other arrangement prohibiting or restricting it from freely engaging in any business or otherwise restricting the conduct of its Business anywhere in the world;

(o)               entered into any material contract other than in the Ordinary Course of Business; or

(p)               agreed, whether orally or in writing, to do any of the foregoing.

Section 5.10         Litigation. Except as set forth on Schedule 5.10, there are no (and, since January 1, 2013, there have not been any) Actions commenced, pending or, to Company’s Knowledge, threatened in writing against, relating to or involving any USG&E Company, their Businesses or their Assets and Properties. Except as set forth on Schedule 5.10, there are no pending claims against any USG&E Company under any workers’ compensation plan or policy or for long-term disability. Except as set forth on Schedule 5.10, no USG&E Company is subject to any judgment, order, decree, injunction, award, determination or ruling of any Governmental Authority, arbitrator or arbitration panel. No USG&E Company is a debtor in a bankruptcy proceeding. There is no involuntary bankruptcy petition pending against any USG&E Company.

Section 5.11         Compliance with Laws. Except as set forth on Schedule 5.11:

(a)                Each USG&E Company has since January 1, 2013 complied in all material respects with, and is in compliance in all material respects with, all applicable Laws relating to the ownership or operation of their Businesses and Assets and Properties, including, without limitation, the Telephone Consumer Protection Act of 1991, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Telemarketing Sales Rule, and any similar federal and state legislation regarding call recordings, disclaimers and use of mobile numbers, and telephone marketing in performing all telemarketing services, supplying any lead lists, and otherwise. No USG&E Company has received a written notice alleging a violation of any Laws.

(b)               Each USG&E Company holds and is in compliance with all material Permits required for the conduct of its Business and the ownership or operation of its Assets and Properties, and Schedule 5.11(b) sets forth a list of all of such material Permits. No written notices have been received by any USG&E Company during the past three (3) years alleging the failure to hold any of the foregoing. Subject to required filings with Governmental Authorities disclosed on Schedule 5.04, all of such Permits will be available for use by the USG&E Companies immediately after the Initial Closing.

Section 5.12         Contracts and Commitments.

(a)                Except as expressly contemplated by this Agreement or as set forth on Schedule 5.12(a), no USG&E Company is a party to or bound by any of the following Contractual Obligations relating to or arising out of:

(i)                 the employment of any officer, individual employee or other Person on a full time, part time, consulting or other basis or relating to loans to officers, directors or Affiliates,

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and any agreement with an employee providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise);

(ii)               the advance or loan by any USG&E Company to any other Person of amounts in the aggregate exceeding $250,000;

(iii)             borrowed money, other Indebtedness, or the mortgaging, pledging or otherwise placing a Lien on any material Assets and Properties of any USG&E Company;

(iv)             any Guarantee;

(v)               the Real Property Leases

(vi)             each lease or agreement under which any USG&E Company is a lessee of or holds or operates any personal property owned by any other party, except for any lease of personal property under which the aggregate annual rental payments do not exceed $100,000;

(vii)           lease or agreement under which any USG&E Company is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by such USG&E Company;

(viii)         assignment, license, indemnification or agreement with respect to any intangible property (including any Intellectual Property) granted or made to any USG&E Company, or granted or made by any USG&E Company to third parties, except licenses to any USG&E Company of commercially available, unmodified, “off the shelf” software used solely for their own internal use for an aggregate fee, royalty or other consideration for any such software or group of related software licenses of no more than $100,000;

(ix)             Contractual Obligation prohibiting any USG&E Company from freely engaging in any business or competing anywhere in the world;

(x)               any Contractual Obligation with any Governmental Authority or with a public utility company (A) for the sale or purchase of electric power, (B) that is a master agreement for electric power supply, (C) that is a hedging or derivative instrument or agreement or (D) that is an agreement for the purchase or sale of natural gas, renewable energy certificates, environmental attributes or any other energy-related product or service, in each case involving consideration of at least $1,000,000 annually;

(xi)             any Contractual Obligation set forth on Schedule 5.21;

(xii)           any partnership, joint venture or other similar arrangement involving sharing of profits, losses, costs or Liabilities;

(xiii)         any Contractual Obligation relating to the acquisition or disposition of any Person, business organization or division thereof or collection of Assets and Properties constituting all or substantially all of a business or business unit (whether by merger, sale of

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stock, sale of assets or otherwise), in each case pursuant to which any USG&E Company has any remaining financial or other material obligations; or

(xiv)         any other agreement which is material to its operations and business prospects or involves consideration in excess of $1,000,000 annually.

(b)               All of the Contractual Obligations set forth or required to be set forth on Schedule 5.12(a) (the “Company Contracts”) are valid, binding and enforceable in accordance with their respective terms. Except as set forth on Schedule 5.12(b), (i) each USG&E Company has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any Company Contract; and (ii) to the Company’s Knowledge, no other party to any Company Contract is in material breach of such Company Contract. There are no renegotiations of, attempts or requests to renegotiate or outstanding rights to renegotiate, any terms of any of any Company Contract.

(c)                The Company has delivered to Buyer a copy of each Company Contract and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Schedule 5.12(a), together with all amendments, waivers or other changes thereto, in each case that are true and correct in all material respects.

Section 5.13         Tax Matters.

(a)                Each USG&E Company has timely filed all federal and state income Tax Returns and all other material Tax Returns required to be filed by it (taking into account all extensions of due dates, including extensions as a result of an agreement by a USG&E Company and a Governmental Authority), each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns were true, correct, and complete in all material respects.

(b)               All Taxes due and payable by each USG&E Company (taking into account all extensions of due dates, including extensions as a result of an agreement by a USG&E Company and a Governmental Authority) have been paid, and each USG&E Company has withheld and paid over to the appropriate Taxing Authority all Taxes which they are required to withhold from amounts paid or owing to any employee, stockholder, creditor or other third party, whether or not shown as due on any Tax Return. The unpaid Taxes of the Company and its Subsidiaries did not, as of date of the Latest Balance Sheet exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Latest Balance Sheet and will not exceed such reserve as adjusted for the passage of time through the Initial Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns.

(c)                Except as set forth on Schedule 5.13:

(i)                 no USG&E Company has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

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(ii)               no USG&E Company has: (A) consented to extend the time in which any material Tax may be assessed or collected by any Taxing Authority, which extension remains in effect; (B) entered into an agreement or waiver, or been requested to enter into an agreement or waiver, of any statute of limitations in respect of Taxes, which remains open; (C) granted a power-of-attorney relating to Tax matters to any person, which remains in effect; or (D) within the past six years, applied for and/or received a ruling or determination from any Taxing Authority;

(iii)             no deficiency or proposed adjustment for any amount of Tax has been, to the Company’s Knowledge, proposed or asserted, or assessed by any Taxing Authority, against any USG&E Company which has not been settled or otherwise resolved;

(iv)             there is no Action now in progress, or to the Company’s Knowledge, pending or threatened against or with respect to any USG&E Company with respect to Taxes;

(v)               to the Company’s Knowledge, no claim has ever been made by a Taxing Authority in a jurisdiction where a USG&E Company does not file Tax Returns that such USG&E Company is or may be subject to Tax by that jurisdiction, and no USG&E Company has a “permanent establishment” within the meaning of an applicable income Tax treaty, or otherwise has a fixed place of business in a jurisdiction outside of the United States which subjects it to Tax or to the requirement to file a Tax Return in such jurisdiction;

(vi)             no USG&E Company will be required to include in income, or exclude any item of deduction from, Taxable income for (x) a Taxable period beginning after the Initial Closing Date, or (y) with respect to a Taxable period that begins before and ends after the Initial Closing Date, the portion of such Taxable period that begins after the Initial Closing Date and ends thereafter, as a result of any (A) adjustment under either Code Sections 481(a) or 482 (or any corresponding or similar provision of federal, state, local or foreign Tax Law) by reason of a change in method of accounting or otherwise for a Taxable period ending on or prior to the Initial Closing; (B) “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of federal, state, local or foreign Tax Law) entered into prior to the Initial Closing; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 attributable to a Taxable period ending on or before the Initial Closing; (D) installment sale or open transaction disposition made on or prior to the Initial Closing; (E) prepaid amount received on or prior to the Initial Closing; or (F) election under Code Section 108(i) (or any corresponding or similar provision of federal, state, local or foreign Tax Law) made on or prior to the Initial Closing;

(vii)           no USG&E Company is or has been a party to any “listed transaction” as defined in Regulation Section 1.6011-4;

(viii)         no USG&E Company is a party to or bound by any Tax allocation or Tax sharing agreement;

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(ix)             no USG&E Company (A) has been a member of an affiliated, consolidated, combined or unitary group filing a consolidated federal income Tax Return (other than one of which the Company is the common parent) or (B) has any Liability for the Taxes of any Person (other than any USG&E Company) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise (except for contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes);

(x)               no USG&E Company is a party to any joint venture, partnership or other arrangement that is in fact or properly treated as a partnership for U.S. federal income Tax purposes;

(xi)             no USG&E Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to, Section 355 of the Code in the preceding two (2) years;

(xii)           there are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any USG&E Company; and

(xiii)         as of the Initial Closing, none of the USG&E Companies has any intention to dispose of or discontinue its active trade or business.

(d)               Schedule 5.13 lists all the states with respect to which any USG&E Company files income or franchise Tax Returns.

Section 5.14         Employees.

Schedule 5.14 correctly sets forth the name, current annual salary (or hourly wages, as the case may be), target and actual annual bonus or commission (if any), target and actual long-term incentives (if any) and total compensation for the years 2015 and 2016 of each employee of the USG&E Companies who has annual compensation of at least $150,000, and whether any such employees are absent from active employment, including leave of absence or disability. Except as set forth on Schedule 5.14, to the Company’s Knowledge: (a) no executive or key employee of any USG&E Company or any group of employees of any USG&E Company has notified a USG&E Company in writing of its plans to terminate employment with the USG&E Companies; (b) there are currently none, and since January 1, 2013, there have been no labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances) with any USG&E Company; and (c) none of the USG&E Companies’ employees are subject to, any noncompete, nondisclosure, confidentiality, or similar agreements relating to, or in conflict with the present Business activities of the USG&E Companies, except for agreements between the USG&E Companies and their present and former employees.

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(a)                Since July 26, 2007, there have been no collective bargaining or other labor union contracts applicable to any employees of the USG&E Companies and, to Sellers’ Knowledge, no union organization campaign is in progress with respect to any employees of the USG&E Companies. There is no, and since January 1, 2014, there has not been any, labor dispute, strike, work stoppage, picketing, walkout or lockout or, to Sellers’ Knowledge, threat thereof by or with respect to any employee of the USG&E Companies. Since January 1, 2013, there have not been any “plant closings” or “mass layoffs” (as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any local or state Law, hereinafter the “WARN Act”), by any USG&E Company that would create any obligations under the WARN Act in relation to any plant closings or mass layoffs of employees. Each USG&E Company has timely prepared and filed all appropriate Immigration and Naturalization Service Form I-9’s required by any relevant Governmental Authority. Each USG&E Company has been and is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, fair labor standards, equal employment opportunity, unemployment insurance, worker’s compensation, immigration control, workplace health and safety at its facilities and work sites and in other work areas and any other labor and employment related matters, and no USG&E Company is liable for any arrears of wages or penalties for failure to comply with any of the foregoing, in each case, that could cause any USG&E Company to incur any material Liability. No USG&E Company has engaged in any unfair labor practice or discriminated on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability or handicap or any other status, characteristic or activity protected by Law in its employment conditions or practices that would reasonably be expected to cause any USG&E Company to incur any material Liability. Except as described on Schedule 5.10, there are no racial, color, religious, sex, sexual orientation, national origin, age, disability or handicap discrimination charges or complaints, or any charges or complaints based on any other status, characteristic or activity protected by Law, or immigration control, or any other unfair labor practices charges or complaints, pending or threatened against any USG&E Company before any Governmental Entity. No USG&E Company is liable for any payment to any trust or other fund or to any Governmental Authority with respect to unemployment compensation benefits, social security, disability, paid family leave or other benefits or obligations as required by state or federal statute (other than routine payments to be made in the ordinary course of business consistent with past practice). No USG&E Company is in violation of any Laws concerning retention or classification of independent contractors that could reasonably be expected to cause any USG&E Company to incur any material Liability.

Section 5.15         Employee Plans and Benefit Arrangements.

(a)                Schedule 5.15 sets forth a list of each material Employee Plan and each material Benefit Arrangement, true, correct and complete copies or descriptions of which have previously been made available to Buyer. Additionally, the Company has made available to Buyer, as applicable, (i) the three most recent Annual Reports Form 5500 series for each applicable Employee Plan or Benefit Arrangement, (ii) the most recent IRS determination or opinion letter for each applicable Employee Plan, (iii) the most recent summary plan description for each applicable Employee Plan or Benefit Arrangement for which a summary plan description is required by applicable Law and all related

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summaries of material modifications, and (iv) each trust agreement and the most recent financial statements or auditor’s reports relating to any applicable Employee Plan or Benefit Arrangement.

(b)               No USG&E Company is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax Law).

(c)                No Benefit Arrangement exists that, as a result of the execution of this Agreement or the transactions contemplated by this Agreement, would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, federal or foreign Laws) to any employee of any USG&E Company.

(d)               No USG&E Company or any of their ERISA Affiliates, either currently or at any time during the six (6) year period ending on the date hereof, maintains, sponsors, contributes to, has any obligation to contribute to, or has any Liability or potential Liability under or with respect to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (ii) any plan subject to Title IV of ERISA or Section 412 or Section 430 of the Code. No USG&E Company or any of their ERISA Affiliates has incurred or reasonably expects to incur any Liability under Title IV or Section 302 of ERISA.

(e)                To the Company’s Knowledge, no nonexempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred, or could be expected to occur, with respect to any Employee Plan that could subject any USG&E Company to any Tax or penalty, or other remedial action, under Section 4975 of the Code or ERISA.

(f)                Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or is comprised of a master or prototype plan that has received an opinion letter from the IRS as to qualified status and, to the Company’s Knowledge, no event has occurred that could reasonably be expected to cause the loss of such qualification. Each Employee Plan and each Benefit Arrangement has been established and maintained in compliance in all material respects with its terms and all applicable Laws. All contributions required to be made to the Employee Plans and Benefit Arrangements by each of the USG&E Companies with respect to any period prior to the Initial Closing have been timely made or have been accrued on the Latest Balance Sheet. Other than routine claims for benefits, there are no actions or proceedings pending, or to the Company’s Knowledge, threatened in writing against or involving any Employee Plan or Benefit Arrangement or asserting any rights to or claims for benefits under any Employee Plan or Benefit Arrangement. No Employee Plan is a “multiple employer welfare plan” or “multiple employer welfare arrangement” within the meaning of Section 514(b)(6) of ERISA.

(g)                Except as required under Section 4980B of the Code or similar applicable Law or as set forth on Schedule 5.15(g), the USG&E Companies do not have any obligation to provide health, medical or life insurance benefits to any employee or director of the USG&E Companies (whether current, former or retired) following termination of employment for any reason.

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Section 5.16         Intellectual Property.

(a)                Schedule 5.16(a) sets forth a true, correct and complete list of: (i) each patent or registration that has been issued to any USG&E Company with respect to any of the Intellectual Property; (ii) each pending patent application or application for registration which any USG&E Company has made with respect to any of the Intellectual Property; and (iii) each registered trademark, service mark, and material trade name owned by any USG&E Company. Copies of all such patents, registrations, applications, licenses and agreements (as amended to date) have been made available to Buyer. Except as set forth on Schedule 5.16(a), with respect to each item of Intellectual Property required to be identified on Schedule 5.16(a): (A) the item is not subject to any outstanding injunction, judgment, order, decree or ruling prohibiting the USG&E Companies’ use thereof; (B) no Action is pending that challenges the legality, validity, enforceability, use or ownership of the item; and (C) the USG&E Companies are the owner of all right, title and interest in such Intellectual Property free and clear of any Liens (other than Permitted Liens).

(b)               Schedule 5.16(b) sets forth a true, correct and complete list of each item of Intellectual Property that any third party owns and that any USG&E Company uses pursuant to a written license or agreement. True and correct copies of all such material licenses and agreements have been made available to Buyer. With respect to each such item of Intellectual Property required to be identified on Schedule 5.16(b): (x) the license or agreement covering the item is legal, valid, binding, enforceable by the applicable USG&E Company, and in full force and effect in all material respects; and (y) the applicable USG&E Company is not in default or material breach of the license or agreement and has not received any written notice that any USG&E Company is in default or material breach; and (z) no USG&E Company has granted any sublicense or similar right with respect to the license or agreement. To the Company’s Knowledge, the Intellectual Property owned by the USG&E Companies and the business methods and operations of the USG&E Companies as in effect prior to Initial Closing do not violate, breach or infringe the patent, trademark, copyright or other intellectual property rights of any other Person.

(c)                Except as set forth on Schedule 5.16(c), the USG&E Companies own, free of Liens (other than Permitted Liens), or have a valid and binding license or right to use, all Intellectual Property material to the conduct of the Business as currently conducted.

(d)               To the Company’s Knowledge, none of the USG&E Companies have experienced any incident in which personally identifiable information of the USG&E Companies’ customers was stolen or improperly accessed and there are no facts indicating the occurrence of such an incident, including any breach of security suffered by the USG&E Companies with respect to such information or any written notices or complaints received by the USG&E Companies from any Person regarding improper use or disclosure of personally identifiable information, except as individually or in the aggregate would not reasonably be expected to be material to the Business of the USG&E Companies; and (ii) the collection, use, storage, processing, import, export and disclosure of personally identifiable information or other protected information relating to individuals by the USG&E Companies have complied with during the past three (3) years, and are currently in compliance with, their respective privacy policies

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and all Laws relating to data collection, use, privacy or protection, except as individually or in the aggregate would not reasonably be expected to be material to the Business of the USG&E Companies taken as a whole.

Section 5.17         Customer Contracts. To the Company’s Knowledge, no USG&E Company has received any written notice to the effect that any Customer intends to terminate its business relations with the USG&E Companies: (i) as a result of the transactions contemplated by this Agreement, or (ii) otherwise, other than any termination by a Customer that represents less than $1,000,000 in gross profit.

Section 5.18         Environmental Matters. Except set forth on Schedule 5.18, (a) each USG&E Company is in compliance in all material respects with all Environmental Permits and Environmental Laws for the operation of such USG&E Company as presently conducted; (b) during the past three (3) years, each USG&E Company has held all Environmental Permits required for the lawful conduct of such USG&E Company and materially complied with the terms of all Environmental Laws; (c) no USG&E Company has received any written notice in the past three (3) years that it is or may be potentially responsible with respect to any investigation or cleanup of any threatened or actual release of Hazardous Materials, nor is any USG&E Company participating as a potentially responsible party in connection with any such investigation or cleanup; (d) to the Company’s Knowledge, there have been no Hazardous Materials generated by any USG&E Company that are the subject of a response action pursuant to any Environmental Law; (e) to the Company’s Knowledge, no USG&E Company has caused a release of Hazardous Materials at properties that it has owned or leased, for which response actions are required pursuant to Environmental Law; and (f) the Company has made available to Buyer all environmental assessment reports currently in the possession of, under the control of, or received by the USG&E Companies that address properties the USG&E Companies have owned or leased.

Section 5.19         Regulatory Matters. Except as set forth on Schedule 5.19:

(a)                No USG&E Company is engaged, or has been engaged, in any activity, including wholesale sales of electricity or natural gas, that could subject the USG&E Company to: (i) regulation as a “gas corporation”, an “electric corporation”, an “electric utility”, an “electric utility company”, a “gas utility”, a “gas utility company”, a “public utility”, a “public utility company” or similar entity under the laws administered by or the regulations of any state, (ii) regulation as a “public utility” under the FPA, except to the extent that the USG&E Company, as of the date of this Agreement, is a “public utility” under the FPA by reason of any FERC consent or approval that permits the USG&E Company, as applicable, to charge market-based rates for its wholesale sale of energy, capacity or ancillary services, (iii) regulation as a “natural gas company” under the Natural Gas Act, as amended, and the regulations and orders thereunder (all collectively, the “NGA”), (iv) regulation as a “public utility company”, “gas utility company”, an “electric utility company” or a “holding company,” as those terms are defined under the Public Utility Holding Company Act of 2005, and the regulations and orders thereunder (all collectively, “PUHCA”), (v) an actual violation of any rule, regulation, order, tariff, or requirement under any of the FPA, the NGA or the PUHCA, or (vi) regulation under any public utilities code or any other applicable law regarding its authority to incur indebtedness or grant liens on, or otherwise transfer, sell, lease, license or otherwise dispose of, its property.

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(b)               Each USG&E Company set forth in Schedule 5.19(b)(i) (each, a “USG&E ESCO”) is, and is duly authorized to be, an “energy service company” or other retail electric or natural gas supplier (an “ESCO”) under the law of the jurisdiction(s) in which it conducts, or is authorized to conduct, business, and holds all necessary approvals and authorizations to sell electricity and/or natural gas at retail for delivery in such jurisdictions and to be and act as an ESCO consistent with all applicable law. Schedule 5.19(b)(ii) sets forth all retail electric and natural gas supplier licenses and Schedule 5.19(b)(iii) sets forth, if applicable, each FERC market-based tariff for each USG&E ESCO. The USG&E ESCOs are in material compliance with such licenses and tariffs and the Laws related thereto and no USG&E ESCO is subject to any refund liability with respect to such licenses and tariffs, other than any liability that would not reasonably be expect to be material to the USG&E ESCOs, taken as a whole.

(c)                Each USG&E ESCO is in material compliance with the governmental regulations and orders applicable to it as an ESCO in all jurisdictions in which it conducts, or is authorized to conduct, business as an ESCO (all collectively, the “ESCO Requirements”).

(d)               The status and standing of each USG&E ESCO as an ESCO consistent with the ESCO Requirements is not subject to review, challenge, termination, revocation, decertification, discipline, or penalty in any proceeding, whether pending, threatened, or anticipated (and whether or not the USG&E Company, as applicable, has received formal or written or other notice thereof).

(e)                No USG&E Company has been advised or received notice of any kind (whether formal or written or not) of any proceeding, whether pending, threatened, or asserted, in which it is or is expected to be claimed that the authorization held by any USG&E ESCO to be and to act as an ESCO is subject to challenge, non-renewal, termination, or limitation not otherwise generally applicable to an ESCO.

(f)                Each USG&E Company is not, and has not been advised or received notice of any kind (whether formal or written or not) of any proceeding, whether pending, threatened, or asserted, in which it is, or is expected to be claimed that the USG&E Company is, subject to: (i) regulation as a “gas corporation”, an “electric corporation”, an “electric utility”, an “electric utility company”, a “gas utility”, a “gas utility company”, a “public utility”, a “public utility company” or similar entity under the laws administered by or the regulations of any state, (ii) regulation as a “public utility” under the FPA, except to the extent that the USG&E Company, as of the date of this Agreement, is a “public utility” under the FPA by reason of FERC consent or approval that permits the USG&E Company to charge market-based rates for its wholesale sale of energy, capacity or ancillary services, (iii) regulation as a “natural gas company” under the NGA, (iv) regulation as a “public utility company”, “gas utility company”, an “electric utility company” or a “holding company,” as those terms are defined under PUHCA, (v) an actual violation of any rule, regulation, order, tariff, or requirement under any of the FPA, the NGA or the PUHCA, or (vi) regulation under any public utilities code or any other applicable law regarding its authority to incur Indebtedness or grant liens on, or otherwise transfer, sell, lease, license or otherwise dispose of, its property.

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(g)               Since June 30, 2014, the USG&E Companies have maintained commercially reasonable procedures, which procedures have been disclosed to Buyer and acknowledged by Buyer to be adequate, to (i) require their employees not to contact potential customers in violation of listings on the National Do Not Call Registry and similar state registries, (ii) request that their outside telemarketing agents comply with the National Do Not Call Registry and similar state registries, and (iii) review any customers received from outside telemarketing agents so as to avoid accepting customers contacted in violation of listings on the National Do Not Call Registry and similar state registries. While the USG&E Companies have repeatedly admonished their outside telemarketing agents that the USG&E Companies will not accept customers on the National Do Not Call Registry or similar state registries, the USG&E Companies make no representation or warranty as to their outside telemarketing agents’ actual conduct.

Section 5.20         Transactions with Affiliates. Except as set forth in Schedule 5.20, no Seller, officer or director of any Seller or USG&E Company, or any Affiliate of an officer or director of any Seller or USG&E Company (other than a publicly held corporation whose stock is traded on a national securities exchange or quotation market in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) has any interest in: (a) any contract, arrangement or understanding with, or relating to, any USG&E Company or its Assets and Properties; (b) any loan, arrangement, understanding, agreement or contract for or relating to any USG&E Company or its Assets and Properties; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by any USG&E Company. Schedule 5.20 sets forth a true, correct and complete list of all contracts between any USG&E Company and another USG&E Company or any other Affiliate.

Section 5.21         Company Transaction Bonuses. Schedule 5.21 contains a detailed listing of all Company Transaction Bonuses, including, with respect to each Company Transaction Bonus, the payee, the amount of such bonus, the payment terms, and the name of the plan under which such Company Transaction Bonus is being granted. Except for the Company Transaction Bonuses set forth on Schedule 5.21, there are no bonuses, severance or other similar compensation (discretionary or otherwise) payable to any employee of any USG&E Company in connection with or arising out of the transactions contemplated hereby.

Section 5.22         No Other Buyer or Merger Sub Representations or Warranties. Except for the representations and warranties set forth in Article 6, the Company hereby acknowledges and agrees that none of Buyer or Merger Sub, their respective Affiliates, equity holders, directors, officers, employees, agents, Representatives or advisors, or any other Person has made or is making, and the Company is not relying upon, any other express or implied representation or warranty with respect to Buyer, Merger Sub or any of their respective Affiliates or their respective business or operations, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer’s business furnished or made available to the Company and its Representatives (including any information, documents or material conveyed to the Company by any Representative of Buyer, delivered to the Company or made available to the Company in the data room for the transactions contemplated hereby or provided in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of Buyer’s business, or any representation or warranty arising from statute or otherwise in Law.

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Section 5.23         Brokers, Finders and Investment Bankers. Except as provided on Schedule 5.23, none of the USG&E Companies have employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 5.24         Insurance. Each insurance policy covering any of the USG&E Companies or any of the Assets and Properties is set forth on Schedule 5.24 (the “Insurance Policies”) and is in full force and effect. None of the USG&E Companies have received written notice from any insurer or agent of any intent to cancel, cancellation or termination of any such Insurance Policy. Except as set forth on Schedule 5.24, there is no claim by any of the USG&E Companies pending under any Insurance Policy. None of the Insurance Policies or the coverages provided thereunder has been denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights in writing. The USG&E Companies do not participate in, and have no Liabilities relating to, any self-insurance policies or similar arrangements.

Section 5.25         Information Statement and SEC Filings. None of the information supplied or to be supplied in writing by or on behalf of the Sellers or the USG&E Companies for inclusion or incorporation by reference in any information statement sent by the Company in connection with the transactions contemplated by this Agreement to the Company Holders will, at the date it is first mailed to the Company Holders, at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied in writing by or on behalf of the Sellers or the USG&E Companies for inclusion in the 14C Information Statement, Registration Statement, the S-3 Registration Statement or other filings to be made by Buyer with the SEC or with any stock exchange or other regulatory authority in connection with the transactions contemplated hereby will, at the time filed with the SEC, any stock exchange or other regulatory authority (as the case may be), at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time first distributed to Company Holders or Buyer Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

Section 5.26         Opinion of Financial Advisor. JMP Securities LLC has delivered to the board of directors of the Company its written opinion (or oral opinion to be confirmed in writing), dated as of the Effective Date, to the effect that, as of such date, and based upon, and subject to, the factors, assumptions and limitations set forth therein, the consideration to be received by the Sellers at the Initial Closing and by the Remaining Company Stockholders in connection with the Merger is fair, from a financial point of view, to the Sellers or Remaining Company Stockholders, as applicable.

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Article 6
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Except as set forth in any Buyer SEC Document filed or furnished on or after January 1, 2014 and publicly available at least two (2) Business Days prior to the Effective Date (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded), Buyer and Merger Sub hereby represent and warrant to the Sellers as follows:

Section 6.01         Organization of Buyer and Merger Sub. Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a Delaware corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth in the introductory paragraph of this Agreement and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is a newly-formed entity, formed solely for the purposes of consummating the transactions contemplated by this Agreement, and it neither has nor has it ever had any other assets (other than cash contributed by Buyer upon incorporation) or activities. Merger Sub is, and immediately prior to the Acquisition Transaction will be, a wholly-owned subsidiary of Buyer.

Section 6.02         Authorization. Each of Buyer and Merger Sub has full corporate power and authority to execute and deliver this Agreement and any Ancillary Documents to which it is a party, to perform its obligations under this Agreement and any Ancillary Documents to which it is a party and to consummate the transactions contemplated by this Agreement and any Ancillary Documents to which it is a party. The execution and delivery by Buyer and Merger Sub of this Agreement and Ancillary Documents, the performance by Buyer and Merger Sub of their obligations under this Agreement and the Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Ancillary Documents have been duly and validly authorized by all necessary organizational action on the part of Buyer and Merger Sub respectively. This Agreement has been and, as of the Initial Closing Date, the Ancillary Documents to which each of Buyer and Merger Sub are a party will be, duly executed and delivered by Buyer and Merger Sub and do or will, as the case may be, constitute the valid and binding agreements of Buyer and Merger, enforceable against Buyer and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 6.03         Required Filings and Consents.

(a)                The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement do not and will not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or third party, other than the Necessary Buyer Stockholder Approval and any other consent, approval or other authorization of, or filing with or notification to, any Governmental Authority identified in Schedule 6.03.

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The consent of Buyer Stockholders holding a majority of the outstanding shares of Buyer’s Common Stock (the “Necessary Buyer Stockholder Approval”), is the only approval of the holders of any class or series of Buyer’s capital stock necessary to approve the transactions contemplated by this Agreement and adopt this Agreement and to restate the certificate of incorporation and bylaws of Buyer as contemplated by Section 7.20. The Necessary Buyer Stockholder Approval with respect to the adoption of this Agreement, the performance of the transactions contemplated by this Agreement, and the restatement of the certificate of incorporation and bylaws of Buyer as contemplated by Section 7.20 has been obtained, and the holders of a majority of the outstanding shares of Buyer’s Common Stock have each signed and delivered the Written Consent to Buyer, a true, correct and complete copy of which has been delivered to Sellers and the Company. No other affirmative vote of the holders of any class or series of Buyer’s capital stock is required to approve any transaction contemplated hereby. The creation of Buyer’s Series A Preferred Stock pursuant to the Certificate of Designation and the issuance of the shares of Buyer’s Common Stock and Buyer’s Series A Preferred Stock as part of the Initial Stock Consideration and the Merger requires the vote or approval of the Buyer Stockholders under the rules of the NYSE, which consent has been obtained as part of the Written Consent.

(b)               The action by a majority of, or the written consent of all of, the members of the board of directors of Buyer remaining in office after giving effect to the Letters of Resignation is the only approval of the board of directors of Buyer or the holders of any class or series of Buyer’s capital stock necessary to effect the appointments of the individuals set forth in the Designation Notice to Buyer’s board of directors.

Section 6.04         Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation by Buyer and Merger Sub of the transactions contemplated by this Agreement do not and will not:

(a)                conflict with, or result in any breach of any provision of the Organizational Documents of Buyer or Merger Sub;

(b)               result in any violation of or the breach of or constitute a default (with notice or lapse of time or both) under (or give rise to any right of termination, cancellation or acceleration or guaranteed payments under or to, a loss of a material benefit or result in the creation or imposition of a lien under) any of the terms, conditions or provisions of any contract to which Buyer or any Buyer Subsidiary, is a party or may be bound except for such violations, breaches, defaults, or rights of termination, cancellation or acceleration, losses or the imposition of Liens as to which requisite waivers or consents have been obtained or will be obtained prior to the Initial Closing or which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Buyer or Merger Sub or would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or Buyer’s or Merger Sub’s ability to perform its obligations hereunder; or

(c)                violate the provisions of any Law applicable to either Buyer or Merger Sub, in such a manner as would reasonably be expected to prevent or materially delay the consummation of the transaction contemplated hereby or the ability of Buyer or Merger Sub to perform its obligations hereunder.

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Section 6.05         SEC Filings.

Since January 1, 2015, Buyer has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, proxy statements, schedules, statements and other documents (including exhibits) required to be filed or furnished (as applicable) by it under the 1933 Act or the 1934 Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by Buyer with the SEC since January 1, 2015, as have been supplemented, modified or amended since the time of filing, collectively, the “Buyer SEC Documents”). None of the Buyer Subsidiaries is currently, or since becoming a Buyer Subsidiary has been, required to file any forms, reports or other documents with the SEC.

(a)                As of their respective effective dates (in the case of the Buyer SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective SEC filing dates (in the case of all other Buyer SEC Documents), or in each case, if amended prior to the Effective Date, as of the date of the last such amendment, the Buyer SEC Documents complied in all material respects with the applicable requirements of the 1934 Act, the 1933 Act or the Investment Company Act of 1940, as amended (the “1940 Act”), as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of their respective effective dates (in the case of the Buyer SEC Documents that are registration statements filed pursuant to the requirements of the 1933 Act) and as of their respective SEC filing dates (in the case of all other Buyer SEC Documents), or in each case, if amended prior to the Effective Date, as of the date of the last such amendment, the Buyer SEC Documents did not, and any Buyer SEC Documents filed with or furnished to the SEC subsequent to the Effective Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)               None of the Buyer SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending or, to the Knowledge of Buyer, threatened, in each case regarding any accounting practices of Buyer.

(c)                Buyer is eligible to use Form S-3 to register the Buyer’s Common Stock and Buyer’s Series A Preferred Stock to be issued to Sellers pursuant to this Agreement and the MVC Buyer Shares for sale or other disposition as contemplated by Section 7.15(d).

Section 6.06         NYSE Compliance. Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

Section 6.07         No Other Seller or USG&E Company Representations or Warranties. Except for the representations and warranties set forth in Article 4 and Article 5, Buyer and Merger Sub hereby acknowledge and agree that none of the Sellers, the USG&E Companies, their respective Affiliates, equity holders, directors, officers, employees, agents, Representatives or advisors, or any other Person has made or is making, and Buyer and Merger Sub are not relying upon, any other express or implied representation or

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warranty with respect to the Seller Shares, Sellers, any USG&E Company or their respective business or operations, including any representation or warranty as to the accuracy or completeness of any information regarding the Business furnished or made available to Buyer and its Representatives (including any information, documents or material conveyed to Buyer by any Representative of the Company, delivered to Buyer or made available to Buyer in the data room for the transactions contemplated hereby or provided in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

Section 6.08         Brokers, Finders and Investment Bankers. Other than as set forth on Schedule 6.08, none of Buyer, Merger Sub or any of their respective officers, directors, employees or Affiliates, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated by this Agreement.

Section 6.09         Equity Interest. Schedule 6.09 sets forth a list of all of the equity interests owned by Buyer.

Section 6.10         Financial Statements. Each of the consolidated financial statements (including in all cases the notes thereto, if any) contained in or incorporated by reference into the Buyer SEC Documents (a) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (b) was prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as may be indicated in the notes thereto and subject in the case of the unaudited financial statements to the absence of footnote disclosures and changes resulting from normal year-end adjustments for recurring accruals and (c) fairly presented in all material respects in accordance with GAAP the consolidated financial position and the results of operations, changes in stockholders' equity, and cash flows of Buyer and its consolidated subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material). Attached as Schedule 6.10 are the unaudited consolidated balance sheet of Buyer and its consolidated subsidiaries as of December 31, 2016 (the “Latest Buyer Balance Sheet”), and the related statements of income and cash flows (or the equivalent) for the twelve month period then ended.

Section 6.11         Absence of Undisclosed Liabilities. Except as set forth on Schedule 6.11, none of Buyer, Merger Sub, or, to Buyer’s Knowledge, the other Buyer Subsidiaries has or will have any obligation or Liability (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, other than (a) Liabilities reflected on the Latest Buyer Balance Sheet, (b) Liabilities and obligations which have arisen after the date of the Latest Buyer Balance Sheet in the Ordinary Course of Business (none of which is a Liability for breach of contract, breach of warranty, tort, infringement, violation of law, or any Action), (c) under contracts and commitments entered into in the Ordinary Course of Business (but not Liabilities for any breach of any such contract or commitment occurring on or prior to the Initial Closing Date), and (d) other Liabilities and obligations expressly disclosed in the other Schedules referred to in this Article 6.

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Section 6.12         Material Adverse Effect. There has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect on Buyer. Since December 31, 2016, Buyer has conducted its business in the Ordinary Course of Business (other than conduct taken in furtherance of the transactions contemplated hereby).

Section 6.13         Litigation. Except as set forth on Schedule 6.13, there are no (and, during the three (3) years preceding the date hereof, there have not been any) Actions commenced, pending or, to Buyer’s Knowledge, threatened in writing against, relating to or involving Buyer its Assets and Properties or, to Buyer’s Knowledge, the Buyer Subsidiaries. Except as set forth on Schedule 6.13, neither Buyer nor any of the Buyer Subsidiaries is subject to any material judgment, order, decree, injunction, award, determination or ruling of any Governmental Authority, arbitrator or arbitration panel. Neither Buyer nor any of the Buyer Subsidiaries is a debtor in a bankruptcy proceeding. There is no involuntary bankruptcy petition pending against Buyer, Merger Sub, or to Buyer’s Knowledge, any of the other Buyer Subsidiaries.

Section 6.14         Compliance with Laws. Except as set forth on Schedule 6.14:

(a)                Buyer and, to the Buyer’s Knowledge, each of the Buyer Subsidiaries has during the past three years complied with, and is in compliance with, all applicable Laws relating to the ownership or operation of their businesses and Assets and Properties except as would not have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole or the ability of Buyer to fulfill and comply with the terms and conditions of this Agreement and the Ancillary Documents to which it is a party. Buyer has not received a written notice during the past three (3) years alleging a material violation of any Laws by Buyer or any of the Buyer Subsidiaries.

(b)               Buyer and, to the Buyer’s Knowledge, each of the Buyer Subsidiaries holds and is in compliance with all Permits required for the conduct of their businesses and the ownership or operation of their Assets and Properties except as would not have a Material Adverse Effect on Buyer and the Buyer Subsidiaries taken as a whole or the ability of Buyer to fulfill and comply with the terms and conditions of this Agreement and the Ancillary Documents to which it is a party. No written notices have been received by Buyer during the past three (3) years alleging the failure to hold any of the foregoing. Subject to required filings with Governmental Authorities disclosed on Schedule 6.03, all of such Permits will be available for use by Buyer and, to the Buyer’s Knowledge, the Buyer Subsidiaries immediately after the Initial Closing.

Section 6.15         Tax Matters.

(a)                Each of Merger Sub and Buyer are treated as “C” corporations for applicable United States federal income Tax purposes; no election has been made to treat either of such entities as a partnership or disregarded entity for such purposes.

(b)               Merger Sub is not an “investment company” as such term is defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

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(c)                Buyer and its Affiliates have no plan or intention to liquidate the Surviving Corporation (including any transaction that would be treated as a liquidation for U.S. federal income Tax purposes) or merge the Surviving Corporation with or into any other corporation or entity, or to sell or otherwise dispose of the stock of the Surviving Corporation which Buyer will acquire in the Acquisition Transaction, or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, all except in the ordinary course of business consistent with past practice or if such liquidation, merger, or disposition is described in Section 368(a)(2)(C) of the Code or Treasury Regulation Section 1.368-1(d)(4) or Section 1.368-2(k).

(d)               Prior to the Initial Closing, the Buyer has not acquired any shares of the Company (and no related person to the Buyer within the meaning of Treasury Regulation 1.368-1(e)(3) has acquired any stock of the Company) either directly or through any transaction, agreement, or arrangement with another person.

(e)                Buyer has no plan or intention to (i) reacquire any Buyer stock that is issued in connection with the Initial Closing or the Merger, or (ii) make any distributions after and in connection with the Acquisition Transaction to holders of the stock of Buyer, other than dividends, if any, that may be paid in the ordinary course of business consistent with past practice.

(f)                Buyer and Merger Sub are not under the jurisdiction of a court in a case under Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

(g)               Following the Initial Closing and the completion of the Acquisition Transaction, Buyer intends to cause the Surviving Corporation to continue the Company’s historic business or to use a significant portion of the Company’s historic business assets in a business as required by Section 368 of the Code and the Treasury Regulations promulgated thereunder.

(h)               Neither the Buyer nor any Buyer Subsidiary or, to the Knowledge of Buyer, any of Buyer’s Affiliates, (i) has taken or agreed to take any action, or (ii) is aware of any fact or circumstances, in each case, (A) that would prevent the consummation of the Acquisition Transaction from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code (to the extent applicable) and 368(a)(1)(B) of the Code, and (B) as to which Buyer or such Subsidiary or Affiliate has Knowledge as of the Initial Closing Date that such action or such facts or circumstances would prevent the consummation of the Acquisition Transaction from qualifying as a “reorganization” within the meaning of Sections 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Code (to the extent applicable) and 368(a)(1)(B) of the Code.

Section 6.16         Investment Company Matters. As of the Initial Closing Date (a) Buyer is not an investment company as defined by the 1940 Act and Buyer has ceased to be a Business Development Company under the 1940 Act and (b) Buyer will operate its business in a manner so as not to fall within the definition of investment company under the 1940 Act.

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Section 6.17         Information Statement and SEC Filing. None of the information supplied or to be supplied by or on behalf of Buyer or Merger Sub in writing for inclusion or incorporation by reference in any information statement sent by the Company in connection with the transactions contemplated by this Agreement to the Company Holders will, at the date it is first mailed to the Company Holders or at any time it is amended or supplemented, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Buyer or Merger Sub for inclusion or incorporation by reference in the 14C Information Statement, Registration Statement, the S-3 Registration Statement or other filings to be made by Buyer with the SEC or with any stock exchange or other regulatory authority in connection with the transactions contemplated hereby will, at the time filed with the SEC, any stock exchange or other regulatory authority (as the case may be), at any time such document is amended or supplemented, at the time such document is declared effective by the SEC or at the time first distributed to Company Holders or Buyer Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. When distributed, the 14C Information Statement shall comply in all material respects with the notification requirements set forth in DGCL Section 228(e) and shall comply as to form in all material respects with respect to the 1934 Act.

Section 6.18         Private Placement. Assuming the accuracy of the representations and warranties of Sellers in Section 4.06, the offer and sale by Buyer of the Initial Stock Consideration to Sellers as contemplated hereby is exempt from the registration requirements of the 1933 Act.

Section 6.19         Valid Issuance. The shares of Buyer’s Common Stock and Buyer’s Series A Preferred Stock issuable as part of the Initial Stock Consideration and the Merger will have been duly authorized and, when issued and delivered at the Initial Closing and Merger Closing in accordance with the terms of this Agreement, as applicable, will be validly issued, fully paid and non-assessable free and clear of all Liens and other contractual or other restrictions of transferability or voting (other than restrictions on transfer arising under securities Laws) and will not have been issued in violation of, or subject to, any pre-emptive rights or other contractual rights to purchase securities. Upon the due conversion of any shares of Buyer’s Series A Preferred Stock, the shares of Buyer’s Common Stock issuable upon such conversion will be duly authorized and validly issued, fully paid and non-assessable free and clear of all Liens and other contractual or other restrictions of transferability or voting (other than restrictions on transfer arising under securities Laws) and will not have been issued in violation of, or subject to, any pre-emptive rights or other contractual rights to purchase securities. Buyer has reserved a sufficient number of shares of Buyer’s Common Stock for issuance upon the conversion of Buyer’s Series A Preferred Stock.

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Section 6.20         Capitalization; Subsidiaries.

(a)                The authorized capital stock of Buyer as of the Effective Date consists of 50,000,000 shares of Buyer’s Common Stock, of which 13,518,146 are issued and outstanding, and none of which are held in treasury. All of the issued and outstanding shares of Buyer’s capital stock have been duly authorized, validly issued and are fully paid and non-assessable and were not issued in violation of the preemptive, subscription or similar rights of any Person. No shares of capital stock or other equity interest in Buyer or a Buyer Subsidiary were issued in violation of any Law.

(b)               The authorized equity capital of each Buyer Subsidiary as of the Effective Date is set forth on Schedule 6.20(b), which accurately reflects the percentage ownership interest of Buyer or another Buyer Subsidiary in each Buyer Subsidiary. The outstanding equity interests of each Buyer Subsidiary are duly authorized and validly issued, fully paid and non-assessable, and are held of record and beneficially in the amounts by Buyer or another Buyer Subsidiary as set forth on Schedule 6.20(b). All equity interests in each Buyer Subsidiary are owned free and clear of any and all Liens by Buyer or another Buyer Subsidiary (other than restrictions on transfer arising under securities Laws). Except as set forth on Schedule 6.20(b), neither Buyer nor any Buyer Subsidiary owns any stock or other equity interest (or any rights exercisable for or convertible into any of the foregoing) of any other Person.

(c)                Except as set forth in Section 6.20(a) above, Schedule 6.20(b) or Schedule 6.20(c), there are no (i) outstanding shares of capital stock of or other equity interests in Buyer or a Buyer Subsidiary; (ii) outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, rights of first refusal, rights of first offer, preemptive rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock of or other equity interests in Buyer or any Buyer Subsidiary; (iii) outstanding Contractual Obligations or other agreements of Buyer or any Buyer Subsidiary to grant, issue, purchase, sell, redeem or otherwise acquire any outstanding shares of the capital stock of or other equity interests in Buyer or any Buyer Subsidiary, or securities or obligations of any kind convertible into any shares of the capital stock of equity interests in Buyer or any Buyer Subsidiary; (iv) dividends that have accrued or been declared but are unpaid on the capital stock of or other equity interests in Buyer or any Buyer Subsidiary; (v) voting trusts, proxies, equity holder agreements or other agreements or understandings with respect to the voting of any shares of capital stock of or other equity interests in Buyer or a Buyer Subsidiary or to which Buyer or any Buyer Subsidiary is a party or by which Buyer or any Buyer Subsidiary is bound with respect to the voting of any shares of capital stock of or other equity interests in Buyer or any Buyer Subsidiary or any such agreements or understandings to which Buyer or any Buyer Subsidiary is a party which restrict the ownership, transfer or voting of any such shares or interests or otherwise affecting the rights of any holder of the capital stock or equity interests in Buyer or any Buyer Subsidiary; (vi) existing rights with respect to registration under the 1933 Act of any capital stock of or other equity interests in Buyer or a Buyer Subsidiary; and (vii) outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to Buyer or any Buyer Subsidiary, including restricted shares, restricted share

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units, stock appreciation rights, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity interests in, Buyer or a Buyer Subsidiary.

(d)               Schedule 6.20(d) sets forth the pro forma capitalization of Buyer as of immediately following the consummation of the Initial Closing and as of immediately following the consummation of the Merger Closing. Immediately following the Initial Closing, the shares of Buyer’s Common Stock issued at the Initial Closing shall represent at least 68.7% of the outstanding shares of Buyer’s Common Stock on a fully diluted basis and immediately following the Merger Closing, the shares of Buyer’s Common Stock issued at the Initial Closing and in connection with the Merger Closing shall represent, in the aggregate, at least 70.7% of the outstanding shares of Buyer’s Common Stock on a fully diluted basis.

Section 6.21         Compensation Arrangements. Except as set forth on Schedule 6.21, neither Buyer nor any of its Affiliates is a party to or bound by any Contractual Obligations relating to or arising out of (a) the employment or engagement of any director or officer of Buyer on a full time, part time, consulting or other basis, (b) any loans to any director or officer of Buyer, and (c) any arrangement with any director or officer of Buyer providing for deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise).

Section 6.22         Opinion of Financial Advisor. Jefferies LLC has delivered to the board of directors of Buyer its written opinion to the effect that, as of the date of such opinion and based upon, and subject to, the factors, assumptions and limitations set forth in such written opinion, the aggregate consideration (consisting of, collectively, the Common Stock Consideration and the Preferred Stock Consideration) to be paid by Buyer pursuant to this Agreement is fair, from a financial point of view, to Buyer.

Article 7
CERTAIN COVENANTS AND AGREEMENTS

Section 7.01         Conduct of Business Pending the Initial Closing.

(a)                For the period commencing on the Effective Date and ending on the earlier of the Initial Closing Date or the Termination Date, Sellers and the Company shall, and the Company and Sellers will cause each USG&E Company, except as expressly required by the terms of this Agreement, pursuant to any agreement or other binding obligation of any USG&E Company existing as of the Effective Date or as otherwise consented to in advance in writing by Buyer, such consent not to be unreasonably withheld, delayed or conditioned, to: (i) conduct the Business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws; (ii) use commercially reasonable efforts to maintain the value of the Business as a going concern; (iii) use commercially reasonable efforts to preserve the goodwill and business relationships with customers, suppliers, distributors, licensors, licensees, lessors, joint venture partners and others having business relationships with any USG&E Company; and (iv) make no capital expenditure equal to or greater than One Million Dollars ($1,000,000). For the period commencing on the Effective Date and ending on the earlier of the Initial Closing Date or the Termination Date, Buyer and Merger Sub shall, except as expressly required by the terms of this Agreement, pursuant to any agreement or other binding obligation of Buyer or

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Merger Sub existing as of the Effective Date or as otherwise consented to in advance in writing by Sellers’ Representative, such consent not to be unreasonably withheld, delayed or conditioned, to: (i) conduct the Buyer’s business in the Ordinary Course of Business and in compliance in all material respects with all applicable Laws; and (ii) make no capital expenditure or investment equal to or greater than One Million Dollars ($1,000,000).

(b)               Without limiting the generality or effect of Section 7.01(a), from the Effective Date until the Initial Closing, or the earlier termination of this Agreement in accordance with Article 10, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned, and except to the extent described on Schedule 7.01(b), the Company shall not, and the Sellers and the Company shall not cause or permit any of the USG&E Companies to, take any of the following actions:

(i)                 amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other equity interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii)               issue, sell, grant or otherwise dispose of any of its capital stock or other securities (including options and warrants), or amend any term of any of its outstanding capital stock or other securities (including options and warrants), other than the conversion, redemption or cancellation of securities as contemplated by this Agreement;

(iii)             (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock (other than cash dividends and cash distributions by a Subsidiary of the Company to the Company or a wholly-owned Subsidiary of the Company); or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock, except as contemplated by this Agreement or pursuant to employment agreements;

(iv)             (A) incur, assume or otherwise become liable for any Indebtedness, contingent or otherwise, other than in the Ordinary Course of Business, pursuant to the Macquarie Financing Documents, or equal to or in excess of One Million Dollars ($1,000,000), (B) issue any debt securities, (C) become liable in respect of any Guarantee (other than a Guarantee by a USG&E Company of a Liability of the Company or a wholly-owned Subsidiary of the Company that is made in the Ordinary Course of Business), or (D) agree to any amendment, restatement, supplement or modification of or to the Macquarie Financing Documents in any material respect;

(v)               (A) merge or consolidate with any Person, (B) acquire (by merger, consolidation, acquisition of shares, assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than acquisitions of supplies and inventories in the Ordinary Course of Business; or (C) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person (other than loans or

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advances to, or investments in, wholly-owned Subsidiaries of the Company existing on the date of this Agreement that are made in the Ordinary Course of Business);

(vi)             enter into any trades, other than hedging or otherwise in the Ordinary Course of Business;

(vii)           settle or compromise any pending or threatened claim (including, without limitation, making payments required by the terms of such settlement or compromise) in an amount in excess of One Hundred Thousand Dollars ($100,000);

(viii)         permit any of its Assets and Properties to become subject to a Lien (other than a Permitted Lien and blanket Liens in existence on the date of this Agreement or Liens arising in the Ordinary Course of Business) or sell, lease, license or otherwise dispose of any of its Assets and Properties other than sales of Assets and Properties in the Ordinary Course of Business;

(ix)             except as may be required by Law or pursuant to the terms of an Employee Plan or Benefit Arrangement disclosed on Schedule 5.15, (A) grant any profit sharing, severance, termination, option, appreciation right, performance unit, equity equivalent or deferred compensation to any manager, officer, director, independent contractor or employee of the USG&E Companies, (B) materially increase the compensation or fringe benefits of any manager, officer, director, independent contractor or employee of the USG&E Companies or pay any benefit not required by an Employee Plan or Benefit Arrangement as in effect as of the date hereof, other than regular compensation increases in the Ordinary Course of Business, (C) grant any material increase in severance or termination pay to any manager, officer, director, independent contractor or employee of the USG&E Companies, (D) enter into, adopt, amend or terminate any Employee Plan or Benefit Arrangement (or any arrangement that would be an Employee Plan or Benefit Arrangement if in existence as of the date of this Agreement), other than the replacement of any Employee Plan or Benefit Arrangement with a similar Employee Plan or Benefit Arrangement with materially the same benefits, (E) negotiate, enter into, amend or extend any collective bargaining or other agreement with a labor union or other labor organization, or (F) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any managers, officers, directors, independent contractors or employees of the USG&E Companies;

(x)               hire or engage any employee or independent contractor who will earn annual base compensation that exceeds $150,000 or terminate the employment or engagement of any employee or independent contractor who earns annual base compensation that exceeds $150,000, except to the extent the termination is for cause or for performance based reasons;

(xi)             (A) make any material change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies or payment or credit practices or (B) grant any extensions of credit other than extensions of credit in the Ordinary Course of Business;

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(xii)           make, change or revoke any material written Tax election; elect or change any material method of accounting for Tax purposes; settle any Action in respect of material Taxes; or enter into any material Contractual Obligation in respect of Taxes with any Governmental Authority, except, in each case, as set forth on Schedule 7.01(b);

(xiii)         materially change the billing, collection or credit policies and procedures applicable to customers;

(xiv)         write up or write down in any material respect any of its Assets and Properties or revalue its inventory, in each case, except in the Ordinary Course of Business;

(xv)           cancel, terminate or otherwise modify any of the Insurance Policies listed on Schedule 5.24; other than a regular renewal in the Ordinary Course of Business;

(xvi)         license or otherwise dispose of the rights to use any material patent, trademark or other Intellectual Property rights or disclose material trade secrets to a third party;

(xvii)       form or commence the operation of any business or any partnership, joint venture or other similar business organization or enter into a new line of business that is material to the USG&E Companies, taken as a whole;

(xviii)     take any action or omit to take any action the primary purpose of which is to prevent, materially delay or impede consummation of the Initial Closing or the Merger Closing; or

(xix)         enter into any Contractual Obligation or otherwise commit to do any of the things referred to elsewhere in this Section 7.01(b).

(c)                Without limiting the generality or effect of Section 7.01(a), from the Effective Date until the Initial Closing, or the earlier termination of this Agreement in accordance with Article 10, without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned, and except to the extent described on Schedule 7.01(c), Buyer shall not, and shall not cause or permit any Buyer Subsidiary to, take any of the following actions:

(i)                 amend its Organizational Documents, effect any split, combination, reclassification or similar action with respect to its capital stock or other equity interests or adopt or carry out any plan of complete or partial liquidation or dissolution;

(ii)               issue, sell, grant or otherwise dispose of any of its capital stock or other securities (including options and warrants) except for the granting of capital stock upon the exercise or conversion of securities pursuant to their terms, or amend any term of any of its outstanding capital stock or other securities (including options and warrants), other than the conversion, redemption or cancellation of securities as contemplated by this Agreement;

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(iii)             (A) make any declaration or payment of, or set aside funds for, any dividend or other distribution with respect to any of its capital stock; or (B) repurchase, redeem, or otherwise acquire or cancel any of its capital stock, except as contemplated by this Agreement or pursuant to employment agreements;

(iv)             (A) incur, assume or otherwise become liable for any Indebtedness, contingent or otherwise, other than in the Ordinary Course of Business or equal to or in excess of One Million Dollars ($1,000,000), (B) issue any debt securities, or (C) become liable in respect of any Guarantee;

(v)               (A) merge or consolidate with any Person, (B) acquire (by merger, consolidation, acquisition of shares, assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than acquisitions of supplies and inventories in the Ordinary Course of Business; or (C) make any loan, advance or capital contribution to, or otherwise make any investment in, any Person (other than loans or advances to, or investments in, wholly-owned Subsidiaries of Buyer existing on the date of this Agreement that are made in the Ordinary Course of Business);

(vi)             except (A) as may be required by Law, (B) for the granting of capital stock upon the exercise or conversion of securities pursuant to their terms, or (C) as previously agreed by contract and disclosed to the Company and Sellers’ Representative, (1) grant any profit sharing, severance, termination, option, appreciation right, performance unit, equity equivalent or deferred compensation to any manager, officer, director, independent contractor or employee of Buyer or a Buyer Subsidiary, (2) negotiate, enter into, amend or extend any collective bargaining or other agreement with a labor union or other labor organization, or (3) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any managers, officers, directors, independent contractors or employees of Buyer or a Buyer Subsidiary; or

(vii)           enter into any Contractual Obligation or otherwise commit to do any of the things referred to elsewhere in this Section 7.01(c).

Section 7.02         Additional Covenants. Except as otherwise expressly provided in this Agreement, and except as prohibited by Law, during the period commencing on the Effective Date and ending on earlier of the Initial Closing Date and the Termination Date, Sellers and the Company will, and will cause each USG&E Company to, (a) promptly notify Buyer of any material incident in which personally identifiable information or other similarly protected information of any of the USG&E Companies’ customers has been stolen or improperly accessed, and (b) promptly provide Buyer with any material notices received by any of the USG&E Companies from Macquarie of any default or notice (whether written or oral) alleging an event of default under the Macquarie Financing Documents.

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Section 7.03         Inspection and Access to Information.

(a)                During the period commencing on the Effective Date and ending on earlier of the Initial Closing Date and the Termination Date, Sellers and the Company will, and will cause each of the USG&E Companies to, afford Buyer and those of its Representatives who need such access in order to allow Buyer to pursue the transactions contemplated hereunder reasonable access during normal business hours and upon reasonable advance notice (but no less than one Business Day’s advance notice) to the USG&E Companies’ personnel, properties, contracts, books and records, Tax Returns and other financial, operating and other data and information as Buyer may reasonably request; provided, that the Representative shall treat such nonpublic information as confidential. The foregoing covenant will not require any of the USG&E Companies to provide Buyer with access to any personnel, properties, contracts, books and records or other financial, operating or other data and information (i) that may be covered by any attorney-client, work product or similar legal privilege, provided that the Company shall use commercially reasonable efforts to provide such information and communications to Buyer in a manner that would not waive any such applicable privileges and protections; or (ii) that permit Buyer to conduct any Phase II or other invasive environmental testing procedures, including conducting soil, ground water, air emissions or other testing relating to any real property owned or leased by any of the USG&E Companies.

(b)               Buyer agrees that, without the prior consent of Sellers’ Representative (which may not be unreasonably withheld, conditioned or delayed), neither Buyer nor any of Buyer’s Representatives will have any discussion, correspondence or other contact or communication, or otherwise cause any of the foregoing to be initiated with any employee (other than senior management) of any USG&E Company or any customer, supplier or equity holder (other than MVC) of any USG&E Company concerning the Business or the transactions contemplated hereunder other than with or in the presence of Sellers’ Representative, the senior management of the Company or its designated Representatives.

(c)                The Company shall prepare and furnish to Buyer, promptly after becoming available and in any event within forty-five (45) days of the end of each calendar month, the unaudited consolidated and consolidating balance sheet of the USG&E Companies, and the related unaudited consolidated and consolidating statements of income, cash flow and changes in stockholders’ equity of the USG&E Companies for each month following the date of the Latest Balance Sheet through the Initial Closing Date.

(d)               During the period commencing on the Effective Date and ending on earlier of the Initial Closing Date and the Termination Date, Buyer and Merger Sub will afford the Company, Sellers’ Representative and those of their respective Representatives who need such access in order to allow the Company and the Sellers to pursue the transactions contemplated hereunder reasonable access during normal business hours and upon reasonable advance notice (but no less than one Business Day’s advance notice) to Buyer’s and Merger Sub’s executive management, properties, contracts, books and records, Tax Returns and other financial, operating and other data and information as the Company or Sellers’ Representative may reasonably request; provided, that the Representative shall treat such nonpublic information as confidential. The foregoing covenant will not require Buyer or Merger Sub to

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provide the Company, Sellers’ Representative or their Representatives with access to any personnel, properties, contracts, books and records or other financial, operating or other data and information (i) that may be covered by any attorney-client, work product or similar legal privilege, provided that Buyer shall use commercially reasonable efforts to provide such information and communications to the Company, Sellers’ Representatives and their Representatives in a manner that would not waive any such applicable privileges and protections or (ii) that permit the Company, any Seller or the Sellers’ Representative to conduct any Phase II or other invasive environmental testing procedures, including conducting soil, ground water, air emissions or other testing relating to any real property owned or leased by Buyer or any Buyer Subsidiary.

Section 7.04         Restricted Use of Confidential Information. Each of the Company and Buyer acknowledges and agrees that the confidentiality agreement contained Section 11 of the Letter of Intent, dated as of March 8, 2016, between Buyer and the Company (the “Confidentiality Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, all information provided in any form to Buyer, the Company, Sellers’ Representative, Sellers or any of their respective Representatives pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Initial Closing, the Confidentiality Agreement and the provisions of this Section 7.04 shall nonetheless continue in full force and effect in accordance with their terms.

Section 7.05         Notices of Certain Events. Each Party shall promptly notify the other Parties in writing upon becoming aware (a) that any representation or warranty made by such Party in this Agreement was when made, or has subsequently become, untrue or inaccurate in any material respect, (b) of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which has caused or may reasonably be expected to cause any condition to the obligations of any Party hereto to effect the transactions contemplated hereby not to be satisfied, (c) of the failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party pursuant to this Agreement or any Ancillary Document, (d) of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (e) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby; (f) of the commencement or initiation or written threat of commencement or initiation of any Action regarding the transactions contemplated hereby, any Ancillary Document or otherwise involving any USG&E Company or the Business or Buyer or a Buyer Subsidiary or (g) of any material development in any pending Action regarding the transactions contemplated hereby, any Ancillary Document or otherwise involving any USG&E Company or the Business or Buyer or a Buyer Subsidiary. The delivery of any notice pursuant to this Section 7.05 shall not cure any breach of any representation or warranty requiring disclosure of such matter or any breach of any covenant, condition or agreement contained in this Agreement or any Ancillary Document or otherwise limit or affect the rights of, or the remedies available to the Parties, including the rights and remedies specified in Article 8 or Article 9 of this Agreement. For the avoidance of doubt, the closing conditions set forth in Section 8.01, Section 8.02 and Section 8.03 shall be read without giving effect to any written notices delivered pursuant to this Section 7.05.

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Section 7.06         Solicitation of Transactions.

(a)                No Solicitation or Negotiation. Buyer, on the one hand, and Sellers and the Company, on the other hand, shall, and shall cause their respective Affiliates and their and their Affiliates’ directors, officers, employees and Representatives to:

(i)                 immediately cease and cause to be terminated any discussions or negotiations with any Person conducted prior to the Effective Date with respect to an Acquisition Proposal; and

(ii)               not, directly or indirectly (A) solicit, initiate, cause, induce, knowingly facilitate or knowingly encourage (including by way of furnishing information) any inquiries that constitute, or may reasonably be expected to lead to, any Acquisition Proposal, (B) participate in any discussions or negotiations with any Person regarding any Acquisition Proposal, (C) disclose any information relating to, or afford access to, their respective Assets and Properties or businesses, or knowingly assist, participate in, facilitate or encourage any effort by, any Person that is seeking to make, or has made, any Acquisition Proposal or any inquiry with respect thereto, (D) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or (E) enter into any merger or other agreement, agreement in principle, letter of intent, term sheet, joint venture agreement, partnership agreement, Contractual Obligation or other similar instrument with respect to or contemplating an Acquisition Proposal.

(b)               Conduct Following the Date Hereof. Notwithstanding anything in this Agreement to the contrary, at any time following the Effective Date, if either Buyer, on the one hand, or the Company or MVC, on the other hand, receives an unsolicited, bona fide written Acquisition Proposal with respect to Buyer, on the one hand, or the Company and its Subsidiaries, on the other hand, from any Person or group of Persons, (i) the Party in receipt of the offer (the “Receiving Party”) and its Representatives may contact such Person or group of Persons to clarify the terms and conditions thereof, (ii) the Receiving Party and its Representatives may provide non-public information and data concerning Buyer or the Company and their respective Affiliates, as applicable (for the avoidance of doubt, with respect to MVC, including the USG&E Companies), to such Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources if the Receiving Party receives from such Person an Acceptable Confidentiality Agreement; provided, that the Receiving Party shall promptly make available to Buyer (in respect of an Acquisition Proposal received by the Company or MVC) or Sellers’ Representative (in respect of an Acquisition Proposal received by Buyer), as applicable, any information concerning Buyer or the Company and their respective Affiliates, as applicable, that the Receiving Party made available to any such Person or group of Persons and their Representatives, their Affiliates and their prospective equity and debt financing sources if such information was not previously made available to the other Parties hereto, and (iii) the Receiving Party and its Representatives may engage or participate in any discussions or negotiations with such Person or group of Persons if and only to the extent that, in each such case referred to in clause (ii) or (iii) above, the board of directors of the Receiving Party has determined in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal.

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(c)                Definitions. For purposes of this Agreement:

(i)                 “Acceptable Confidentiality Agreement” means any confidentiality agreement that contains provisions that are not in the aggregate materially less favorable to the Receiving Party than those contained in the Confidentiality Agreement; provided, that such confidentiality agreement need not contain standstill provisions or prohibit the making or amendment of an Acquisition Proposal and further, provided, that such confidentiality agreement does not (A) provide the counterparty an exclusive right to negotiate with the Receiving Party or (B) prohibit disclosure to the other Parties of the identity of such counterparty or any terms of such counterparty’s Acquisition Proposal pursuant to Section 7.06(b) and Section 7.06(c).

(ii)               “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal with respect to Buyer or the Company and its Subsidiaries, as applicable (provided, that for purpose of this definition, the percentages in the definition of Acquisition Proposal shall be fifty percent (50%) rather than five percent (5%)) made by a third party for a transaction that is on terms that the board of directors of the Receiving Party determines, in good faith, (A) is reasonably likely to be consummated in accordance with its terms, taking into account all the terms and conditions of such proposal and the Person making such proposal that are deemed relevant by the board of directors of the Receiving Party, and (B) to be more favorable to the Receiving Party, its business and strategy, and its stockholders, taken as a whole, than the transactions contemplated hereby, taking into account all of the legal, financial, regulatory and other terms and conditions of such Acquisition Proposal and this Agreement (including any offer by the other Parties hereto to amend the terms of this Agreement) that are deemed relevant by the board of directors of the Receiving Party.

(d)               No Termination Election.

(i)                 Except as set forth in this Section 7.06(d), the board of directors of the Receiving Party shall not:

(A)             approve and direct its officers to effect, the termination of this Agreement and the transactions contemplated hereby pursuant to Section 10.01(c)(iii) or Section 10.01(d)(i) (a “Termination Election”); or

(B)              authorize, adopt, approve, recommend or otherwise declare advisable or cause or permit the Receiving Party or any of its Affiliates to enter into any letter of intent, definitive transaction documentation or other similar Contractual Obligation (other than an Acceptable Confidentiality Agreement) relating to any Acquisition Proposal.

(ii)               Notwithstanding anything to the contrary set forth in this Agreement, at any time after the Effective Date, but not after the Initial Closing, if the board of directors of the Receiving Party has received an Acquisition Proposal that the board of directors of the Receiving Party determines in good faith constitutes a Superior Proposal, the board of directors of the Receiving Party may make a Termination Election and terminate this Agreement pursuant

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to Section 10.01(c)(iii) or Section 10.01(d)(i), as applicable (a “Superior Proposal Termination”); provided, however, that the Receiving Party shall not make a Termination Election in connection with a Superior Proposal or effect a Superior Proposal Termination pursuant to Section 10.01(c)(iii) or Section 10.01(d)(i), as applicable, with respect to a Superior Proposal unless: (A) the Receiving Party notifies the Buyer or Sellers’ Representative, as applicable, in writing, at least three (3) Business Days in advance, that it intends to make a Termination Election in connection with a Superior Proposal or effect a Superior Proposal Termination pursuant to Section 10.01(c)(iii) or Section 10.01(d)(i), as applicable, with respect to a Superior Proposal, which notice shall specify the identity of the Person who made such Superior Proposal and attach the most current version of such Superior Proposal; (B) after providing such notice and prior to making a Termination Election in connection with a Superior Proposal or effecting a Superior Proposal Termination pursuant to Section 10.01(c)(iii) or Section 10.01(d)(i), as applicable, with respect to a Superior Proposal, if requested by Buyer, MVC or the Sellers’ Representative on behalf of the Company, as applicable, the Receiving Party shall negotiate in good faith with Buyer, MVC or the Sellers’ Representative, as applicable, during such three (3) Business Day period to make such revisions to the terms of this Agreement so that the terms of this Agreement are superior to the Superior Proposal (consistent with the standards for determining a Superior Proposal contained in the definition thereof); and (C) the board of directors of the Receiving Party shall have considered in good faith any changes to this Agreement in a manner that would form a binding contract if accepted by the other Parties hereto and shall have determined in good faith that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Buyer, MVC or the Sellers’ Representative, as applicable, were to be given effect. Any material amendment to the terms of such Superior Proposal shall require a new notice from the Receiving Party pursuant to clause (A) above, and the Receiving Party shall again be required to comply with the requirement of this Section 7.06(d)(ii); provided that the time periods contemplated by clauses (A) and (B) above shall be reduced to two (2) Business Days.

(e)                Nothing contained in this Agreement shall prohibit Buyer or its board of directors from (i) taking and disclosing to Buyer’s Stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to the transactions contemplated by this Agreement or an Acquisition Proposal or (ii) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the 1934 Act.

Section 7.07         Commercially Reasonable Efforts; Further Assurances; Cooperation.

(a)                Subject to the terms and conditions of this Agreement, including Section 7.10, each Party will use its commercially reasonable efforts to take, or cause to be taken, and to assist and cooperate with the other Parties in taking, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents, and fulfill its own express

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obligations under this Agreement, as promptly as practicable, including using commercially reasonable efforts to cause the satisfaction of all conditions to the Initial Closing. Following the Initial Closing, Buyer will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Merger. For the avoidance of doubt, neither the Company nor any Seller will be obligated to bring any legal Action against Macquarie to enforce the Macquarie Amendment.

(b)               Subject to Section 7.10, each Party shall (i) give all notices to third parties required to be given by such Party hereunder and use its commercially reasonable efforts (in consultation with the other Parties, when appropriate) to obtain all third-party consents required to be obtained by such Party hereunder, (ii) prepare and file, as soon as is practical following the Effective Date, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with FERC or under any other federal, state or local Laws, including the Required Pre-Closing Filings and Approvals, provided that the Company shall be the Party to prepare, in consultation with Buyer, such FERC filings and notifications and (iii) avoid taking any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any approval, consent or order from any Person prior to the Initial Closing. The Parties shall request expedited and confidential treatment of any such filings (provided, that for any Required Pre-Closing Filings and Approvals from FERC, confidential treatment will be requested to the extent deemed appropriate by the Parties’ counsel), shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate.

Section 7.08         Public Announcements. Neither the Sellers, the Company nor Buyer will, and Sellers shall cause the Company not to, issue (or cause or permit any of the USG&E Companies to issue) any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other (which consent will not be unreasonably withheld), except (a) as may be required by applicable Law (in which case the disclosing Party will provide the other Parties with the opportunity to review and comment in advance of such disclosure) or (b) any disclosure made in connection with the enforcement of any right or remedy relating to this Agreement or any Ancillary Document or the transactions contemplated hereby or thereby. Notwithstanding anything in this Section 7.08 to the contrary, the Company, MVC and Buyer may mutually agree to issue a press release and/or make public statements (together or independently) regarding this Agreement and the transactions contemplated hereby upon the Initial Closing and will, to the extent practicable, consult with each other before issuing, and provide each other a reasonable prior opportunity to review and comment upon, any such press release or other public statements whether or not required by applicable Law. Except for communications authorized in accordance with this Section 7.08 or pursuant to Section 7.15 or as otherwise expressly contemplated by this Agreement, all Parties shall keep the terms of this Agreement and the transactions contemplated hereby confidential.

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Section 7.09         Tax Matters.

(a)                Buyer will have control of the Surviving Corporation immediately after the Initial Closing and the completion of the Acquisition Transaction (within the meaning of Section 368(c) of the Code). Buyer and its Affiliates have no plan or intention to and shall not (i) cause the Surviving Corporation to issue additional shares of stock or any other security of the Surviving Corporation to any person other than to Buyer, or (ii) take any other action (including issuing any rights to acquire stock of the Surviving Corporation or transferring stock of the Surviving Corporation to any other Person) that could result in Buyer losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

(b)               None of the Company, the Surviving Corporation, the Buyer, the Merger Sub, or the Sellers shall take, omit to take, or otherwise agree, commit, or propose to take or omit to take any action, and no such party shall allow an Affiliate of such party to take, omit to take, or otherwise agree, commit, or propose to take or omit to take any action, if such action or failure to act could prevent or impede the transactions contemplated by this agreement from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and, to the extent applicable, Section 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code). Unless otherwise required by a “determination” within the meaning of Section 1313 of the Code, none of the Company, the Buyer, the Merger Sub, or the Sellers or any of their Affiliates shall take any position on any Tax Return or for any Tax purposes that is inconsistent with the transactions contemplated by this agreement from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and, to the extent applicable, Section 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code). Without limiting the generality of the foregoing, from and after the Initial Closing Date and from and after the Merger Closing Date, Buyer will (A) continue, or cause to be continued, the Company’s historic business either directly or through one or more members of Buyer’s qualified group (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)), (B) not dispose of the stock of the Company or assets owned by the Company that could prevent or impede the transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code and, to the extent applicable, Section 368(a)(1)(A) (by reason of Section 368(a)(2)(E) of the Code).

(c)                Merger Sub shall not transfer to the Surviving Corporation any assets subject to liabilities in the Acquisition Transaction. In addition, Merger Sub shall have no liabilities assumed by the Surviving Corporation in the Acquisition Transaction.

(d)               Buyer and Merger Sub shall pay their expenses, if any, incurred in connection with the Acquisition Transaction. Buyer, Merger Sub, and their Affiliates have not paid and shall not pay, directly or indirectly, any expenses incurred by the USG&E Companies or any Company Holder in connection with the Acquisition Transaction. The Company Holders shall pay their own expenses, if any, incurred in connection with the Acquisition Transaction, such as Company Holder’s legal, accounting, and investment advisory fees. Buyer and Merger Sub, on the one hand, and the Company Holders, on the other hand, shall pay all Transfer Taxes in accordance with the allocation thereof by applicable Laws.

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(e)                Survival of Obligations. Notwithstanding anything to the contrary in this Agreement, the obligations of the Parties set forth in clauses (a)-(d) of this Section 7.09, shall be unconditional and absolute and will remain in effect until the expiration of the applicable statute of limitations plus 120 days. The obligations of the Parties set forth in this Section 7.09 are intended to be for the benefit of and shall be enforceable by the Company Holders.

Section 7.10         Hart-Scott-Rodino.

(a)                MVC and Buyer will file the notification report, and all other documents to be filed in connection therewith, required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the notification rules promulgated thereunder with the United States Federal Trade Commission and the United States Department of Justice, as well as any other filings required under the Antitrust Laws of any other jurisdiction, as soon as practicable following the Effective Date, but in any event within five (5) Business Days following the Effective Date with respect to filings required under the HSR Act (the date on which such filing is made, the “Original Filing Date”). Each of the Company and Buyer will pay directly to the applicable Government Authority with jurisdiction over the enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) one-half of the applicable filing fee required in connection with any HSR Act notification or other antitrust filing required in connection with this Agreement. MVC and Buyer will respond promptly to any request for information that may be issued by any Government Antitrust Entity. Subject to the terms and conditions herein, MVC and Buyer will use commercially reasonable efforts to cause the waiting periods under the HSR Act and the Antitrust Laws of any other jurisdiction, as applicable, to terminate or expire at the earliest possible date after the Original Filing Date. For purposes of this Agreement, “Antitrust Laws” shall mean the HSR Act and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(b)               Subject to applicable Laws and subject to all applicable privileges, including the attorney client privilege, MVC and Buyer will reasonably consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or any other Antitrust Law, and shall promptly inform the other of any oral communication with, and provide copies of written communications with, any Governmental Antitrust Entity regarding any such filings or this transaction. To the extent reasonably practicable, neither MVC nor Buyer shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Antitrust Entity in respect of any filing, investigation or other inquiry without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other party a reasonable opportunity to attend or participate.

(c)                Notwithstanding the foregoing, nothing in this Section 7.10 shall require, or be construed to require, MVC, Buyer, Merger Sub or any of their respective Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Initial Closing Date, any assets, businesses or interests of MVC, Buyer, Merger Sub or any of their respective Affiliates; or (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in

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either case of clauses (i) or (ii), could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to MVC, on the one hand, or Buyer or Merger Sub, on the other hand, of the transactions contemplated hereby; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 7.11         Directors’ and Officers’ Insurance.

(a)                The USG&E Companies will, and Sellers will cause them to, purchase prior to the Initial Closing, and Buyer will cause the USG&E Companies to maintain after the Initial Closing, a directors and officers liability tail policy covering the pre-Initial Closing directors and officers of the USG&E Companies for a period of six (6) years immediately following the Initial Closing Date and for such longer period as necessary to ensure coverage through the final disposition of any claim or claims asserted during such six (6) year period. The insurance purchased pursuant to this Section 7.11(a) will be prepaid in full at or prior to the Initial Closing and will be non-cancelable.

(b)               Following the Initial Closing, the USG&E Companies will, and Buyer will cause them to, include and maintain in effect in their respective Organizational Documents for a period of six years after the Initial Closing, provisions regarding the elimination of liability of directors (or their equivalent), indemnification of officers and directors thereof and advancement of expenses that are, with respect to each such entity, no less advantageous to the intended beneficiaries than the corresponding provisions contained in such Organizational Documents as of the Effective Date.

(c)                The provisions of this Section 7.11 will survive the Initial Closing and are intended to be for the benefit of, and will be enforceable by, each present or former director or officer of any USG&E Company (each, a “Covered Party”) and its successors and representatives after the Initial Closing, and their rights under this Section 7.11 are in addition to, and will not be deemed to be exclusive of, any other rights to which a Covered Party is entitled, whether pursuant to Law, contract or the Organizational Documents of any USG&E Company or Buyer.

(d)               If Buyer or any USG&E Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer and such USG&E Company will cause proper provisions to be made so that the successors and assigns of Buyer or such USG&E Company (or acquiror of such assets) will assume all of the obligations of Buyer or such USG&E Company set forth in this Section 7.11.

Section 7.12         Employees; Benefit Plans.

(a)                For a period of six (6) months following the Initial Closing Date (or, if earlier, the date of termination of the applicable Continuing Employee (the “Continuation Period”), Buyer will cause the Company to provide each current management-level employee of the Company as of the Initial Closing who elects to continue employment with the Company (including employees on temporary leave as of the Initial Closing) (collectively, the “Continuing Employees”) with (i) an annual rate of salary or wages and annual incentive opportunities (excluding equity or equity-based compensation or

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incentive opportunities) that are substantially comparable, in the aggregate, to those provided by the applicable USG&E Company immediately prior to the Initial Closing, and (ii) employee benefits (excluding equity or equity-based compensation or incentive opportunities) that are substantially comparable, in the aggregate, to the employee benefits provided by either, at the discretion of Buyer, (x) the applicable USG&E Company immediately prior to the Initial Closing or (y) Buyer and its Affiliates (including the Surviving Corporation) to their similarly situated employees from time to time.

(b)               During the Continuation Period, Buyer will cause the Company not to relocate any Continuing Employee’s place of employment.

(c)                Subject to Section 7.12(a) above, during the Continuation Period, Buyer will cause the USG&E Companies to honor all of their Employee Plans and Benefit Arrangements (including any severance, retention, change of control and similar plans, agreements and written arrangements) set forth in Section 5.15(a) in accordance with their terms as in effect immediately prior to the Initial Closing, subject to any amendment or termination thereof that is permitted by such plans, agreements or written arrangements. During the Continuation Period, Buyer will cause the USG&E Companies to provide all employees who suffer a termination of employment with severance benefits no less favorable than those that would have been provided to such employees under the USG&E Companies’ severance policies and plans as in effect immediately prior to the Initial Closing.

(d)               Notwithstanding the generality of Section 12.10, the provisions of this Section 7.12 are solely for the benefit of the Parties, and no current or former employee, individual consultant, individual independent contractor, individual self-employed contractor, leased employee or director of any USG&E Company or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.12. In no event shall the terms of this Agreement be deemed to confer upon any such Persons any right to continued employment with Buyer or any of its Affiliates (including, following the Merger Closing, the Surviving Corporation). Nothing herein shall be deemed to establish, amend, modify or cause to be adopted any Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Buyer, the Company or any of their respective Affiliates.

Section 7.13         Integration. Buyer shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of Buyer shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the 1933 Act) that will be integrated with the offer or sale of the Initial Stock Consideration in a manner that would require the registration under the 1933 Act of the sale of the Initial Stock Consideration to the Sellers, or that will be integrated with the offer or sale of the Initial Stock Consideration for purposes of the rules and regulations of any trading market such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

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Section 7.14         Fees and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly set forth herein, all fees, costs and expenses incurred by any Party or on its behalf in connection with this Agreement and the transactions contemplated by this Agreement (“Expenses”) will be paid by the Party incurring those Expenses; provided, that all filing or application fees and related costs and expenses (excluding, for avoidance of doubt, attorneys’ fees, which shall be borne by the Party incurring such fees) (a) required in connection with the filings and notifications under the HSR Act shall be paid one-half by the Company and one-half by the Buyer, (b) required in connection with the filings and notifications to FERC, including in connection with obtaining FERC Section 203 approval, shall be paid one-half by the Company and one-half by the Buyer and (c) required in connection with the filings and notifications to state Governmental Authorities shall be paid by the Company.

Section 7.15         Preparation of Documents.

(a)                As promptly as reasonably practicable, but in no event more than four (4) Business Days following the execution of this Agreement, Buyer shall prepare and file a Form 8-K with the SEC, as required by the rules and regulations of the SEC. Buyer shall provide Sellers’ Representative with a reasonable opportunity to review and comment on the Form 8-K prior to filing with the SEC and will provide Sellers’ Representative with a copy of such filing made with the SEC.

(b)               Buyer will prepare and file with the SEC a registration statement on Form S-4 relating to Buyer’s Common Stock and Buyer’s Series A Preferred Stock to be issued as a result of the Merger (the “Registration Statement”) as soon as practicable following the Initial Closing Date, but in no event more than 20 Business Days following the date on which the Company and Sellers have provided to Buyer all information reasonably requested by Buyer and necessary for the completion thereof, and thereafter Buyer will use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable. The Parties shall file or furnish in connection with the Registration Statement any statement or schedule relating to this Agreement and the transactions contemplated by this Agreement that is required by applicable SEC rules or requested by the staff of the SEC. Sellers and the Company shall use their commercially reasonable efforts to furnish to Buyer the information required by the SEC to be included in the Registration Statement with respect to the Sellers and the USG&E Companies, including the required financial statements and pro forma financial information. Buyer shall use commercially reasonable efforts to resolve all SEC comments with respect to the Registration Statement as promptly as reasonably practicable after receipt thereof. Buyer shall provide Sellers with a reasonable opportunity to review and comment on the Registration Statement prior to filing with the SEC and will promptly notify the Sellers upon the receipt of any comments or correspondence from the SEC and thereafter provide Sellers with a reasonable opportunity to review and comment on all proposed revisions or amendments to the Registration Statement. If at any time prior to the Merger Closing any information relating to the Parties, or any of their respective Affiliates, directors or officers, or the transactions disclosed in the Registration Statement is discovered by such Party that should be set forth in an amendment or supplement to the Registration Statement so that such document would include in all material respects all the information required to be included in it and would not include any misstatement of a material fact or omit to state

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any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly notify Buyer and Buyer shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law or requested by the staff of the SEC, disseminate the same to the Buyer Stockholders.

(c)                As promptly as reasonably practicable following the execution of this Agreement, Buyer shall prepare and file a preliminary Schedule 14C Information Statement accurately describing this Agreement and the transactions contemplated hereby, including the creation of Buyer’s Series A Preferred Stock, the issuance of the Common Stock Consideration and Preferred Stock Consideration, and the restatement of the certificate of incorporation and bylaws of Buyer as contemplated by Section 7.20 (the “14C Information Statement”) with the SEC and distribute a definitive 14C Information Statement to its stockholders. Buyer shall provide Sellers’ Representative with a reasonable opportunity to review and comment on the preliminary 14C Information Statement prior to filing with the SEC and distribution to Buyer’s stockholders and will provide Sellers’ Representative with a copy of such filing made with the SEC. Buyer shall use commercially reasonable efforts to promptly resolve all SEC comments to the 14C Information Statement in order to permit the distribution thereof to its stockholders. The Parties shall file or furnish in connection with the 14C Information Statement any statement or schedule relating to this Agreement and the transactions contemplated by this Agreement that is required by applicable SEC rules or requested by the staff of the SEC. Sellers and the Company shall use their commercially reasonable efforts to furnish to Buyer the information required by the SEC to be included in the 14C Information Statement with respect to the Sellers and the USG&E Companies, including the required financial statements and pro forma financial information. If at any time prior to the Merger Closing any information relating to the Parties, or any of their respective Affiliates, directors or officers, or the transactions disclosed in the 14C Information Statement is discovered by such Party that should be set forth in an amendment or supplement to the 14C Information Statement so that such document would include in all material respects all the information required to be included in it and would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly notify Buyer and Buyer shall promptly file an appropriate amendment or supplement describing such information with the SEC and, to the extent required by Law or requested by the staff of the SEC, disseminate the same to the Buyer Stockholders.

(d)               S-3 Registration Statement.

(i)                 Buyer shall prepare and file with the SEC a registration statement under the 1933 Act on Form S-3 (together with the prospectus and any amendments, including post-effective amendments, or supplements thereto, and all exhibits and all material incorporated by reference therein, the “S-3 Registration Statement”) within 20 Business Days following the date on which the Company and Sellers have provided to Buyer all information reasonably requested by Buyer and necessary for the completion thereof, providing for the registration for resale by Sellers under the 1933 Act of the applicable number of shares of the Buyer’s Common Stock and Buyer’s Series A Preferred Stock to be issued to Sellers

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pursuant to this Agreement and the MVC Buyer Shares. Buyer shall use its commercially reasonable efforts to cause the S-3 Registration Statement to be declared effective under the 1933 Act at the same time as the effectiveness of the Registration Statement (the “S-3 Effectiveness Date”). The S-3 Registration Statement shall comply in all material respects with the requirements of the 1933 Act and the SEC form and shall include all information, financial statements, financial statement schedules, and exhibits required by the SEC to be included therein. Upon the S-3 Effectiveness Date, Buyer will keep such S-3 Registration Statement continuously effective and to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such S-3 Registration Statement until the earlier of such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the sellers thereof set forth in such S-3 Registration Statement or until all such securities have been sold or may be sold pursuant to Rule 144 of the 1933 Act without the requirement to be in compliance with Rule 144(c)(1) of the 1933 Act and otherwise without volume or other restriction pursuant to Rule 144 of the 1933 Act. Notwithstanding anything to the contrary in this Section 7.15(d), in the event that the SEC does not permit Buyer to register all of the shares of Buyer’s Common Stock and Buyer’s Series A Preferred Stock to be issued to Sellers pursuant to this Agreement and MVC Buyer Shares, Buyer shall promptly notify Sellers and thereafter register in the initial S-3 Registration Statement the maximum number of shares on behalf of Sellers as permitted by the SEC. In the event that the SEC does not permit Buyer to register all of the shares of Buyer’s Common Stock and Buyer’s Series A Preferred Stock to be issued to Sellers and MVC Buyer Shares in the initial S-3 Registration Statement, Buyer shall prepare and file subsequent registration statements to register the shares that were not registered in the initial S-3 Registration Statement as promptly as practicable and in a manner permitted by the SEC. Sellers and the Company shall provide Buyer with such information to be included in the S-3 Registration Statement as Buyer may reasonably request. Buyer shall make any and all filings and take any and all other actions that may be necessary, appropriate, or advisable under the applicable state securities laws in furtherance of the offer and sale of the applicable shares of Buyer’s Common Stock and Buyer’s Series A Preferred Stock to be issued to Sellers hereunder and MVC Buyer Shares. Buyer shall furnish, without charge, and on a timely basis, to each holder of the Buyer’s Common Stock, Buyer’s Series A Preferred Stock and MVC Buyer Shares named as a selling shareholder in the S-3 Registration Statement such number of copies of the S-3 Registration Statement (including the prospectus), each amendment and supplement thereto, and such other documents as such holder may reasonably request in order to facilitate the disposition of the shares of Buyer’s Common Stock, Buyer’s Series A Preferred Stock and MVC Buyer Shares included therein owned by such holder, including any opinion of counsel reasonably requested by Buyer's transfer agent to effect a resale of shares under the S-3 Registration Statement, and Buyer hereby consents to the use of each prospectus and such other documents by each such holder in connection with the offering and sale of the shares of the Buyer’s Common Stock, Buyer’s Series A Preferred Stock and MVC Buyer Shares covered by the S-3 Registration Statement. Buyer agrees to

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cause the shares of the Buyer’s Common Stock, shares of Buyer’s Common Stock issuable upon conversion of Buyer’s Series A Preferred Stock, and MVC Buyer Shares (whether included in the S-3 Registration Statement or not) to be listed on the NYSE.

(ii)               Buyer agrees to indemnify and reimburse and hold harmless, to the fullest extent permitted by Law, each holder of shares of Buyer’s Common Stock, Buyer’s Series A Preferred Stock and MVC Buyer Shares named as a selling shareholder in the S-3 Registration Statement against all losses, claims, damages, liabilities and expense (including reasonable legal expenses and any expenses incurred in investigating any claims) caused by any untrue or alleged untrue statement of material fact contained in the S-3 Registration Statement or prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any other violation or breach of the 1933 Act, the 1934 Act, or any state securities or blue sky laws (“Blue Sky Laws”) by Buyer or any other Person acting on Buyer’s behalf; provided, however, that the indemnity agreement contained in this Section 7.15(d)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor shall the Buyer be liable to any Seller, for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon any written information furnished expressly for use in connection with such S-3 Registration Statement by any such Seller.

(iii)             In connection with the S-3 Registration Statement, Buyer shall use its commercially reasonable efforts to: (i) promptly prepare and file with the SEC any such amendments to the S-3 Registration Statement and supplements to the prospectus contained therein as may be necessary to keep the S-3 Registration Statement effective for the period of time set forth in Section 7.15(d)(i) above; and (ii) prepare and promptly file with the SEC and promptly notify the selling shareholders named in the S-3 Registration Statement of the filing of such amendment or supplement to the S-3 Registration Statement or prospectus that is part of the S-3 Registration Statement as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the 1933 Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading. Notwithstanding Buyer’s obligations set forth in the sentence above, Buyer shall have the right to suspend Sellers’ use of the S-3 Registration Statement if the board of directors of Buyer has determined in good faith that suspension is necessary in order to prevent premature disclosure of any material non-public information related to material corporate developments, the premature disclosure of which would reasonably be expected to materially adversely affect Buyer, by delivering notice of such suspension to Sellers, provided, however, that Buyer may exercise the right to such suspension only once in any 12-month period and for a period not to exceed ninety (90) days. From and after the date of a notice of suspension under this Section 7.15(d)(iii) each Seller agrees not to

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use the S-3 Registration Statement or the related prospectus for resale of any Buyer Common Stock, Buyer’s Series A Preferred Stock or MVC Buyer Shares until the earlier of (1) notice from Buyer that such suspension has been lifted or (2) the ninetieth (90th) day following the giving of the notice of suspension.

(iv)             Buyer shall pay all of its own expenses incident to its performance of or compliance with this Section 7.15(d), including all registration and filing fees, printing, messenger, telephone and delivery expenses, fees and disbursements of counsel for Buyer and fees and disbursements of all independent auditors of Buyer. Each Seller named as a selling shareholder in the S-3 Registration Statement shall pay all of its own expenses.

(v)               Notwithstanding anything to the contrary contained herein, all or any portion of the rights under this Section 7.15(d) shall be automatically assignable (but only with all related obligations) by a Seller to any transferee or assignee (as the case may be) of all or a portion of such securities if: (A) such Seller agrees in writing with such transferee or assignee (as the case may be) to assign all or any portion of such rights, and a copy of such agreement is furnished to Buyer within a reasonable time after such transfer or assignment (as the case may be); (B) Buyer is, within a reasonable time after such transfer or assignment (as the case may be), furnished with written notice of (x) the name and address of such transferee or assignee (as the case may be), and (y) the securities with respect to which such registration rights are being transferred or assigned (as the case may be); (C) at or before the time Buyer receives the written notice contemplated by clause (B) of this sentence such transferee or assignee (as the case may be) agrees in writing to be bound by all of the provisions contained herein; (D) such transfer or assignment (as the case may be) shall have been conducted in accordance with all applicable federal and state securities laws, and such Seller’s counsel shall have provided Buyer a legal opinion confirming such compliance with applicable federal and state securities laws; and (E) such transferee or assignee shall provide Buyer any and all documentation and information reasonably requested to file amendments to the S-3 Registration Statement or prospectus supplements in connection therewith to document the transfer or assignment.

(vi)             In the event that Buyer is unable to cause the S-3 Registration Statement to be declared effective by the SEC before the S-3 Effectiveness Date or otherwise declared effective by the date that is the three-month anniversary of the Initial Closing, without limitation to any rights or remedies Sellers may have under this Agreement, in law or equity, Buyer will, with a view to making available to Sellers the benefits of Rule 144 under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of Buyer to the public without registration or pursuant to a registration on Form S-3 (or any successor form):

(A)             make and keep public information available, as those terms are understood and defined in Rule 144 under the 1933 Act, at all times after the Initial Closing Date;

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(B)              use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of Buyer under the 1933 Act and the 1934 Act;

(C)              take such further action as a Seller may reasonably request, to the extent required to enable such Seller to sell without registration its Buyer’s Common Stock, Buyer’s Series A Preferred Stock and MVC Buyer Shares pursuant to Rule 144 under the 1933 Act or any similar rule or regulation thereafter adopted by the SEC; and

(D)             so long as a Seller owns MVC Buyer Shares or shares of Buyer’s Common Stock or Buyer’s Series A Preferred Stock issued pursuant to this Agreement, furnish to such Seller, promptly following such Seller’s written request therefor, a written statement by Buyer as to its compliance with the reporting requirements of (x) Rule 144 of the 1933 Act, (y) the 1933 Act and (z) the 1934 Act, together with a copy of the most recent annual or quarterly report of Buyer, and such other information as may be reasonably requested in availing any such Seller of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form S-3.

Section 7.16         Consummation of Merger. Promptly following the effectiveness of the Registration Statement, but no more than five (5) Business Days thereafter, Buyer and Merger Sub shall consummate the Merger on the Merger Closing Date in accordance with Article 3.

Section 7.17         Monetization of Buyer Assets. Buyer covenants and agrees that it shall use its good faith commercially reasonable efforts to monetize and liquidate, as soon as reasonably practicable after the Initial Closing, certain of its assets that are inconsistent with its planned change in strategy to focus on retail energy marketing.

Section 7.18         Post-Closing Boards. The Parties shall take all actions necessary to ensure that, effective immediately following the Initial Closing, (a) the entire board of directors of Buyer shall be comprised of nine (9) directors, five (5) of whom shall be designated by MVC and four (4) of whom shall be as set forth on Exhibit A to the Stockholder Agreement, and (b) the entire boards of directors of the USG&E Companies shall be comprised of the individuals set forth on Exhibit J, or as otherwise mutually agreed by Buyer and Sellers’ Representative prior to the Initial Closing.  With respect to such individuals to serve on the board of directors of Buyer to be designated by MVC pursuant to the Stockholder Agreement, MVC will provide notice to Buyer (a “Designation Notice”) of the identities of such individuals within a reasonable period of time prior to the Initial Closing but in any event at least three (3) Business Days prior to the Initial Closing.

Section 7.19         Redemption of Series L Preferred Stock. Prior to the Initial Closing and upon receipt of sufficient funds from Macquarie or other sources pursuant to Macquarie Amendment, the Company shall, and the Sellers shall cause the Company to, redeem all shares of the Series L Preferred Stock.

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Section 7.20         Buyer Organizational Documents. Buyer shall adopt and file with the Secretary of State of the State of Delaware (i) the Certificate of Designation at least three (3) Business Days prior to the Initial Closing, and (ii) a restated certificate of incorporation and bylaws, substantially in the forms attached hereto as Exhibit F, within one (1) Business Day following the Initial Closing Date. Prior to the Initial Closing, Buyer shall provide the Sellers with evidence that the Certificate of Designation and the restated certificate of incorporation and bylaws, substantially in the forms attached hereto as Exhibit F, have been approved and adopted by all necessary action of the Buyer’s board of directors and stockholders.

Section 7.21         Consulting Agreement. The Consulting Agreement dated as of June 1, 2010, between Buyer and John A. Hardy (“Hardy”), as amended by that certain amendment dated August 9, 2011 and that certain second amendment dated as of April 1, 2017 (as amended, the “Consulting Agreement”), shall remain in full force and effect until Buyer and Hardy enter into an amended and restated consulting agreement, reasonably acceptable to Sellers’ Representative, to be effective as of the Initial Closing, or such other date as mutually agreed (the “New Agreement”), which shall supersede and replace the Consulting Agreement. The New Agreement shall contain the terms set forth on Exhibit N. Subject to the provisions of Exhibit N and potential revisions to the terms of Sections 3.3 and 3.4 of the Consulting Agreement as agreed by Buyer and Hardy, and reasonably acceptable to Sellers’ Representative, in the New Agreement, the New Agreement shall otherwise be on terms materially no less advantageous to Hardy than the Consulting Agreement. Upon the effectiveness of the New Agreement, the Consulting Agreement shall be deemed terminated in its entirety, with no termination fee, severance or other amounts payable thereunder as a result of such termination.

Article 8
CONDITIONS TO INITIAL CLOSING

Section 8.01         Conditions to Each Party’s Obligations. The respective obligations of each Party to effect the Initial Closing and the transactions contemplated to occur at or after Initial Closing will be subject to the fulfillment (or written waiver) at or prior to the Initial Closing of each of the following conditions:

(a)                Injunction. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the Merger or the sale of the Seller Shares may not be consummated as provided in this Agreement.

(b)               HSR Act. If required by applicable Law, the Parties shall have completed and filed the notification and report forms necessary under the HSR Act, and all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

(c)                FERC Authorization. If required by applicable Law, the applicable Parties shall have received authorization from FERC of the transactions contemplated by this Agreement under Section 203 of the FPA, which authorization shall be in full force and effect.

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(d)               NYSE Communications. Buyer shall have (i) notified the NYSE of the Proposed Reverse Split and (ii) received approval from the NYSE with respect to the listing of the Buyer’s Common Stock portion of the Initial Stock Consideration, shares of Buyer’s Common Stock issuable upon conversion of all shares of Buyer’s Series A Preferred Stock, and MVC Buyer Shares.

(e)                Company Financing. Macquarie, pursuant to the Macquarie Amendment and the Macquarie Financing Documents, as amended, shall have funded at least $10 million to the Company.

(f)                14C Information Statement. Buyer shall have resolved all SEC comments to the 14C Information Statement and 20 days shall have passed since distribution of the 14C Information Statement to Buyer’s stockholders.

(g)               Tax Opinion. The Company shall have received a legal opinion confirming the qualification of the transactions contemplated by this Agreement when consummated as a reorganization described in Section 368(a)(1)(B) and/or (a)(2)(E) of the Code (the “Tax Opinion”), as of the Initial Closing Date, issued to the Company from Locke Lord LLP or, if Locke Lord LLP is unable or unwilling to provide the Tax Opinion as of the Initial Closing Date, a legal opinion from a nationally recognized law firm reasonably acceptable to the Company and Buyer. In rendering such Tax Opinion, Locke Lord LLP (or such other nationally recognized law firm) shall be entitled to receive and rely upon representations, warranties, and covenants of officers of the Company and Buyer and any of their respective affiliates (but, for the avoidance of doubt, not including any stockholder of the Company) as to such matters as such counsel may reasonably request; provided, however, that such representations, warranties, and covenants are provided to Buyer within a reasonable time prior to the Initial Closing Date.

(h)               MVC Conversion. The MVC Conversion shall have been completed.

Section 8.02         Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to effect the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver by Buyer) at or prior to the Initial Closing of each of the following conditions:

(a)                Representations and Warranties. (i) The representations and warranties of the Company and the Sellers set forth in this Agreement (other than the Fundamental Representations) (disregarding any qualifications as to materiality or “Material Adverse Effect”) shall be true and correct in all respects, except for inaccuracies that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Sellers or the USG&E Companies, as applicable, at and as of the Initial Closing Date as though made at and as of the Initial Closing Date; and (ii) the Fundamental Representations of the Sellers and the Company shall be true and correct in all respects at and as of the Initial Closing Date as though made at and as of the Initial Closing Date except for inaccuracies that would not, individual or in the aggregate, exceed $100,000; provided, however, that representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

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(b)               Covenants. The Company and the Sellers have performed in all material respects each and every covenant and agreement required to be performed by them hereunder at or prior to the Initial Closing.

(c)                Consents. The Company has sent all notices, made all filings and obtained all written consents, orders, clearances, authorizations, Permits or waivers of any Person that are (i) required to consummate, or required in connection with, the transactions contemplated by this Agreement, or (ii) required for the Surviving Corporation and the USG&E Companies to operate the Business from and after the Initial Closing in the same manner, in all material respects, in which the Business has been conducted, and is currently being conducted, by such USG&E Company and to own, operate, use and maintain the Assets and Properties, in each such case as set forth in Schedule 8.02(c) and without any material adverse condition, restriction or limitation on the Business or Assets and Properties of any USG&E Company or any of its Affiliates and without any adverse modification of any Contractual Obligation. All such notices, filings, consents and orders shall be in form and substance reasonably satisfactory to Buyer, and none of such clearances, authorizations, Permits or consents shall have been revoked or expires earlier than the expiration date of the applicable clearance, authorization, Permit or consent held by the applicable USG&E Company on the Effective Date.

(d)               Redemption of Series L Preferred. Buyer has received, in form and substance reasonably satisfactory to Buyer, evidence that all shares of Series L Preferred Stock outstanding have been redeemed in full prior to the Initial Closing Date.

(e)                Deliveries. The Company and Sellers’ Representative (on behalf of the Sellers) shall have complied with their respective delivery obligations set forth under Section 8.04 and each of such items set forth in Section 8.04 shall have been delivered to Buyer.

(f)                Withholding. Buyer has reasonably determined in good faith, after consultation with the Company, and after the delivery of any applicable Tax forms, that applicable law does not impose an obligation on Buyer to deduct and withhold Taxes from any consideration payable to the Company Stockholders under this Agreement.

Section 8.03         Conditions to the Obligations of the Sellers and the Company. The obligations of Sellers and the Company to effect the transactions contemplated by this Agreement will be subject to the fulfillment (or written waiver made by the Company or Sellers’ Representative, as applicable) at or prior to Initial Closing of each of the following conditions:

(a)                Representations and Warranties. (i) The representations and warranties of Buyer and Merger Sub set forth in this Agreement (other than the Fundamental Representations) (disregarding any qualification as to materiality or “Material Adverse Effect”) shall be true and correct in all respects except for inaccuracies that would not, individually or in the aggregate, constitute a Material Adverse Effect with respect to Buyer and Merger Sub, as applicable, at and as of the Initial Closing Date as though made at and as of the Initial Closing Date; and (ii) the Fundamental Representations of Buyer and Merger Sub shall be true and correct in all respects and as of the Initial Closing Date as though made at and as of the Initial Closing Date except for inaccuracies that would not, individual or in the aggregate, exceed $100,000; provided, however, that representations and warranties that are made as

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of a particular date or period must be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b)               Covenants. Buyer and Merger Sub have performed in all material respects all covenants and agreements required to be performed by them hereunder at or prior to the Initial Closing.

(c)                Consents. Buyer and Merger Sub have obtained any third party consents set forth on Schedule 8.03(c) required to be procured by them for consummation of the transactions contemplated hereunder and without any material adverse condition, restriction or limitation on the business, assets or properties of Buyer, any Buyer Subsidiaries, the USG&E Companies or any of their Affiliates and without any adverse modification of any contractual obligation. All such consents shall be in customary form, and none of such consents shall have been revoked or expired.

(d)               Withdrawal of Buyer’s Election to be Treated as a Business Development Company. Buyer shall have ceased to operate as a Business Development Company under the Investment Company Act of 1940, and the Company shall have received, in form and substance reasonably satisfactory to the Company, evidence that Buyer has filed a notification on Form N-54C with the Securities and Exchange Commission withdrawing its election to be regulated as a Business Development Company under the 1940 Act.

(e)                Deliveries. Buyer and Merger Sub shall have complied with their delivery obligations set forth under Section 8.05.

Section 8.04         Deliveries by the Sellers and the Company. At or prior to the Initial Closing, the Company, Sellers’ Representative and the Sellers, as applicable, shall deliver, or cause to be delivered, the following to Buyer and Merger Sub:

(a)                a closing certificate, dated as of the Initial Closing Date, signed by an executive officer of the Company certifying the Company’s compliance with the conditions set forth in Section 8.02(a) and Section 8.02(b) (which, for the avoidance of doubt, will only be in respect of the Company’s representations, warranties and covenants);

(b)               a closing certificate, dated as of the Initial Closing Date, signed by each Seller certifying such Seller’s compliance with the conditions set forth in Section 8.02(a) and Section 8.02(b) (which, for the avoidance of doubt, will only be in respect of each Seller’s representations, warranties and covenants);

(c)                stock certificates evidencing all of the Seller Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock Transfer Tax stamps affixed thereto; or lost certificate affidavits in lieu thereof;

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(d)               (i) an assignment agreement in respect of the Series D Rights Sale and C&D Agreement, in form and substance mutually satisfactory to Buyer and MVC, duly executed by MVC, and (ii) an assignment agreement in respect of the Series D Rights Sale and Series D Letter Agreement, in form and substance substantially the same as the form contemplated by clause (i), duly executed by Lewis (the “Series D Assignment Agreements”);

(e)                an exchange agent agreement, substantially in the form attached hereto as Exhibit G (the “Exchange Agent Agreement”), duly executed by the Company;

(f)                a Lock-Up Agreement, in the form attached hereto as Exhibit H (the “Lock-Up Agreement”), duly executed by MVC;

(g)               cancellations, and releases in respect of Liabilities thereunder, of the Consulting Agreement, dated July 26, 2007, between MVC Financial Services, Inc. and Company, and Management Services Agreement, dated July 1, 2009, between MVC Financial Services, Inc. and ESPI, each in the form of Exhibit I, duly executed by each Person identified thereon;

(h)               with respect to each Company SAR, a SAR Cancellation Agreement duly executed by each Company SAR Grantee and the Company;

(i)                 an appropriate certification, in form and substance reasonably acceptable to Buyer, providing that the Company is not a U.S. real property holding corporation for purposes of Sections 897 and 1445 of the Code;

(j)                 a certificate (in customary form), dated as of the Initial Closing Date, signed by the secretary of the Company certifying as to (i) the Organizational Documents of each USG&E Company and (ii) all resolutions and consents adopted by the board of directors of the Company and Company Stockholders in connection with this Agreement and the transactions contemplated thereby;

(k)               certificates of good standing with respect to each of the USG&E Companies issued by the relevant Governmental Authorities of the USG&E Companies’ respective jurisdictions of organization, each as of a recent date; and

(l)                 a stockholder agreement between Buyer and MVC, in the form attached hereto as Exhibit M (the “Stockholder Agreement”), duly executed by MVC.

Section 8.05         Deliveries by Buyer and Merger Sub to Sellers and the Company. At the Initial Closing, Buyer shall deliver, or cause to be delivered, the following to the Sellers and the Company:

(a)                (i) certificates representing (1) the portion of the Initial Stock Consideration to be issued to MVC, delivered to MVC, (2) the Buyer’s Series A Preferred Stock to be issued to Lewis, delivered to Lewis, and (3) the Buyer’s Series A Preferred Stock to be issued to the Sellers other than MVC and Lewis, delivered to such Sellers, and (ii) evidence from the Exchange Agent reasonably acceptable to the Sellers other than MVC that the Buyer’s Common Stock to be issued to the Sellers other than MVC has been issued and properly reflected as book-entry shares of Buyer;

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(b)               the Exchange Agent Agreement, duly executed by Buyer and the Exchange Agent;

(c)                the Lock-Up Agreement, duly executed by Buyer;

(d)               the Series D Assignment Agreements, duly executed by Buyer;

(e)                indemnification agreements with each newly-appointed member of Buyer’s board of directors as of the Initial Closing, in substantially the same form as the Buyer’s indemnification agreements with pre-Initial Closing directors, with such changes as may be reasonably agreed by MVC and Buyer, duly executed by Buyer;

(f)                a certificate (in customary form), dated as of the Initial Closing Date, signed by the secretary of Buyer certifying as to (i) the Organizational Documents of Buyer and each Buyer Subsidiary and (ii) all resolutions and consents adopted by the board of directors of Buyer and the Buyer Stockholders in connection with this Agreement and the transactions contemplated thereby;

(g)               a closing certificate, dated as of the Initial Closing Date, signed by an executive officer of Buyer and Merger Sub, certifying Buyer’s and Merger Sub’s compliance with the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(d);

(h)               evidence from the Secretary of State of the State of Delaware that Buyer has filed the Certificate of Designation as an amendment to Buyer’s Second Restated Certificate of Incorporation with the Secretary of State of the State of Delaware;

(i)                 the Stockholder Agreement, duly executed by Buyer;

(j)                 a letter of resignation, in customary form, of each member of Buyer’s board of directors who is not listed on Exhibit A of the Stockholder Agreement, effective as of the Initial Closing, resigning as a member of the board of directors or similar governing body of Buyer and each of its Subsidiaries (collectively, the “Letters of Resignation”); and

(k)               a unanimous written consent of the members of the board of directors of Buyer (taking into account the resignation of those directors pursuant to the Letters of Resignation), accepting the resignations set forth in the Letters of Resignation and appointing and electing the individuals set forth in the Designation Notice as members of the board of directors of Buyer, to fill the vacancies on the board of directors of Buyer created by the resignations of directors pursuant to the Letters of Resignation, to be effective immediately following the Initial Closing, duly executed by such members of the board of directors of Buyer and in form reasonably acceptable to the Sellers’ Representative.

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Article 9
INDEMNIFICATION

Section 9.01         Indemnification Obligations to Buyer.

(a)                From and after the Initial Closing Date, subject to the limitations and other provisions set forth in this Article 9, each Seller will, severally (and not jointly and severally) as to himself, herself or itself only, indemnify and hold harmless Buyer and each of its Affiliates and their respective Representatives, and each of their respective heirs, executors, insurers, successors and assigns (collectively, the “Buyer Indemnified Parties”), from, against and in respect of and shall pay, compensate and reimburse the Buyer Indemnified Parties for any and all claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and judgments and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ fees and expenses) (collectively, “Losses”), arising out of or relating to (and regardless of whether those damages relate to a Third Party Claimant) any breach or inaccuracy of any representation or warranty made by such Seller in Article 4 of this Agreement.

(b)               The claims, Liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Buyer Indemnified Parties described in Section 9.01(a), as to which the Buyer Indemnified Parties are entitled to indemnification hereunder, are hereinafter referred to as the “Buyer Losses.”

Section 9.02         Direct Claims.

(a)                Except as otherwise provided herein, in order for a Buyer Indemnified Party to make a proper claim for indemnification hereunder, such Buyer Indemnified Party must, within the Claims Period, give to the applicable Seller (such applicable Seller, the “Indemnifying Party”) a notice in writing (a “Claim Notice”) describing in reasonable detail any claim for indemnification hereunder and the facts giving rise to such claim.

(b)               If a Buyer Indemnified Party sends a Claim Notice, then the Buyer Indemnified Party and the Indemnifying Party shall attempt in good faith to resolve any disputed claim within thirty (30) days after the Indemnifying Party’s receipt thereof. If the Indemnifying Party does not so respond within such thirty (30) days period, the Indemnifying Party shall be deemed to have accepted such claim, in which case, the Buyer Indemnified Party shall be free to pursue such remedies as may be available to the Buyer Indemnified Party on the terms and subject to the provisions of this Agreement.

(c)                Notwithstanding the foregoing, this Section 9.02 does not apply with respect to a claim made by a Person that is not a Party to this Agreement (any such Person, a “Third Party Claimant”) against a Buyer Indemnified Party, which claims are governed by Section 7.09 and Section 9.03.

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Section 9.03         Third Party Claims.

(a)                Promptly after receipt by a Buyer Indemnified Party under this Article 9 of a Claim Notice by a Third Party Claimant of any notice or commencement of any Action with respect to which such Buyer Indemnified Party may be entitled to indemnification under this Article 9 for any Buyer Losses, such Buyer Indemnified Party will notify the Indemnifying Party, promptly following the Buyer Indemnified Party’s receipt of such notice or commencement of such Action, in any event no later than twenty (20) days after receipt of such Claim Notice by a Third Party Claimant, but to the extent reasonably practicable, not less than five (5) Business Days prior to any deadline for any response.

(b)               The Indemnifying Party will have the right, upon written notice delivered to the Buyer Indemnified Party within twenty (20) days thereafter, to accept full responsibility (subject to the limitations set forth in Section 9.05 and Section 9.06) for any Buyer Losses resulting from such Action, and to assume the defense of such Action, including the employment of counsel reasonably satisfactory to the Buyer Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the Action on the terms provided above or to employ counsel reasonably satisfactory to the Buyer Indemnified Party, in either case within such twenty (20) day period, then such Buyer Indemnified Party may employ counsel to represent or defend it in any such Action and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred (subject to the limitations set forth in Section 9.05 and only to the extent the Indemnifying Party is finally determined to be liable to indemnify under this Article 9 under any of the provisions of Section 9.01(a)); provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one counsel for all Buyer Indemnified Parties in any jurisdiction in any single Action. In any Action with respect to which indemnification is being sought hereunder, the Buyer Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such Action, will have the right to participate in such matter and to retain its own counsel at such Party’s own expense.

(c)                The Indemnifying Party or the Buyer Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Buyer Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter. No Buyer Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party in its sole discretion, unless the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 9.03(a), in which case such settlement or compromise shall be subject to the consent of the Indemnifying Party not to be unreasonably withheld, conditioned or delayed. An Indemnifying Party may not, without the prior written consent of the Buyer Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed), settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Buyer Indemnified Party from all liability arising out of such claim, (ii) does not contain

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any admission or statement suggesting any wrongdoing or Liability on behalf of the Buyer Indemnified Party and (iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Buyer Indemnified Party or any of the Buyer Indemnified Party’s Affiliates.

Section 9.04         Claims Period. For purposes of this Agreement, a “Claims Period” is the period during which a claim for indemnification may be asserted under this Agreement by a Buyer Indemnified Party. The Claims Period for all claims pursuant to Section 9.01(a) will begin on the Initial Closing Date and terminate on the fifteen (15) month anniversary of the Initial Closing Date, except that the Claims Period for indemnification claims will begin on the Initial Closing Date and terminate on for breaches of the Fundamental Representations, on the date that is the seventh (7th) year anniversary of the Initial Closing Date.

Section 9.05         Limitations on Indemnity.

(a)                The indemnification provided in this Article 9 shall be the exclusive post-Initial Closing remedy available to any Buyer Indemnified Party for any breach of any representation or warranty by a Seller contained herein or in any of the documents contemplated hereby.

(b)               The parties agree that any indemnification payment made under this Article 9 shall be treated as an adjustment to the Initial Stock Consideration for all Tax purposes unless otherwise required by applicable Law.

Section 9.06         Recovery.

(a)                Notwithstanding anything to the contrary set forth herein, the Buyer Indemnified Parties shall not be entitled to recover and shall not make a claim against any Seller for indemnification for Buyer Losses in excess of the consideration actually received by such Seller at the Initial Closing. All indemnification obligations of a Seller shall be satisfied by cancellation, termination or surrender first of Seller’s shares of Buyer’s Series A Preferred Stock issued as Initial Stock Consideration to such Seller, with each such share being valued equal to its liquidation preference set forth in the Certificate of Designation (as may be amended from time to time) and second of Seller’s shares of Buyer’s Common Stock, with each such share being valued at its then-fair market value, as determined based on Buyer’s trading price.

(b)               Notwithstanding anything in this Agreement to the contrary, in no event shall any Buyer Indemnified Party be entitled to recover under this Agreement for special, exemplary or punitive damages of any kind whatsoever, including lost profits (except to the extent such damages are actually paid to a third party).

Section 9.07         Non-Survival of Representations and Warranties. Except for the representations and warranties made by the Sellers in Article 4 of this Agreement, which shall survive for the applicable Claims Period, none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Closing. This Section 9.07 shall not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Initial Closing.

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Article 10
TERMINATION

Section 10.01     Termination. This Agreement may be terminated prior to the Initial Closing:

(a)                by the mutual written consent of Buyer, the Company and Sellers’ Representative;

(b)               by either Buyer, on the one hand, or the Company and Sellers’ Representative, on the other hand, in the event (i) there shall be any applicable Law, permanent injunction or other order, ruling or decree issued by a court of competent jurisdiction permanently restraining, making illegal or otherwise prohibiting consummation of (A) the acquisition of the Seller Shares by Buyer or (B) the Merger, and (ii) such injunction or order, ruling or decree is or shall have become final and non-appealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 10.01(b) shall have used its commercially reasonable efforts to have such injunction or other order, ruling or decree vacated or made inapplicable to the transactions contemplated by this Agreement;

(c)                by the Company and Sellers’ Representative (or MVC pursuant to clause (iii) below), if:

(i)                 Buyer or Merger Sub has breached or failed to perform any of their representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, (x) would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b), and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Buyer or Merger Sub within twenty (20) days of receipt by Buyer of written notice of such breach or failure; provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(i) if the Sellers or the Company are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement such that the conditions in Section 8.02(a) or Section 8.02(b) would not be satisfied;

(ii)               the Initial Closing has not occurred on or before the four (4) month anniversary of the Effective Date (the “Outside Date”) provided, that Sellers shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(ii) if Sellers’ failure to comply in all material respects with their obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement; or

(iii)             the board of directors of the Company or MVC, as applicable, authorizes the Company or MVC, as applicable, subject to complying with the terms of this Agreement, to enter into definitive transaction documentation providing for a Superior Proposal.

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(d)               by Buyer, if

(i)                 the board of directors of Buyer authorizes Buyer, subject to complying with the terms of this Agreement, to enter into definitive transaction documentation providing for a Superior Proposal;

(ii)               the Sellers or the Company have breached or failed to perform any representation, warranty, covenant or agreement contained in this Agreement, which breach or failure to perform, either individually or in the aggregate, (x) would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b), and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Sellers or the Company, as applicable, within twenty (20) days of receipt by the Sellers of written notice of such breach or failure; provided that Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) if Buyer or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the conditions in Section 8.03(a) or Section 8.03(b) would not be satisfied; or

(iii)             the Initial Closing has not occurred by the Outside Date; provided, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.01(d)(iii) if Buyer’s failure to comply in all material respects with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

The date on which a termination pursuant to this Section 10.01 occurs shall be referred to herein as the “Termination Date.”

Section 10.02     Effect of Termination.

(a)                In the event of termination of this Agreement pursuant to Section 10.01, there shall be no liability or obligation on the part of any Party hereto other than as provided in this Section 10.02 and this Agreement shall forthwith become void (except the provisions of Section 7.04 (Restricted Use of Confidential Information), Section 7.08 (Public Announcements), Section 7.14 (Fees and Expenses), Section 10.01 (Termination), Section 10.02 (Effect of Termination), Article 11 (Sellers’ Representative) and Article 12 (Miscellaneous); provided, however, that nothing herein shall relieve any Party from liabilities for damages incurred or suffered by any other Party as a result of Willful Breach of any representations, warranties, covenants or other agreements set forth in this Agreement.

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(b)               Notwithstanding the foregoing, if this Agreement is terminated by (i) (x) the Company and the Sellers’ Representative or (y) MVC, as applicable, pursuant to Section 10.01(c)(iii) or (ii) Buyer pursuant to Section 10.01(d)(i), then (A) (if this Agreement was terminated by (x) the Company and the Sellers’ Representative or (y) MVC, as applicable), the Company shall pay Buyer a termination fee equal to Two Million Five Hundred Thousand Dollars ($2,500,000), or (B) (if this Agreement was terminated by Buyer), Buyer shall pay the Company a termination fee equal to One Million Five Hundred Thousand Dollars ($1,500,000) (either such fee, a “Termination Fee”).

(c)                If any Party fails to pay when due any amount due pursuant to this Section 10.02, then (i) such Party shall reimburse the Party to which such payment is due for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount, and (ii) such Party shall pay to the Party to which such payment is due interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “U.S. Prime Rate” (as published in the Wall Street Journal) in effect on the date such overdue amount was originally required to be paid.

(d)               In the event this Agreement is terminated and a Party is entitled to a Termination Fee pursuant to Section 10.02, such Termination Fee shall be the sole and exclusive remedy of such Party and its respective Affiliates (which, with respect to the Company and for purposes of this Section 10.02(d), shall include Sellers), on the one hand, against the other Parties, their Affiliates and their respective former, current or future shareholders, directors, officers, agents or other Representatives, on the other hand, in each case, for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. Upon payment of the Termination Fee by Buyer or the Company, as applicable, the Party making such payment, its Affiliates and their respective former, current or future shareholders, directors, officers, agents or other Representatives shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Party be required to pay a Termination Fee more than once.

Article 11
SELLERS’ REPRESENTATIVE

Section 11.01     Designation and Replacement of the Sellers’ Representative.

(a)                The Parties have agreed that it is desirable to designate a representative to act on behalf of the Sellers to represent the interests of the Sellers with respect to certain matters arising under this Agreement as specifically delegated to the Sellers’ Representative hereunder. Each Seller hereby irrevocably constitutes, designates and appoints, effective as of the Effective Date, MVC as the agent and attorney-in-fact of such Seller, and to act as the initial Sellers’ Representative under this Agreement. The Sellers’ Representative shall have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement in its absolute discretion. The

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Sellers’ Representative may resign at any time upon notice to Sellers and Buyer, and may be removed by the vote of Sellers representing a majority of the Seller Sharing Percentage (the “Majority Sellers”). Upon the resignation of the Sellers’ Representative, the Sellers shall promptly designate a replacement Sellers’ Representative by vote of the Majority Sellers. Any successor Sellers’ Representative shall be deemed automatically to be the “Sellers’ Representative” under this Agreement. The duties of the Sellers’ Responsibilities shall cease upon the Initial Closing.

(b)               Without limiting the generality of the foregoing, the Sellers’ Representative has been authorized by each Seller, for and on his, her or its behalf and directed to act, in each case, without having to seek or obtain the consent of any Person under any circumstance to:

(i)                 take all actions required by, and exercise all rights granted to, the Sellers’ Representative in this Agreement;

(ii)               receive all notices or other documents given or to be given to any Seller by Buyer pursuant to this Agreement;

(iii)             execute and deliver all agreements, certificates and documents required or deemed appropriate by the Sellers’ Representative in connection with any of the transactions contemplated under this Agreement;

(iv)             engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated under this Agreement;

(v)               waive or refrain from enforcing any right of the Sellers and/or the Sellers’ Representative arising out of or under or in any manner relating to this Agreement;

(vi)             negotiate any amendment to this Agreement as contemplated by Section 7.06 and take all other actions as contemplated by Section 7.06;

(vii)           agree or otherwise determine to terminate this Agreement prior to the Initial Closing in accordance with Article 10; and

(viii)         take such other action as the Sellers’ Representative may deem appropriate, including (x) agreeing to any waiver, modification or amendment of this Agreement, and executing and delivering an agreement of such waiver, modification or amendment, and (y) all such other matters as the Sellers’ Representative may deem necessary or appropriate to carry out the intents and purposes of this Agreement; provided, however, that the authorization contemplated by this clause (viii) shall not permit the Sellers’ Representative to take any such action if such action would be reasonably expected to result in a materially adverse impact on the Sellers or any of them.

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(c)                Each Seller makes, constitutes and appoints the Sellers’ Representative as such Person’s true and lawful attorney-in-fact for and in such Person’s name, place, and stead and for its use and benefit, to prepare, execute, certify, acknowledge, swear to, file, deliver, or record any and all agreements, instruments or other documents, and to take any and all actions, that are within the scope and authority of the Sellers’ Representative provided for in this Section 11.01. The grant of authority provided for in this Section 11.01 is coupled with an interest and is being granted, in part, as an inducement to the Parties to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and shall be binding on any successor, administrator, executor, heir or assign thereto. Notwithstanding anything to the contrary contained herein, each Sellers acknowledges that as of the Effective Date MVC is a significant stockholder of Buyer and such Seller expressly waives any conflict of interest resulting from such stockholding by MVC in its role as Sellers’ Representative.

(d)               The Sellers’ Representative will provide to the Sellers a copy of any material notice delivered pursuant to this Agreement to the Sellers’ Representative in its capacity as such for the Sellers within a reasonable period of time after receipt by the Sellers’ Representative.

(e)                Notwithstanding anything to the contrary contained in this Agreement, the Sellers’ Representative may not take any action that will result or is reasonably expected to result in (i) any Seller being (x) adversely impacted in a manner disproportionate to any other Seller with respect to the Initial Stock Consideration to be received by such Seller or any liability of such Seller hereunder, or (y) materially adversely impacted in a manner disproportionate to any other Seller with respect to any matter other than the matters contemplated by the preceding clause (x), in each case without such disproportionately impacted Seller’s written consent, or (ii) MVC or any of its Affiliates receiving a benefit in its capacity as a Seller without a proportionate benefit to each other Seller.

Section 11.02     Certain Agreements of Sellers. Each Seller (a) agrees that all actions taken by the Sellers’ Representative pursuant to this Agreement shall be binding upon such Seller and such Seller’s successors as if expressly confirmed and ratified in writing by such Seller, (b) waives any and all defenses which may be available to contest, negate or disaffirm the action of the Sellers’ Representative taken in good faith under this Agreement and (c) grants the Sellers’ Representative full power and authority to interpret all terms and provisions of this Agreement. The Sellers’ Representative shall at all times be entitled to (but not required to) rely on any directions received from the Majority Sellers. As among the Sellers, each Seller acknowledges and agrees to its Seller Sharing Percentage and portion of the Initial Stock Consideration, in each case, as set forth in the Payment Schedule. Buyer and Merger Sub may rely upon any decision, act, consent or instruction of Sellers’ Representative as being the decision, act, consent or instruction of the Sellers.

Section 11.03     Limitation of Liability; Indemnification.

(a)                The Sellers’ Representative shall incur no liability to the Sellers of any kind whatsoever with respect to any action or inaction taken or failed to be taken, by it or by its agents, in connection with its services pursuant to this Agreement, except in the event of liability directly resulting from its own willful misconduct or gross negligence. Sellers’ Representative may act in reliance upon any signature

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believed by it to be genuine and may reasonably assume that such person has proper authorization to sign on behalf of the applicable Seller or other party. In all questions arising under this Agreement, Sellers’ Representative may rely on the advice of counsel, accountants or other skilled persons, and Sellers’ Representative will not be liable to the Sellers or any other Person for anything done, omitted or suffered in good faith by Sellers’ Representative based on such advice of counsel, accountants or other skilled persons, as the case may be.

(b)               The Sellers shall, severally and not jointly, on a pro rata basis based on each Seller’s Seller Sharing Percentage, indemnify, defend and save harmless Sellers’ Representative and its members, managers, partners, directors, equity holders, officers, agents and employees (the “Sellers’ Representative Indemnitees”) from and against any and all Losses arising out of or in connection with Sellers’ Representative’s execution and performance of this Agreement, or otherwise in connection with acting as the Sellers’ Representative, in each case as such Loss is suffered or incurred; provided, that in the event that any such Loss or any portion thereof is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of any Sellers’ Representative Indemnitee, Sellers’ Representative shall repay to the Sellers the amount of such indemnified Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Sellers’ Representative be required to advance its own funds on behalf of a Seller or otherwise. The Sellers shall, severally and not jointly, on a pro rata basis based on each Seller’s Seller Sharing Percentage, upon demand reimburse Sellers’ Representative for all expenses incurred by Sellers’ Representative in connection with Sellers’ Representative’s performance of this Agreement and acting as the Sellers’ Representative hereunder. The Sellers acknowledge and agree that the foregoing indemnities shall survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

(c)                The Parties agree that to the extent Sellers’ Representative receives documents, spreadsheets or other forms of information from any Party and Sellers’ Representative is required to deliver any such document, spreadsheet or other form of information to another Party, Sellers’ Representative is not responsible for the content of such materials, nor is Sellers’ Representative responsible for confirming the accuracy of any information contained in such materials or reconciling the content of any such materials with any other documents, spreadsheets or other information.

(d)               Notwithstanding anything in this Agreement to the contrary, in no event shall Sellers’ Representative be liable under this Agreement to the Sellers for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), regardless of whether or not any such damages were foreseeable or contemplated and even if Sellers’ Representative has been advised of the likelihood of such loss or damage, no matter the form of action.

Article 12
MISCELLANEOUS

Section 12.01     Notices. All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally, sent by registered or certified mail

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(return receipt requested), by reputable national courier (with evidence of delivery and postage and other fees prepaid) or by electronic mail (with receipt confirmed) to the address set forth on the recipient’s signature page to this Agreement or to such other representative or at such other address of a recipient as such Party may furnish to the other Parties in writing. All notices, communications and deliveries shall be deemed delivered: (a) when delivered by hand; (b) on the third day after the date mailed, by registered or certified mail; (c) when received by the addressee if sent by reputable national courier; or (d) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient.

Section 12.02     Exhibits and Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.

Section 12.03     Assignment; Successors in Interest. No assignment or transfer by any Party of its rights and obligations under this Agreement may be made except with the prior written consent of each other Party to this Agreement; provided that (a) Buyer may assign this Agreement and any or all of its rights and interests hereunder to one or more of its Affiliates or designate one or more of its Affiliates to perform its obligations hereunder, in each case, so long as Buyer is not relieved of any liability or obligations hereunder and in no event can such assignment by Buyer modify the Initial Stock Consideration, (b) following the Merger Closing, Buyer may assign this Agreement and any or all of its rights and interest hereunder to any purchaser of all or substantially all its assets or designate such purchaser to perform its obligations hereunder and (c) following the Merger Closing, Buyer may collaterally assign any or all of its rights and obligations hereunder to any of its Affiliates so long as Buyer is not relieved of its obligations. This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

Section 12.04     Number; Gender. Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.

Section 12.05     Captions. The titles, headings, subheadings, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement and all references to Schedules are references to Schedules to this Agreement.

Section 12.06     Controlling Law. This Agreement and any Legal Dispute will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to choice of law rules of any jurisdiction.

Section 12.07     Consent to Jurisdiction, Waiver of Jury Trial, Etc.. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH ANY DISAGREEMENT, DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT (FOR PURPOSES OF THIS SECTION, A “LEGAL DISPUTE”) MAY ONLY BE BROUGHT IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF

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NEW CASTLE AND STATE OF DELAWARE. THE PARTIES AGREE THAT ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO ANY LEGAL DISPUTE SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH OF THE PARTIES HEREBY WAIVES THE RIGHT TO ASSERT, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY LEGAL DISPUTE, THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF THE ACTION, SUIT OR PROCEEDING IS IMPROPER. EACH PARTY ALSO AGREES TO WAIVE, AND HEREBY WAIVES, ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL DISPUTE. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS Section 12.07 AFTER THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

Section 12.08     Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability.

Section 12.09     Counterparts. This Agreement may be executed in any number of counterparts and any Party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original, and all of which counterparts taken together constitute but one and the same instrument. Facsimile signature pages and signature pages scanned electronically will be deemed originals for all purposes and may be attached to copies of this Agreement as originals.

Section 12.10     Enforcement of Certain Rights. Other than as set forth in Section 7.11(c) and Section 11.03 with respect to Sellers’ Representative Indemnitees, nothing in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.

Section 12.11     Amendment and Waiver. This Agreement may be amended or supplemented at any time by additional written agreements signed by, or on behalf of the Parties, as may mutually be determined by the Parties to be necessary, desirable or expedient to further the purpose of this Agreement or to clarify the intention of the Parties. No provision of this Agreement may be waived or extended except by a written instrument signed by the Party against whom the waiver or extension is to be effective. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver

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of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right.

Section 12.12     Integration. This Agreement and the agreements and documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter of this Agreement and constitutes the entire agreement between the Parties, except for that certain Confidentiality Agreement, which shall remain in force and effect until the Initial Closing or, if the Initial Closing does not occur, until said Confidentiality Agreement expires in accordance with its terms.

Section 12.13     Cooperation. After the Initial Closing Date, each of the Parties shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.

Section 12.14     Provision Regarding Legal Representation. It is acknowledged by each of the Parties that certain of the USG&E Companies and/or MVC have retained Locke Lord LLP, Kramer Levin Naftalis & Frankel LLP and Davis Wright Tremaine LLP (collectively, the “Law Firms”) to act as its counsel in connection with the transactions contemplated by this Agreement, that the Law Firms have not acted as counsel for any other Party in connection with the transactions contemplated hereby, and that none of the other Parties has the status of a client of the Law Firms for conflict of interest or any other purposes as a result thereof. Each Party hereby agrees that, in the event that a dispute arises after the Initial Closing between Buyer, any USG&E Company and/or any of their respective Affiliates on the one hand, and any Seller or its Affiliates, on the other hand, the Law Firms may represent any Seller and/or such Affiliates in such dispute even though the interests of such Seller and/or such Affiliates may be directly adverse to Buyer, any USG&E Company and/or any of their respective Affiliates, and even though the Law Firms may have represented the USG&E Companies or their respective Affiliates in a matter substantially related to such dispute, or may be handling ongoing matters for Buyer, any USG&E Company and/or any of their respective Affiliates. Buyer further agrees that, as to all communications among any Law Firm, the USG&E Companies, MVC and/or any of their respective Affiliates that relate to the transactions contemplated by this Agreement (collectively, the “Privileged Communications”), the attorney–client privilege and the expectation of client confidence belongs to MVC and may be controlled by MVC and shall not pass to or be claimed by Buyer, any USG&E Company or any of their respective Affiliates. The Privileged Communications are the property of MVC, and from and after the Initial Closing none of the USG&E Companies, their respective Affiliates or any Person purporting to act on behalf of or through any USG&E Company or its Affiliate will seek to obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Privileged Communications may be used by MVC and/or any of its Affiliates in connection with any dispute that relates in any way to the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, any USG&E Company or any of their respective Affiliates and a third party (other than a Party to this Agreement or any of their respective Affiliates) after the Initial Closing, the USG&E Companies and their Affiliates may assert the attorney-client privilege to prevent disclosure of confidential communications by the Law Firms to such third party; provided, however, that neither the USG&E Companies nor any of their Affiliates may waive such privilege without the prior written consent of MVC.

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Section 12.15     Schedule and SEC Document References.

(a)                The Parties agree that any reference in a particular Section of the Schedules attached to this Agreement shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent. The mere inclusion of an item in the Schedules attached to this Agreement as an exception to a representation or warranty shall not be deemed an admission that (and no Party shall use, in a dispute or controversy, the inclusion of such items in such Schedule as evidence that) such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on a Party.

(b)               The Parties agree that any information (excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, it being understood that any factual information contained within such sections shall not be excluded) contained in any part of any Buyer SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) Buyer’s representations and warranties contained in this Agreement if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties is reasonably apparent.

Section 12.16     Buyer Stock Legends. Any certificates representing the Initial Stock Consideration shall bear, and any book-entry account statement representing the Initial Stock Consideration will be endorsed with, the legends set forth on Exhibit K (in addition to any legend required under applicable state securities Laws). The foregoing legends shall cease to be required, and Buyer shall cause such legends to be removed promptly upon a Seller’s request, (a) with respect to any legend regarding the restrictions arising under the Lock-Up Agreement, after the Lock-Up Agreement has expired or if MVC desires to transfer Initial Stock Consideration pursuant to an exception under the Lock-Up Agreement, and (b) with respect to any other legend, after the applicable shares are registered following the effectiveness of the S-3 Registration Statement or are tradeable without restriction pursuant to Rule 144 under the 1933 Act and under other applicable Laws.

Section 12.17     No Presumption Against Drafters; Non-Reliance. This Agreement has been negotiated by the Parties with the assistance of their respective counsel, and the language used in this Agreement expresses their mutual intent. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement. Each of the Parties hereto acknowledges and agrees that it has conducted its own independent investigation, review and analysis of the details of the transactions contemplated hereby and has entered into this Agreement of its own volition in reliance solely on its own investigation and the representations and warranties contained herein, and not in reliance on any other representations and warranties of any kind or nature.

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Section 12.18     Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to injunctive relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity.

Section 12.19     Releases.

(a)                Each Seller hereby agrees that it shall not (and shall cause its controlled Affiliates not to) make any claim for indemnification against Buyer, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates by reason of the fact that any Seller or any controlled Affiliate of any Seller is or was a stockholder of any of the USG&E Companies (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise), other than pursuant to this Agreement and any of the other agreements or certificates executed and delivered by Buyer or Merger Sub in favor of the Sellers in connection herewith. Effective upon the Initial Closing, each Seller (on its own behalf and on behalf of its controlled Affiliates) hereby irrevocably waives, releases and discharges the Company and its Affiliates from any and all liabilities and obligations to it of any kind or nature whatsoever that it may have as a result of such Seller being a stockholder of any of the USG&E Companies and solely in the capacity of such (including in respect of any rights of contribution or indemnification as a stockholder of the USG&E Companies), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than pursuant to this Agreement and any of the other agreements or certificates executed and delivered by Buyer or Merger Sub in favor of the Sellers in connection herewith) or otherwise at law or equity (collectively, the “Seller Released Claims”), and each Seller agrees that it shall not (and that it shall cause its controlled Affiliates not to) seek to recover any amounts in connection with any Seller Released Claims from the Company or any of its Affiliates. EACH SELLER (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) EXPRESSLY WAIVES AND RELINQUISHES ALL RIGHTS AND BENEFITS AFFORDED BY SECTION 1542 OF THE CIVIL CODE OF THE STATE OF CALIFORNIA, WHICH STATES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THIS RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

(b)               In no event shall Buyer, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates have any liability whatsoever to any Seller (or any Affiliate of any Seller) for breaches of the representations, warranties, agreements or covenants of Sellers or the Company hereunder, and no Seller shall (and shall cause its Affiliates not to) in any event seek contribution from Buyer, Merger Sub, the Company, the Surviving Corporation or any of their respective Affiliates in respect of any indemnification payments required to be made by any Seller pursuant to Article 9 of this Agreement.

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(c)                Effective upon the Initial Closing, the Company (on its own behalf and on behalf of the USG&E Companies) hereby irrevocably waives, releases and discharges each of the Sellers and its Affiliates from any and all liabilities and obligations to it of any kind or nature whatsoever that it may have as a result of such Seller or any Affiliate of such Seller being a stockholder of any of the USG&E Companies and solely in the capacity of such (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than pursuant to this Agreement and any of the other agreements or certificates executed and delivered by such Seller in connection herewith) or otherwise at law or equity (collectively, the “Company Released Claims”), and the Company agrees that it shall not (and that it shall cause its Affiliates not to) seek to recover any amounts in connection with any Company Released Claims from the Sellers or any of their respective Affiliates.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

Equus Total Return, Inc.

By: ____________________________
Name:
Title:

Address for Notices:

ETR Merger Sub, Inc.

By: ____________________________
Name:
Title:

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

U.S. GAS & ELECTRIC, INC.

By: ____________________________
Name:
Title:

Address for Notices:

MVC CAPITAL, INC. as a Seller and Sellers’ Representative

By: ____________________________
Name:
Title:

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Phillip George

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Franklin C. Lewis

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

James Wiser

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

James Pinto

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Robert Paladino

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Victor Ferreira

Address for Notices:

Big Apple Energy, LLC

By:
Name:
Title:

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Barry J. Gross

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Allan G. Anderson

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.

“SELLERS”

Mark Srour

Address for Notices:

[Signature Page to Stock Purchase Agreement and Plan of Merger]

Exhibit A

Certificate of Designation

See attached

Exhibit A to Stock Purchase Agreement and Plan of Merger

Exhibit B

Fully-Diluted Common Shares and Percentages

See attached.

Exhibit B to Stock Purchase Agreement and Plan of Merger

Exhibit C

Payment Schedule

See attached.

Exhibit C to Stock Purchase Agreement and Plan of Merger

Exhibit D

Form of Letter of Transmittal

See attached.

Exhibit D to Stock Purchase Agreement and Plan of Merger

Exhibit E

Macquarie Amendment

See attached.

Exhibit E to Stock Purchase Agreement and Plan of Merger

Exhibit F

Restated Buyer Organization Documents

See attached.

Exhibit F to Stock Purchase Agreement and Plan of Merger

Exhibit G

Form of Exchange Agent Agreement

See attached.

Exhibit G to Stock Purchase Agreement and Plan of Merger

Exhibit H

Form of Lock-Up Agreement

See attached.

Exhibit H to Stock Purchase Agreement and Plan of Merger

Form of Lock-Up Agreement

[●], 2017

Equus Total Return, Inc.,
700 Louisiana Street, 48th Floor,
Houston, TX 77002

Ladies and Gentlemen:

This letter is being delivered to you in connection with the Stock Purchase Agreement and Plan of Merger, dated as of April 24, 2017 (the “Agreement”), by and among Equus Total Return, Inc., a Delaware corporation (“ETR”), U.S. Gas & Electric, Inc., a Delaware corporation (“USG&E”), MVC Capital, Inc., a Delaware corporation (“MVC”), and each other person that is a signatory thereto under the heading “Sellers”, pursuant to which, among other things, ETR will issue to MVC, at the Initial Closing, certain shares of ETR’s common stock, par value $0.001 per share (such shares as issued to MVC at the Initial Closing pursuant the Agreement, the “Common Stock”) and ETR’s Series A Preferred Stock, par value $0.001 per share (such shares as issued to MVC at the Initial Closing pursuant the Agreement, the “Preferred Stock”) in consideration for the acquisition by ETR, on the Initial Closing Date, of the outstanding capital stock of USG&E held by MVC (the “Transaction”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

To induce you to close the Transaction in accordance with the Agreement, the undersigned hereby agrees that, during the period commencing on the Initial Closing Date and ending on the twelve (12) month anniversary of the Initial Closing Date (the “Restricted Period”), it will not (and will not permit any of its Affiliates to), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, the Common Stock or the Preferred Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by the undersigned or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock or the Preferred Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Common Stock or the Preferred Stock or such other securities, in cash or otherwise or publicly announce any intention to do any of the foregoing.

The foregoing paragraph shall not apply to:

(a) transfers of the Common Stock or the Preferred Stock to or among Affiliates of the undersigned (including, for the avoidance of doubt, such investment funds or other business entities controlled or managed by, or that controls or manages, or under common management with, the undersigned) or charitable organizations as long as (i) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or disposition and (ii) each transferee shall execute and deliver to ETR a lock-up letter in the form of this letter agreement or a joinder to this letter agreement;

(b) transfers of the Common Stock or the Preferred Stock made pursuant to a merger, stock exchange, stock acquisition, take-over bid or other similar transaction that results in the acquisition by, or transfer to, a third party or group of related parties, of a majority of the voting securities of ETR issued and outstanding; provided that in the event such transaction is not completed, any securities shall remain subject to the restrictions contained in this letter agreement;

(c) any transfers of the Common Stock or the Preferred Stock to ETR pursuant to agreements under which ETR has the option to repurchase such Common Stock or Preferred Stock or ETR has a right of first refusal with respect to transfers of such Common Stock or Preferred Stock, or pursuant to other repurchase plans of ETR;

(d) transactions relating to the Common Stock or the Preferred Stock or other securities acquired in open market transactions after the Initial Closing Date, as long as no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such acquisitions;

(e) transfers of the Common Stock or the Preferred Stock in connection with an underwritten public offering of ETR’s common stock or Series A Preferred Stock following the date hereof (a “Secondary Offering”), it being acknowledged and agreed that ETR shall provide MVC with a right to participate in any Secondary Offering in respect of the Common Stock or the Preferred Stock, as the case may be, upon written notice to MVC delivered no less than thirty (30) days prior to the commencement of any such Secondary Offering; or

(f) transfers of the capital stock of MVC by the stockholders of MVC.

Additionally, nothing contained herein shall limit or restrict the ability of the undersigned or its permitted transferee to exercise any options or warrants or to convert or exchange the Common Stock or the Preferred Stock, or any other securities of ETR into shares of ETR common stock or Series A Preferred Stock, as the case may be, including, without limitation, through any “cashless” or “net” exercise or any exercise effected by the delivery of Common Stock or Preferred Stock to ETR held by the undersigned, in each case to cover the applicable aggregate exercise price and/or withholding tax obligations, provided that any ETR capital stock received upon such exercise, conversion or exchange, other than Common Stock or Preferred Stock to be sold by or for the undersigned or its permitted transferee in connection with any such cashless exercise, will also be subject to this letter agreement.

Additionally, the undersigned or its permitted transferee will be permitted to dispose of the Common Stock and the Preferred Stock during the Restricted Period to the extent necessary so that (a) its holdings of the Common Stock and the Preferred Stock (together with any other shares of ETR capital stock held by the undersigned or its Affiliates) do not cause it to fail to satisfy the diversification requirements of Section 851(b)(3) of the Code, or (b) it can satisfy the requirements of Section 851(d)(2)(A)(iii)(I) of the Code.

In addition, except as expressly set forth herein, the undersigned agrees that, without the prior written consent of ETR, it will not, during the Restricted Period, make any demand for or exercise any right with respect to, the registration of any of the Common Stock or the Preferred Stock; provided that nothing herein shall modify or otherwise limit MVC’s rights under the Agreement. Subject to the above referenced exceptions to transfer restrictions, the undersigned also agrees and consents to the entry of stop transfer instructions with ETR’s transfer agent and registrar against the transfer of the undersigned’s Common Stock or Preferred Stock except in compliance with the foregoing restrictions.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this letter agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

This letter agreement and any claim, controversy or dispute arising under or related to this letter agreement shall be governed by and construed in accordance with Sections 12.06 and 12.07 of the Agreement, which are, in each case, incorporated herein by reference. The parties acknowledge that MVC may disclose this letter agreement to any potential transferee of the Common Stock or the Preferred Stock.

Very truly yours,

MVC CAPITAL, INC.

By: ___________________________
Name:

Title:

Acknowledged and Agreed:

EQUUS TOTAL RETURN, INC.

By: ________________________
Name:

Title:

Exhibit I

Form of Cancellation and Release Agreement

See attached.

Exhibit I to Stock Purchase Agreement and Plan of Merger

Exhibit J

Post-Closing Boards

See attached.

Exhibit J to Stock Purchase Agreement and Plan of Merger

Exhibit K

Buyer Stock Legends

Legends to be included on all Initial Stock Consideration:

THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR UNDER APPLICABLE STATE SECURITIES ACTS (THE “STATE ACTS”) IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT. ACCORDINGLY, SUCH SECURITIES MAY NOT BE SOLD, DISTRIBUTED OR DISPOSED OF UNLESS REGISTERED UNDER THE ACT AND THE STATE ACTS, EXCEPT UPON DELIVERY TO THE CORPORATION OF AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR THE STATE ACTS or upon submission to the Corporation of evidence reasonably satisfactory to the Corporation that any such sale, distribution or disposition will not be in violation of the Act or the State Acts or any rule or regulation promulgated thereunder.

ANY STOCKHOLDER MAY OBTAIN, WITHOUT CHARGE, BY WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS A COPY OF A STATEMENT OF THE RIGHTS, PREFERENCES, PRIVILEGES AND RESTRICTIONS GRANTED TO OR IMPOSED UPON THE SHARES REPRESENTED HEREBY.

Legends to be including on shares of Buyer Common Stock and Buyer Preferred Stock issued as Initial Stock Consideration to MVC:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AN AGREEMENT BY THE HOLDER HEREOF NOT TO SELL SUCH SHARES, SUBJECT TO CERTAIN EXCEPTIONS AS SET FORTH IN SUCH AGREEMENT, FOR A PERIOD OF TWELVE MONTHS FOLLOWING THE ORIGINAL DATE OF ISSUANCE OF THESE SHARES

Exhibit K to Stock Purchase Agreement and Plan of Merger

Exhibit L

Form of SAR Cancellation Agreement

See attached.

Exhibit L to Stock Purchase Agreement and Plan of Merger

Exhibit M

Form of Stockholder Agreement

See attached.

Exhibit M to Stock Purchase Agreement and Plan of Merger

FORM OF STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”), dated as of [___], 2017, is made and entered into by and between Equus Total Return, Inc., a Delaware corporation (“Buyer” or the “Company”), and MVC Capital, Inc. (“MVC”), a Delaware corporation and a holder of certain voting shares of the Company as more particularly described herein, collectively referred to hereinafter as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, the Company and MVC, among others, are parties to that certain Stock Purchase Agreement and Plan of Merger, dated as of April 24, 2017 (the “Merger Agreement”), providing for, among other things, the acquisition of U.S. Gas & Electric, Inc., a subsidiary of MVC, by the Company as more particularly described therein; and

WHEREAS, as of the date of the Merger Agreement, MVC was the beneficial holder of 4,444,644 shares of common stock of the Company (the “Original Holding”); and

WHEREAS, upon the Initial Closing and in connection with the transactions contemplated by the Merger Agreement, the Company is issuing and delivering to MVC additional shares of Buyer’s Common Stock and newly issued shares of Buyer’s Series A Preferred Stock, in each case, in the amounts as set forth in the Merger Agreement (together with the Original Holding, the “Shares”); and

WHEREAS, by virtue of the voting rights attached to the Shares, MVC will be able to control the election of the board of directors of the Company (collectively, the “Board”) and the appointment of directors; and

WHEREAS, pursuant to that certain Written Consent of Holders of a Majority of the Outstanding Voting Shares of the Company dated [___], 2017 and as contemplated by the Merger Agreement, subject to the Initial Closing, the individuals contemplated by Section 2.1 hereof have been elected to the Board, to serve as a director until the next annual meeting of the Company’s stockholders following the Initial Closing or until such person’s earlier death, disability, retirement, resignation or removal; and

WHEREAS, the Parties desire to enter into this Agreement for the limited purpose of ensuring the continuity of the Legacy Directors (as defined below) for the duration of the Transition Term (as defined below); and

WHEREAS, the execution and delivery of this Agreement by the Parties concurrent with the Initial Closing in contemplated by, and a condition precedent to the consummation of the Initial Closing under, the Merger Agreement; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants, agreements contained herein, and other good and valuable consideration the receipt of such is sufficient, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1	Definitions.

For purposes of this Agreement:

(i)     “Beneficial Ownership” means beneficial ownership within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(ii)   “Cause” means, with respect to a director, one or more of the following: (i) the conviction of (or plea of guilty or nolo contendere to) a felony or other criminal offense involving dishonesty; (ii) the commission of any other act or omission involving fraud or embezzlement with respect to the Company or any of its subsidiaries; or (iii) engaging in conduct which brings such director, the Company or any of its subsidiaries into disrepute and which results in material financial detriment to the Company or such subsidiary.

(iii) “Necessary Action” means with respect to a specified result, all actions that are permitted by law and reasonably necessary to cause such result, including without limitation (i) voting or providing a written consent or proxy with respect to the voting stock of the Company, including the Shares, (ii) causing the adoption of resolutions of the stockholders of the Company and amendments to the Organizational Documents, (iii) causing members of the Board (to the extent such members were nominated or designated by the Person obligated to undertake the Necessary Action, and subject to any fiduciary duties that such members may have as directors of the Company) to act in a certain manner or causing them to be removed in the event they do not act in such a manner, (iv) executing agreements and instruments, and (v) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

(iv) “Organizational Documents” means the Certificate of Incorporation and Bylaws of the Company, each as amended from time to time.

(v)   “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

(vi) “Transition Term” means the period commencing on the date hereof and ending ten (10) months thereafter.

ARTICLE II

BOARD OF DIRECTORS

2.1       Board Composition. The Parties shall take all Necessary Action to cause the Board to be comprised of nine (9) directors, (i) five (5) of whom shall be designated by MVC and (ii) four (4) of whom shall be the individuals set forth on Exhibit A hereto (such directors as set forth in this clause (ii), collectively, the “Legacy Directors” and individually, a “Legacy Director”). For purposes of this Agreement, the Legacy Directors will be deemed designated by the Company.

2.2       Removal of Directors. MVC shall not take any action to remove a Legacy Director as a director without Cause.

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2.3       Vacancies. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (pursuant to Section 2.2 hereof) of a Legacy Director, the remaining Legacy Directors, if any, shall nominate another individual to fill such vacancy, who shall be reasonably acceptable to MVC, and the Parties shall take all Necessary Action as may be required to facilitate and implement such nomination and filling of such vacancy on the Board for the unexpired term of the Legacy Director who is being replaced. In the absence of any nomination by the remaining Legacy Directors as so reasonably agreed by MVC, any vacancy created by a Legacy Director ceasing to serve on the Board following the date hereof shall remain vacant until such nominee is chosen, and the remaining directors shall continue to operate as a fully functioning Board.

2.4       Voting Agreement. Except as expressly set forth in this Article II, MVC shall be entitled to vote the Shares on all other matters as it deems fit in its sole discretion. The Parties acknowledge and agree that notwithstanding anything to the contrary contained herein, the covenants contained herein, including the Necessary Actions and related nominations of directors, shall not apply with respect to any annual meeting of stockholders of the Company occurring after the expiration of the Transition Term.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1       Organization. Each Party represents and warrants to the other that it has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Party.

3.2       No Conflicts. Each Party further represents and warrants to the other that none of the execution and delivery of this Agreement by such Party or compliance by such Party with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of such Party, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which such Party is subject or may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation binding on such Party, except for any of the foregoing as could not reasonably be expected to materially impair such Party’s ability to perform its obligations under this Agreement.

ARTICLE IV

TERMINATION

4.1        Termination. This Agreement shall terminate automatically upon the earliest to occur of the following:

(i)	the mutual written consent of MVC and the Company, with Board approval, including the approval of a majority of the Legacy Directors;

(ii)	the expiration of the Transition Term; or

(iii)	the date on which MVC ceases to Beneficially Own (directly or indirectly) a majority of the voting capital stock of the Company.

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ARTICLE V

MISCELLANEOUS

5.1        Publication. The Parties hereby permit each other to publish and disclose, in any report filed with the Securities and Exchange Commission, the nature of the commitments, arrangements and understandings pursuant to this Agreement.

5.2        Further Actions. Each of the Parties agrees that it shall execute and deliver any additional certificates and documents and do and perform or cause to be done and performed any Necessary Action and such additional acts and things that are reasonably necessary, appropriate or advisable in order to carry out the intent and accomplish the purposes of this Agreement and effectuate and perform the provisions of this Agreement and the consummation of the transactions contemplated hereby.

5.3       Effect of Certain Transactions. In the event of a stock dividend or distribution, or any change in the Shares by reason of any stock dividend or distribution, stock split, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

5.4        Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by the Company, with Board approval (including approval of a majority of the Legacy Directors), and MVC. The failure of any Party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof shall not constitute a waiver by such Party of its right to exercise any such or other right, power or remedy or to demand such compliance.

5.5        Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case to the respective addresses of the Parties set forth in the Merger Agreement.

5.6        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

5.7        Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

5.8        Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

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5.9       Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the Parties.

5.10       Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each

Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.11       No Presumption Against Drafters. This Agreement has been negotiated by the Parties with the assistance of their respective counsel, and the language used in this Agreement expresses their mutual intent. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

5.12       Counterparts. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Facsimile signature pages and signature pages scanned electronically will be deemed originals for all purposes and may be attached to copies of this Agreement as originals.

5.13       Governing Law. This Agreement and any dispute, claim or controversy arising hereunder will be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to choice of law rules of any jurisdiction.

5.14       Jurisdiction and Venue. Each of the Parties hereby consents to the jurisdiction of the State of Delaware for the adjudication of any dispute that may arise between them hereunder. The Parties further agree that venue shall be properly held in the courts located in the county of New Castle, State of Delaware.

5.15       Waiver of Jury Trail. EACH PARTY AGREES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING TO THIS AGREEMENT.

5.16       Remedies; Specific Performance. Each Party shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the other Party. Without limiting the generality of the foregoing, the Parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies which may be available, each of the Parties shall be entitled to specific performance of the obligations of the other Party hereunder and, in addition, to such other equitable remedies (including, without limitation, preliminary or temporary relief) as may be appropriate in the circumstances, and each Party further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or equitable relief (including posting any bond in order to obtain any equitable relief).

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed by its authorized representatives as of the date first set forth above.

“MVC”	the “Company”
MVC CAPITAL, INC.	EQUUS TOTAL RETURN, INC.

By: ________________________________	By:_____________________________________

Name/Title:_______________________________	Name/Title:______________________________

Counterpart Signature Page

Stockholder Agreement

Exhibit A

Legacy Directors

•	Fraser Atkinson
•	Henry W. Hankinson
•	John A. Hardy
•	Robert L. Knauss

Exhibit A to

Stockholder Agreement